An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

AMENDMENT NO. 2

PRELIMINARY OFFERING CIRCULAR

DATED FEBRUARY 23, 2023

SUBJECT TO COMPLETION

ALGERNON NEUROSCIENCE INC.

Algernon Neuroscience Inc.

400 - 601 West Broadway
Vancouver, British Columbia, Canada V5Z 4C2

Telephone: (604) 398-4175 ext. 701

12,000,000 Class A Common Shares

Minimum Purchase: 1,000 Class A Common Shares ($1,000)

Algernon Neuroscience Inc., incorporated pursuant to the laws of the Province of British Columbia (the "Company" or "Algernon Neuro"), is offering up to 12,000,000 Class A Common Shares (the "Shares"), no par value, at a fixed price of $1.00 per Share, with an aggregate amount of $12,000,000 ("Maximum Offering"), in a "Tier 2 Offering" under Regulation A (the "Offering"). Of such Maximum Offering, we are offering up to (i) 10,000,000 Shares for cash and (ii) 2,000,000 Shares eligible to be issued as Bonus Shares (as defined in the Offering Circular) depending on the level of investment as further described in "Plan of Distribution" in this Offering Circular. There is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to close. The minimum investment amount per investor is $1,000 (1,000 Shares); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion. The subscriptions, once received, are irrevocable. This Offering is being conducted on a self-underwritten "best efforts" basis through our officers and directors, which means our officers and directors will attempt to sell the securities we are offering in this Offering Circular, but there is no guarantee that any minimum amount will be sold by them. This Offering Circular will permit our officers and directors to sell the securities directly to the public, with no commission or other remuneration payable to them for any securities they may sell. In offering the securities on our behalf, the officers and directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Notwithstanding, we reserve the right to use one or more registered broker-dealers and members of Financial Industry Regulatory Authority ("FINRA"), acting as underwriters or placement agents, in which event the broker-dealers will also conduct the Offering on a "best efforts" basis, and pay such broker-dealers a cash commission of up to 5.0% of the gross proceeds raised by such broker-dealers. See "Plan of Distribution" in this Offering Circular. None of the Shares offered are being sold by present security holders of the Company.

The Company has engaged Dalmore Group, LLC to act as broker-dealer registered with the SEC and a member of FINRA ("Dalmore"), to provide broker-dealer and administrative services related to operations and compliance, but not underwriting or placement agent services, in all 50 states, District of Columbia and the territories of the United States in connection with this Offering. The administrative services Dalmore will provide include the review of investor information, including Know Your Customer ("KYC") data, Anti-Money Laundering ("AML") and other compliance checks, and the review of subscription agreements. As compensation for these broker-dealer and administrative services, the Company has agreed to pay Dalmore a one-time setup fee in the amount of $5,000 and a $20,000 consulting fee, plus a 1.0% cash commission on the aggregate amount raised by the Company in this Offerings, as described in the Broker-Dealer Agreement between the Company and Dalmore.

We expect to commence the sale of the Shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the United States Securities and Exchange Commission (the "SEC"). The Offering is expected to expire on the first of: (i) all of the Shares offered are sold; or (ii) the close of business one year after the date that this Offering is deemed qualified by the SEC, or extended for additional 90 day-incremental periods in the sole discretion of the Company, and (iii) the date at which the offering is earlier terminated by the Company in its sole discretion (the "Termination Date"). The initial one-year offering period and any additional 90 day-incremental offering periods will, in the aggregate, not exceed 24 months from the date of this Offering Circular, pursuant to Rule 251(d)(3) of Regulation A.

No sales of Shares will be made prior to the qualification of the Offering statement by the SEC in the United States. All Shares will be initially offered in all jurisdictions at the same price that is set forth in this Offering Circular.

Shares Offered by Us	Number of Shares (1)(2)	Price to Public	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to Us (4)
Per Share:	10,000,000	$1.00(3)	$0.01(4)(5)	$0.99
Total (5)	10,000,000	$1.00	$0.01(4)(5)	$0.99

(1)	We are offering up to 10,000,000 Shares for cash and up to 2,000,000 Shares eligible to be issued as Bonus Shares (as defined in this Offering Circular) to investors based upon investment level, see "Plan of Distribution."

(2)	Does not include effective discount that would result from the issuance of Bonus Shares. For details of the effective discount, see "Plan of Distribution".

(3)	The Company has engaged Dalmore, member FINRA/SIPC, to perform administrative services related to operations and compliance, but not underwriting or placement agent services, in all 50 states, the District of Columbia and the territories of the United States in connection with this Offering. The Company has agreed to pay a one-time expense fee of $5,000 and a one-time consulting fee of $20,000, as described in the Broker-Dealer Agreement between the Company and Dalmore, as well as a 1.0% cash commission on the aggregate amount raised by the Company from investors in the specified states.

(4)	The amounts shown in the "Proceeds, Before Expenses, to Us" column include a deduction of 1.0% for cash commissions payable to Dalmore on all the shares being offered, but excludes any deduction for cash commissions payable to broker-dealers acting as underwriters or placement agents. The amounts shown are before deducting estimated offering expenses including, without limitation, legal, accounting, auditing, transfer agent, other professional, printing, advertising, travel, marketing, blue-sky compliance and other expenses of this Offering as well as fees payable to Dalmore. We estimate the total expenses of this Offering will be approximately $1.6 million, including the costs associated with the issuance of the Bonus Shares.

(5)	Assumes that the maximum aggregate offering amount of $10,000,000 is received by us.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov. An investment in the Shares is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the RISK FACTORS beginning on page 16.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR THE COMMISSION, DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

 In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to "Emerging Growth Companies" under the JOBS Act of 2012. See "Summary -- Implications of Being an Emerging Growth Company."

The date of this Offering Circular is February 23, 2023.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this Offering Circular prepared by us or to which we have referred you. We do not take responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This Offering Circular is an offer to sell only the Shares offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date, regardless of the time of delivery of this Offering Circular or any sale of Shares.

For investors outside the United States: We have not done anything that would permit this Offering or possession or distribution of this Offering Circular in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this Offering and the distribution of this Offering Circular.

OFFERING CIRCULAR SUMMARY

This summary of the Offering Circular highlights material information concerning our business and this offering. This summary does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire Offering Circular, including the information presented under the section entitled “Risk Factors” and the financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of factors such as those set forth in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” In this Offering Circular, unless the context indicates otherwise, “Algernon,” the “Company,” “we,” “us,” and “our” in this Offering Circular refer to Algernon Neuroscience Inc.

Company Overview

Algernon Neuroscience Inc. (the “Company” or “Algernon Neuro”) was incorporated on December 9, 2022 pursuant to the laws of the Province of British Columbia.  On December 20, 2022, the Company acquired all of the assets of the N,N-Dimethyltryptamine (“DMT”) research and development program, focused on the treatment of stroke, from Algernon Pharmaceuticals Inc. (“Algernon Pharma”) (CSE: AGN, OTCQB: AGNPF, FRANKFURT: AGW0) in exchange for 20,000,000 common shares of the Company, subject to potential adjustment under limited circumstances.   In connection with the agreement, Algernon Pharma gave the Company a perpetual royalty free license to use the trademarks owned by Algernon Pharma for the DMT program. This license shall terminate upon (i) the Company becoming insolvent, (ii) a petition in bankruptcy being filed against the Company (iii) the Company’s clear intent to case using the intellectual property for two consecutive years, (iv) a material breach of the agreement and (v) upon 90 days written notice, The Company may also pursue other indications with DMT and/or other neurological conditions, though no other indications have been identified as of the date of this offering circular. Prior to the acquisition of the DMT program, from December 9, 2022 to December 20, 2022, the Company had no operations.

Highlights of the acquired DMT program include:

  Clinical grade current Good Manufacturing Practices ("cGMP") pursuant to which DMT is manufactured and formulated;
  Ethics-approved and regulatory-approved Phase 1 clinical study in progress;
  Novel DMT composition of matter patents filed;
  World leading psychedelic, DMT and stroke experts on scientific advisory board;
  The global stroke treatment market is expected to reach a value of approximately US$15 billion by the year 2027;
  Public company management team with United States Food and Drug Administration ("FDA") and clinical trial experience;
  $7.0 million completes Phase 2a clinical trial; and
  Potential increase in valuation with positive Phase 2a data, which data is expected in 18 months.

In February 2023, the Company established a clinical research program for the treatment of Traumatic Brain Injury (“TBI”) focused on DMT. The Company believes it will be the first company globally to pursue DMT for TBI in humans and is planning to begin a Phase 2 clinical trial in Q4, 2023.

Principle Products and Services

On December 20, 2022, the Company acquired all of the assets of the DMT research and development program, focused on the treatment of stroke, from Algernon Pharma (CSE: AGN, OTCQB: AGNPF, FRANKFURT: AGW0) in exchange for 20,000,000 common shares of the Company, subject to potential adjustment under limited circumstances.   In connection with the agreement, Algernon Pharma gave the Company a perpetual royalty free license to use trademarks owned by Algernon Pharma for the DMT program. This license shall terminate upon (i) the Company becoming insolvent, (ii) a petition in bankruptcy being filed against the Company (iii) the Company’s clear intent to case using the intellectual property for two consecutive years, (iv) a material breach of the agreement and (v) upon 90 days written notice. Prior to the acquisition of the DMT program, from December 9, 2022 to December 20, 2022, the Company had no operations.

DMT is a known psychedelic compound that is part of the tryptamine family (other drugs in the tryptamine family include psilocybin and psilocin). DMT occurs naturally in many plant species and animals and can also be synthesized in a laboratory. DMT is a highly regulated substance globally, falling under various restrictions and classifications.

As a result, even if DMT is proven to be efficacious in a Phase 3 clinical trial, prior to its approval, certain applications and processes will be required in order to commercialize the product. Further, commercialization will depend on the occurrence of regulatory changes for psychedelic-based products because Health Canada and the FDA have not approved any indication. Additionally, in the United States, DMT is a Schedule I Controlled Substances under the Controlled Substances Act ("CSA") and as such we are dependent on the FDA rescheduling DMT.

On February 1, 2020, Algernon Pharma announced the launch of a clinical research program for stroke focused on DMT, and believes that it became the first company globally to pursue DMT for ischemic stroke in humans.

On September 12, 2022, the Stichting Beoordeling Ethiek Biomedisch Onderzoek (“BEBO”), an independent Medical Research Ethics Committee (“MREC”), approved a Phase 1 clinical study of an IVF (as defined below) of DMT for the treatment of stroke in the Netherlands. The trial is being conducted at the Foundation Centre for Human Drug Research (the “CHDR”) in Leiden. Algernon Pharma commenced screening subjects on November 16, 2022 and the Company dosed the first patient in the study in January 2023. On February 16, 2023, the Company announced the completion of dosing in the first cohort of the study and reported that the safety review committee has approved moving the study forward with the next cohort at an escalated dose after observing no safety or tolerability issues.

The purpose of the planned study is to identify the safety, tolerability, and pharmacokinetics of DMT when administered as an intravenous bolus followed by prolonged infusion. The first part of the study will use a single-escalating dose design while the second part will test the effects of repeated administrations of the highest safe dose. There will be up to 60 healthy volunteers enrolled across the two parts of the study which will include both psychedelic-experienced and psychedelic-naïve patients.

Algernon Pharma's decision to investigate DMT and progress into human trials for ischemic stroke is based on independent, positive preclinical studies demonstrating that DMT helps mitigate tissue damage and promote neurogenesis as well as structural and functional neuroplasticity.12 These are key factors involved in the brain's ability to form and reorganize synaptic connections, which are needed for healing following a brain injury. Algernon Pharma also confirmed in its own murine cortical neuron outgrowth preclinical study, that DMT, in sub-psychedelic doses, increased the growth of cortical neurons by up to 40% compared to control.

Unlike other companies recently researching psychedelic drugs, Algernon Neuro will be focusing on a sub-hallucinogenic, or microdose of DMT provided by continuous intravenous administration. By pursuing a continuous active microdose, the goal will be to provide patients with the therapeutic benefits of DMT, without having a psychedelic experience. This is an important element when considering treating a patient who has just suffered a stroke, wherein medications that cause a hallucinogenic response would not be preferred.

The Company also believes that a microdosing approach to developing a DMT treatment may enable a much wider review and acceptance of its data, including garnering the early interest of research investigators, the interest of clinical trial patients and ultimately clinical acceptance.

In February 2023, the Company established a clinical research program for the treatment of TBI focused on DMT. The Company believes it will be the first company globally to pursue DMT for TBI in humans and is planning to begin a Phase 2 clinical trial in Q4, 2023.

The Company has an active stroke research program underway and is currently conducting a Phase 1 DMT clinical study as previously described and has announced that it had completed dosing subjects in the first cohort of the study and that the safety review committee has approved moving the study forward with the next cohort at an escalated dose after observing no safety or tolerability issues. The Company’s clinical plan is to use the data from the Phase 1 clinical study, to accelerate directly into a Phase 2 TBI study in Q4, 2023. The Company, in consultation with its TBI advisors, may plan and conduct certain preclinical research to help better guide the planned Phase 2 clinical study.

AGN Neuro’s decision to investigate DMT for TBI is based on several factors, specifically:

  There are many commonalities between stroke and TBI where DMT has demonstrated benefit in several preclinical studies, including: neuroinflammation, mitochondrial dysfunction, reactive oxygen species, excitotoxicity, and spreading depolarizations.

  DMT is an agonist of sigma-1, a part of the body’s natural defense against physiological stresses, which is elevated following TBI. DMT increases brain derived neurotropic factor (BDNF), a protein which plays a key role in neuroplasticity. Natural levels of BDNF in the brain are decreased following TBI; however, expression of TrkB mRNA, the receptor to which BDNF binds, is increased as the brain seeks to compensate for the injury. Studies have shown that exercise-induced increases in BDNF generally improve recovery following TBI, and that blocking the effects of BDNF attenuate the improvement. Furthermore, increased levels of BDNF following TBI are correlated with improved cognitive function.

  On-going symptoms of TBI are often psychological and cognitive; a number of psychedelic drugs, including DMT, have already shown therapeutic potential in clinical trials in some of these conditions.

  In TBI, classified as mild according to the Glasgow coma scale, up to 50% of TBI patients have symptoms that have not resolved after 6 months. Millions of mild TBIs occur each year, and that number is expanding with increased access to motor vehicles in the developing world and the associated increase in accidents. There are currently no drugs approved for treatment of TBI of any severity.

Our People, Values and Culture

Pursuant to that certain Management Services Agreement, dated December 20, 2022, between the Company and Algernon Pharma (the "Management Agreement"), the management team of Algernon Pharma manages the day-to-day operations and clinical research programs of Algernon Neuro for an annual fee of CAD$500,000 plus GST.  The Company will also reimburse Algernon Pharma for any approved expenses and disbursements during the course of the Management Agreement.  The agreement shall terminate on December 19, 2024. unless either party seeks an extension upon sixty (60) days prior written notice to the other party.  Through the Management Agreement, Algernon Neuro receives the benefit of an experienced public company management team with significant experience in clinical trial operations and regulatory compliance, including the requirements of the FDA.

_______________________________
1 Ly et al. Cell Reports (2018) 23:3170-82.

2 Cameron et al. ACS Chem Neurosci (2019) 10:3261-70.

COVID-19

Since December 31, 2019, governments worldwide have been enacting emergency measures to combat the spread of COVID-19. These measures, which include the implementation of travel bans, self-imposed quarantine periods and physical distancing, have caused material disruption to business globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. The development and operation of our business plan is dependent on labour inputs and governmental approvals, which could be adversely disrupted by the ongoing impact of COVID-19. While it is difficult to predict the impact of the coronavirus outbreak on our business, measures taken by the Canadian government and voluntary measures undertaken by us with a view to the safety of our employees, may adversely impact our business. While the pandemic has not materially affected our preclinical and clinical trials and research, its continued disruption may delay our timeline with respect to planned clinical trials. The ultimate extent of the impact of the pandemic on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the pandemic and actions taken to contain or prevent the further spread of COVID-19, among others. Thus, the current pandemic could therefore materially and adversely affect our business, financial condition and results of operations.

While governments have commenced vaccination programs, the COVID-19 pandemic continues to result in widespread global infections and fatalities, market volatility and impacts on global economic activity. Despite reductions in such measures and the current vaccination programs instituted by many governments, there remains significant ongoing uncertainty surrounding COVID-19 and the extent and duration of the impacts that it may have on our operations and on global financial markets.

Our Relationship with Algernon Pharma

        We are currently a 100% owned subsidiary of Algernon Pharma. Assuming we sell the number of the shares set forth on the cover page of this offering circular and excluding the issuance of any bonus shares, Algernon Pharma will own, in the aggregate, approximately 67% of our outstanding common shares of the Company. Algernon Pharma will be able to exercise control over all matters requiring shareholder approval, including the election of our directors and approval of significant corporate transactions.

        On December 20, 2022, the Company acquired all of the assets of the DMT research and development program, focused on the treatment of stroke, from Algernon Pharma (CSE: AGN, OTCQB: AGNPF, FRANKFURT: AGW0) in exchange for 20,000,000 common shares of the Company, subject to potential adjustment under limited circumstances.   In connection with the agreement, Algernon Pharma gave the Company a perpetual royalty free license to use trademarks owned by Algernon Pharma for the DMT program. This license shall terminate upon (i) the Company becoming insolvent, (ii) a petition in bankruptcy being filed against the Company (iii) the Company’s clear intent to case using the intellectual property for two consecutive years, (iv) a material breach of the agreement and (v) upon 90 days written notice. Prior to the acquisition of the DMT program, from December 9, 2022 to December 20, 2022, the Company had no operations.

Recent Developments

The Company is currently working to complete the intravenous formulation ("IVF") that will be used in the Phase 1 DMT study and has retained the CDHR and its affiliated pharmacy at the Leiden University Medical Center in the Netherlands, to complete the work, after working to identify qualified vendors that could perform the needed work in the required time period. In addition to its fill finish cGMP-suite services, CHDR is also a world class clinical trial center, performing approximately 60 early-phase clinical studies per year.

The primary focus of the planned Phase 1 DMT study is to investigate prolonged intravenous infusion of DMT, for durations which have never been clinically studied. The resulting data generated will help the Company to plan both its Phase 2 acute stroke and rehabilitation studies more effectively.

On September 12, 2022, the Algernon Pharma announced it received approval to conduct the Phase 1 clinical study of an IVF of DMT for the treatment of stroke in the Netherlands from the BEBO, an independent MREC. The trial is being conducted at the CHDR in Leiden. Algernon Pharma commenced screening subjects on November 16, 2022 and the Company dosed the first patient in the study in January 2023. On February 16, 2023, the Company announced the completion of dosing in the first cohort of the study and reported that the safety review committee has approved moving the study forward with the next cohort at an escalated dose after observing no safety or tolerability issues.

On October 24, 2022, Algernon Pharma entered into an Investigator-Initiated Clinical Trial Agreement ("CTA") with Yale for the investigation of multiple intravenous doses of DMT for the treatment of depression. The trial's principal investigator is Professor Deepak Cyril D'Souza, an experienced researcher with DMT and other controlled substances.

As part of the CTA, Algernon Pharma will provide cGMP DMT for the study. In return, Algernon Pharma will jointly own intellectual property related to the clinical use of DMT arising from the study developed jointly by Algernon Pharma and Yale. Yale will grant Pharma a non-exclusive royalty-free license, for internal research purposes, to any and all of Yale's and Dr. D'Souza's interests in jointly-developed intellectual property, and the option to negotiate licenses to both intellectual property developed jointly and intellectual property developed solely by Yale. (This is subject to rights reserved by the United States Government in conjunction with publicly funded research). In addition, the Company will receive data from the study, which may assist the Company in its DMT stroke research program.

In February 2023, the Company established a clinical research program for the treatment of Traumatic Brain Injury (“TBI”) focused on DMT. The Company believes it will be the first company globally to pursue DMT for TBI in humans and is planning to begin a Phase 2 clinical trial in Q4, 2023.

The Company has an active stroke research program underway and is currently conducting a Phase 1 DMT clinical study as previously described and has announced that it had completed dosing subjects in the first cohort of the study and that the safety review committee has approved moving the study forward with the next cohort at an escalated dose after observing no safety or tolerability issues. The Company’s clinical plan is to use the data from the Phase 1 clinical study, to accelerate directly into a Phase 2 TBI study in Q4, 2023. The Company, in consultation with its TBI advisors, may plan and conduct certain preclinical research to help better guide the planned Phase 2 clinical study.

The Company appointed global TBI expert Dr. Andrew Maas as a scientific and medical advisor to help guide its TBI research program. Dr. Maas is Emeritus Professor of Neurosurgery at the Antwerp University Hospital and University of Antwerp. He holds positions as past Chairman of the Neurotraumatology Committee of the World Federation of Neurosurgical Societies (WFNS) and the International Neurotrauma Society, and is Co-Chairman of the European Brain Injury Consortium. He has a vast experience as a general neurosurgeon and has specific research interests in Traumatic Brain Injury and neuro-intensive care. Dr. Maas was the Principal Investigator of the IMPACT study group (International Mission on Prognosis and Clinical Trial design in TBI), that was awarded an NIH grant (2003-2011) and resulted in over 55 publications and recommendations for improved trial design. Currently, together with Prof David Menon, University of Cambridge, he coordinates the large-scale collaborative project CENTER-TBI: Collaborative European NeuroTrauma Effectiveness Research in TBI (www.center-tbi.eu), supported by the FP7 program of the European Union (Grant no: 602150; duration:2013-2020). He received an Honorary doctoral degree at the Burdenko Institute of Neurosurgery in Moscow in 2013 and Lifetime Achievement Award for his work on traumatic brain injury from the International Brain Injury Association in 2016. Dr. Maas is member of various editorial boards, review committees and is a reviewer for over 35 international journals. In total he has authored over 250 publications in peer reviewed international journals.

The Company has also filed claims for combination therapy of DMT and Constraint Induced Movement Therapy (“CIMT”).

Risk Factors Summary

Risks related to our business and industry

  DMT is classified as a Schedule III drug in Canada and as such, medical and recreational use is illegal in Canada and certain other jurisdictions including Finland and the U.K. where we have engaged third party contractors, which are required to conduct programs involving DMT in strict compliance under licenses and permits issued by federal, state and local governmental agencies. Violation of any applicable laws could result in the loss of the necessary licenses and permits for Schedule III drugs by our third party contractors which could have an adverse effect on our operations.
  We rely on third parties for the execution of a significant portion of our regulatory, pharmacovigilance, medical information, and logistical responsibilities. Failure of third party providers to meet regulatory requirements could result in repeat pre‐clinical and clinical trials, which would delay the regulatory approval process or result in termination of pre‐clinical and clinical trials. Any of the foregoing could have a material adverse effect on our business, prospects, results of operations and financial condition.
  Regulatory approvals are required prior to each clinical trial and we and our contract research organizations may fail to obtain the necessary approvals to commence or continue clinical testing in one or more jurisdictions. We and our contract research organizations could fail to receive regulatory approval for our planned research for many reasons which could have an adverse effect on our business.
  Psychedelic therapy is a new and emerging industry with ambiguous existing regulations and uncertainty as to future regulations. As such, new risks may emerge, and management may not be able to predict all such risks or be able to predict how such risks may result in actual results differing from the results contained in any forward‐looking statements.
  The market for psychedelic inspired medicines is uncertain, and any adverse or negative publicity, scientific research, limiting regulations, medical opinion and public opinion relating to the consumption of psychedelic inspired medicines may have a material adverse effect on our operational results, consumer base and financial results.
  The Company's DMT product candidate has not, to date, received regulatory approval for its intended commercial sale, which if not obtained would prevent us from being able to market a pharmaceutical product.
  Failure to follow applicable regulatory requirements will have a materially negative impact on our business. Furthermore, future changes in legislation cannot be predicted and could irreparably harm our business.
  There can be no assurance that the steps taken by us to protect proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks and similar proprietary rights, or that we will be able to detect unauthorized use and take appropriate steps to enforce rights, which could have a material adverse effect on our business and results of operations.
  Our clinical trials for DMT may fail to adequately demonstrate its safety and efficacy, which could force us to abandon our product development plans for that product candidate.
  Pre-clinical and clinical trials are lengthy and expensive and any delays could result in increased costs to us and jeopardize or delay our ability to obtain regulatory approval and commence product sales;
  We may be required to suspend or discontinue clinical trials of a proposed product because of adverse side effects or other safety risks that could preclude approval of a drug candidate, which would harm our ability to generate product revenue, which could have a material adverse effect on our business.
  We may face product liability exposure from our products that may cause injury, which, if not covered by insurance, could result in significant financial liability that could have a material adverse effect on our business and results of operations.
  In light of our current resources and limited experience, we may need to establish successful third party relationships to successfully commercialize our future product candidates, which failure to do so may prevent us from generating sufficient revenue to fund further research and development efforts.
  There can be no assurance that contractual arrangements or other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies.
  Other companies may claim that we infringe their intellectual property, whether meritorious or not, could be time consuming and result in costly litigation, which could have a material adverse effect upon our business, prospects, results of operations and financial condition.
  It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection. If our patent position does not adequately protect our product candidates, others could compete against us more directly, which could materially harm our business.

  Even if patents are issued based on patent applications to which we have filed or have been granted a license, because the patent positions of pharmaceutical products are complex and uncertain, we cannot predict the scope and extent of patent protection for our product candidates, which if insufficient could have a material adverse effect on our business and continued operations.

General Risk Factors

  An investment in our securities is speculative and involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment.
  We anticipate that we will have negative cash flow from operating activities in future periods. To the extent that we have negative cash flow in any future period, certain of the net proceeds from any offering we undertake may be used to fund such negative cash flow from operating activities, if any.
  The impact of the novel coronavirus (COVID-19) pandemic on the global economy and our operations remains uncertain, could have a material adverse impact on our business, financial condition and results of operations.
  We are subject to many risks common to a development stage company, including under‐capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues.
  Our future operations are dependent upon the identification and successful completion of equity or debt financing and the achievement of profitable operations at an indeterminate time in the future.
  We may become party to litigation from time to time in the ordinary course of business which could adversely affect our business.
  There may be larger, better financed companies which may become our competition.
  Our success is dependent upon the ability, expertise, judgment, discretion and good faith of our senior management.
  There can be no assurance that an active and liquid market for the Common Shares will be maintained and an investor may find it difficult to resell any of our securities.
  Our operations may require licenses and permits from various governmental authorities.
  Our business may not be insurable or the insurance may not be purchased due to high cost.
  If we cannot successfully develop, manufacture and distribute our products, or if we experience difficulties in the development process, such as capacity constraints, quality control problems or other disruptions, we may not be able to develop market‐ready commercial products at acceptable costs, which would adversely affect our ability to effectively enter the market.
  We may pursue additional strategic transactions in the future, which could be difficult to implement, disrupt our business or result in dilution for existing shareholders.
  We are subject to global economic risks.
  Our financial statements contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.
  If we need to raise additional funds in the future through the issuance of additional Common Shares or the issuance of debt instruments or other securities convertible into Common Shares, such sales may affect the market price of the Common Shares.
  There is no minimum amount set as a condition to closing this offering which means any investment made could be the only investment in this offering, leaving the Company without adequate capital to pursue its business plan or cover the expenses of this Offering.
  There is no formal marketplace for the resale of the Company's Common Shares and as a result there will be no way to determine what the Common Shares are worth at any time.
  The Company is controlled by Algernon Pharma and the officers and directors of both entities are identical.
  Because the price per Common Share being offered is substantially higher than our net tangible book value per Common Share, you will experience immediate dilution in the net tangible book value of any Common Share you purchase in this offering.

Channels for Disclosure of Information

Following the completion of this offering, we intend to announce material information to the public through filings with the SEC, the investor relations page on our website, which is currently under development. blog posts on our website, press releases, public conference calls, webcasts, and our social media pages, including Facebook, LinkedIn and Twitter.

The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media and others to follow the channels listed above and to review the information disclosed through such channels. Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website. Information contained on or accessible through our website is not incorporated by reference into this Offering Circular, and inclusion of our website address in this Offering Circular is an inactive textual reference only. You should not consider information contained on our website to be part of this Offering Circular or in deciding whether to purchase Shares.

Corporate and Other Information

Algernon Neuro was incorporated on December 9, 2022 as a wholly-owned subsidiary of Algernon Pharma pursuant to the laws of the Province of British Columbia.  Algernon Neuro is a remote first company with an address at 400-601 West Broadway Street Vancouver, British Columbia, Canada V5Z 4C2. Our telephone number is (604) 398-4175 ext. 701.

Implications of Being an Emerging Growth Company

As an issuer with less than $1.235 billion in total annual gross revenues during our last fiscal year, we will qualify as an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

  will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2020;

  will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as "compensation discussion and analysis");

  will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the "say-on-pay," "say-on-frequency" and "say-on-golden-parachute" vote);

  will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

  may present only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations; and

  will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an "emerging growth company" if we have more than $1.235 billion in annual revenues, have more than $700 million in market value of our Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a "smaller reporting company" under the Commission's rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

THE OFFERING

Securities Being Offered by the Company	We are offering (i) up to 10,000,000 Shares for cash on a "best efforts" basis for up to $10,000,000 of gross proceeds and (ii) 2,000,000 Shares eligible to be issued as Bonus Shares based upon the level of investment in the Shares being offered for cash, see "Plan of Distribution." Purchasers of Shares will become our Common Shareholders.

Offering Price per Common Stock by the Company	The offering price per Share is $1.00 per share.

Distribution	We are offering the Shares hereby on a "self-underwritten" basis which means our officers and directors will attempt to sell the Shares in reliance on the safe harbor from broker-dealer registration under Rule 3a4-1 of the Exchange Act. This Offering Circular will permit our officers and directors to sell the Shares directly to the public. No commission or other compensation related to the sale of the Shares will be paid to the officers and directors. Notwithstanding, we reserve the right to use licensed broker-dealers and members of FINRA, as underwriters or placement agents, in which event the broker-dealers will also conduct the Offering on a "best-efforts" basis, and pay such broker-dealers a cash commission of up to 8% of the gross proceeds raised by such broker-dealers. The Company has engaged Dalmore, a broker-dealer registered with the SEC and a member of FINRA, to provide broker-dealer and administrative services related to operations and compliance, but not underwriting or placement agent services, in all 50 states, District of Columbia and the territories of the United States in connection with this Offering. As compensation for these broker-dealer and administrative services, the Company has agreed to pay Dalmore a one-time expense fee in the amount of $5,000 and a one-time consulting fee of $20,000, plus a 1% cash commission on the aggregate amount raised by the Company in this Offerings, as described in the Dalmore Agreement between the Company and Dalmore.

Subscribing Online	After the qualification by the SEC of the Offering Statement of which this Offering Circular is a part, the Offering will be conducted through the online platform of Issuance, Inc. through the Investor Relations page of the Company's website which is currently under development, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price by ACH debit transfer, wire transfer or credit card to an account designated by the Company. Credit card subscription shall not exceed the lesser of $1,000 or the amount permitted by applicable law, per subscriber.

Minimum Investment Amount	The minimum investment amount per investor is $1,000 (1,000 Shares); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion. The subscriptions, once received, are irrevocable.

Investment Amount Restrictions	Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Capital Stock	Our Shares are common equity and contain no preferences as to other classes of our capital stock. Each Share entitles the holder to one vote on all matters submitted to the vote of the stockholders, including the election of directors. Our preferred stock is "blank check" preferred stock whereby the board of directors has authority to determine the powers, preferences, rights, qualifications, limitations and restrictions without separate shareholder approval.

Number of Shares Outstanding Before the Offering of Shares (1)	A total of 20,000,001 Shares are issued and outstanding as of the date hereof.

Number of Shares Outstanding After the Offering of Shares if All the Shares Being Offered are Sold (1)	A total of 32,000,001 Shares will be issued and outstanding after this Offering is completed if all the Shares are sold and all Bonus Shares are issued in connection with the sale of the Shares for cash.

Voting Rights	The Shares offered hereby are entitled to one vote per share.

Concentration of Ownership	Upon the completion of this offering, our executive officers and directors, and their affiliates, will beneficially own, through the ownership of Algernon Pharma in the aggregate, approximately 62.5% of our outstanding Shares, representing approximately 62.5% of the voting power of our outstanding Shares.

Risk Factors	Investing in our Shares involves risks. See the section entitled "Risk Factors" in this Offering Circular and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest in our Shares.

Use of Proceeds	If all of the Shares are sold in this Offering on a "self-underwritten" basis through our officers and directors with the assistance of Dalmore for compliance brokerage services (but without utilizing broker-dealers acting as underwriters or placement agents) to sell the Shares, we expect to receive net proceeds from this Offering of approximately $9,900,000 after deducting estimated underwriting discounts and commissions to Dalmore in the amount of $100,000 (1% of the gross proceeds of the Offering). We intend to use the net proceeds for the following purposes in the following order: (a) for fees and expenses associated with the qualification of the Offering under Regulation A of up to $1,500,000, including legal, auditing, accounting, transfer agent, and other professional fees as well as fees payable to Dalmore and the costs of marketing and promoting the Offering; (b) for the implementation of our business plan including, but not limited to, funding the DMT stroke research and development program, and (c) for working capital and general corporate purposes. We do not, however, have formal agreements or formal commitments to enter into any acquisitions or investments at this time. See the section titled "Use of Proceeds" for additional information.

Termination of the Offering	The Offering is expected to expire on the first of: (i) all of the Shares offered are sold; or (ii) the close of business one year after the date that this Offering is deemed qualified by the SEC, unless sooner terminated or extended for additional 90 day-incremental periods in the sole discretion of the Company. The initial one year offering period and any additional 90 day-incremental offering periods will, in the aggregate, not exceed 24 months from the date of this Offering Circular, pursuant to Rule 251(d)(3) of Regulation A.

Dividends	Our ability to pay dividends depends on both our achievement of positive cash flow and our board of directors' discretion in declaring dividends. The order and priority of our dividends is further described in "Description of Capital Stock - Dividends."

The number of Shares that will be outstanding immediately after this offering is based on 20,000,001 Shares outstanding as of February 23, 2023, and excludes:

•	3,200,000 Shares reserved for future issuance under our Stock Option Plan.

PRESENTATION OF FINANCIAL INFORMATION

The Company reports under International Financial Reporting Standards as issued by the International Accounting Standards Board, referred to as "IFRS". None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States. The Company presents its financial statements in Canadian dollars.

CURRENCY AND EXCHANGE RATES

All dollar amounts in this prospectus are expressed in United States dollars unless otherwise indicated. Our accounts are maintained in Canadian dollars, and our financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. All references to "Canadian dollars" or to "CAD" are to Canadian dollars.

The following table sets forth, for each period indicated, the high and low exchange rate for U.S. dollars expressed in Canadian dollars, and the average exchange rate for the periods indicated. Averages for year-end periods are calculated by using the exchange rates on the last day of each full month during the relevant period. These rates are based on the noon-buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York set forth in the H.10 statistical release of the Federal Reserve Board. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in preparation of our consolidated financial statements, pro forma financial statements or elsewhere in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. We make no representation that any Canadian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Canadian dollars, as the case may be, at any particular rate or at all.

Year Ended	Period End	Period Average Rate	High Rate	Low Rate
August 31, 2022	$1.3091	$1.2720	$1.3100	$1.2328
August 31, 2021	$1.2629	$1.3075	$1.4539	$1.2031
Last Six Months
January 2023	$1.3333	$1.3422	$1.3664	$1.3314
December 2022	$1.3532	$1.3585	$1.3690	$1.3427
November 2022	$1.3538	$1.3457	$1.3729	$1.3280
October 2022	$1.3639	$1.3689	$1.3873	$1.3532
September 2022	$1.3752	$1.3339	$1.3752	$1.2976
August 2022	$1.3091	$1.2917	$1.3091	$1.2744

Certain conversions between U.S. dollars and Canadian dollars have been made for your convenience at US$1.00 to CAD$1.3487, the noon-buying price on February 17, 2023.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables summarize our carve-out financial and other data for the periods and as of the dates indicated. We derived the summary carve-out statements of operations data for the years ended August 31, 2022 and 2021, and the carve-out balance sheet data as of August 31, 2022 and 2021 from our audited carve-out financial statements also included elsewhere in this Offering Circular. We derived the summary carve-out statements of operations data for the three months ended November 30, 2022 and 2021, and the carve-out balance sheet data as of November 30, 2022 from our unaudited carve-out financial statements also included elsewhere in this Offering Circular.

Our historical results of operations presented below may not be reflective of our financial position, results of operations and cash flows had we operated as a stand-alone public company during all periods presented. Prior to December 20, 2022, we operated as part of Algernon and not as a separate stand-alone entity. Our financial statement prior to our formation have been prepared on a "carve-out" basis from the financial statements of Algernon to represent our financial position and performance as if we had existed on a stand-alone basis during each of the periods presented in the financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial and other data should be read in conjunction with the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this Offering Circular.

Summary Carve-out Statements of Operations Data in Canadian Dollars

	Year Ended August 31, 2022	Year Ended August 31, 2021	Three Months Ended November 30, 2022	Three Months Ended November 30, 2021
Revenue	-	-	-	-
Net Loss and Comprehensive Loss	$1,232,974	$669,287	$284,022	$290,590

	Year Ended August 31, 2021	Year Ended August 31, 2021	Three Months Ended November 30, 2022
Cash and Cash Equivalents	-	-	-
Total Current Assets	-	-	-
Total Assets	$34,755	$16,880	$34,283
Current Liabilities	$1,937,016	$686,167	$2,220,566
Total Liabilities	$1,937,016	$686,167	$2,220,566
Total Shareholders' Equity	($1,902,261)	($669,287)	($2,186,283)

RISK FACTORS

Investing in our Shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this Offering Circular, including our consolidated financial statements and the related notes thereto, before making a decision to invest in our Shares. The risks and uncertainties described below may not be the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks occur, our business, results of operations, financial condition, and prospects could be harmed. In that event, the trading price of our Shares could decline and you could lose part or all of your investment.

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

Risks related to our business and industry

Violations of laws and regulations could result in repercussions, and psychedelic inspired drugs may never be approved as medicines.

In Canada, under the CDSA, DMT is classified as a Schedule III drug and as such, medical and recreational use is illegal under the Canadian laws. Certain other jurisdictions, including the jurisdictions in which we have engaged third-party contractors, including the Netherlands, Finland (EU) and the United Kingdom, have similarly regulated DMT. There is no guarantee that DMT will ever be approved as medicines in any jurisdiction in which we or our third-party contractors operate. Our third party contractors are required to conduct programs involving DMT in strict compliance with the laws and regulations regarding the production, storage and use of DMT. As such, all facilities engaged with such substances by us or on our behalf do so under current licenses and permits issued by appropriate federal, state and local governmental agencies. While a portion of our research programs will be focused on using psychedelic inspired compounds, we do not have any direct or indirect involvement with the illegal selling, production or distribution of any substances in the jurisdictions in which we operate and do not intend to have any such involvement. However, a violation of any Canadian laws and regulations, such as the CDSA, or of similar legislation in the other jurisdictions, including the Netherlands, Finland (EU) and the United Kingdom, could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings initiated by either government entities in the jurisdictions in which we or our third party contractors operate, or by private citizens, or through criminal charges. The loss of any necessary licenses or permits for Schedule III drugs by our third party contractors could have an adverse effect on our operations.

We rely on third parties for the execution of a significant portion of our regulatory, pharmacovigilance, medical information and logistical responsibilities.

We rely on third parties for the execution of a significant portion of our regulatory, pharmacovigilance medical information, and logistical responsibilities and such third parties may fail to meet their obligations as a result of inadequacies in their systems and processes or execution failure. We also rely on third parties to perform critical services, including preclinical testing, clinical trial management, analysis and reporting, regulatory, pharmacovigilance, medical information and logistical services.

Outsourcing these functions involves risk that third party providers may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. If any contract research organization fails to comply with applicable regulatory requirements, the research and data generated may be deemed unreliable to regulatory authorities. Additional pre‐clinical and clinical trials may be required before approval of marketing applications will be given. We cannot provide assurance that all third party providers will meet the regulatory requirements for research and pre‐clinical trials. Failure of third party providers to meet regulatory requirements could result in repeat pre‐clinical and clinical trials, which would delay the regulatory approval process or result in termination of pre‐clinical and clinical trials. Any of the foregoing could have a material adverse effect on our business, prospects, results of operations and financial condition.

These third parties may not be available on acceptable terms when needed or, if they are available, may not comply with all regulatory and contractual requirements or may not otherwise perform their services in a timely or acceptable manner. This non-compliance may be due to a number of factors, including inadequacies in third-party systems and processes or execution failure. We may also experience unexpected cost increases that are beyond our control. As a result, we may need to enter into new arrangements with alternative third parties that may be costly. The time that it takes us to find alternative third parties may cause a delay, extension or termination of its preclinical studies or clinical trials and we may incur significant costs to replicate data that may be lost. These third parties may also have relationships with other commercial entities, some of which may compete with Algernon Neuro. In addition, if such third parties fail to perform their obligations in compliance with regulatory requirements and our protocols, our preclinical studies or clinical trials may not meet regulatory requirements or may need to be repeated and its regulatory filings, such as marketing authorizations or new drug submissions, may not be completed correctly or within the applicable deadlines. As a result of Algernon Neuro's dependence on third parties, we may face delays or failures outside of our direct control in our efforts to develop product candidates.

We are subject to regulatory approval risks.

Algernon Neuro's and its contract research organizations' research and development activities are and will be significantly regulated by a number of governmental entities, including Health Canada, the European Medicines Agency (the "EMA"), the Home Office in the U.K. and the FDA. Regulatory approvals are required prior to each clinical trial and we and our contract research organizations may fail to obtain the necessary approvals to commence or continue clinical testing in one or more jurisdictions. The time required to obtain approval by regulatory authorities is unpredictable but typically takes many years following the commencement of clinical trials. Any analysis of data from clinical activities we and our contract research organizations perform is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. Approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate's clinical development and may vary by jurisdiction. We and our contract research organizations could fail to receive regulatory approval for our planned research for many reasons, including but not limited to:

  disagreement with the design or implementation of clinical trials;
  failure to demonstrate that a product candidate is safe and effective for its proposed indication;
  failure of clinical trials to meet the level of statistical significance required for approval;
  failure to demonstrate that a product candidate's clinical and other benefits outweigh its safety risks;
  disagreement with our interpretation of data from preclinical studies or clinical trials;
  the insufficiency of data collected from clinical trials to support the submission and filing of a submission to obtain regulatory approval;
  deficiencies in the manufacturing processes or the failure of facilities of collaborators with whom we contract for clinical supplies to pass a pre-approval inspection; or
  changes in the approval policies or regulations that render our preclinical and clinical data insufficient for approval.

Psychedelic treatment is an emerging therapy subject to uncertainty and potential new regulation.

Psychedelic therapy is a new and emerging industry with ambiguous existing regulations and uncertainty as to future regulations. Certain psychedelics may be illegal substances other than when used for scientific or medical purposes. As such, new risks may emerge, and management may not be able to predict all such risks or be able to predict how such risks may result in actual results differing from the results contained in any forward‐looking statements. This industry is subject to extensive controls and regulations, which may significantly affect the financial condition of market participants. The marketability of any product may be affected by numerous factors that are beyond our control and cannot be predicted, such as changes to government regulations, including those relating to taxes and other government levies which may be imposed. Changes in government levies, including taxes, could make future capital investments or operations uneconomic. The psychedelic therapy industry is also subject to numerous legal challenges, which may significantly affect the financial condition of market participants and which cannot be reliably predicted.

Our drug candidate DMT, is currently a Schedule I controlled substance in the U.S. and has similar classification in most global regulatory jurisdictions. Commercial sales in any market where the drug is current restricted will require new classification. We will formally apply using the efficacy data from our human trials in order to seek reclassification. There is no guarantee that even with positive efficacy data from human trials that the drug will be rescheduled and allowed to be sold in any market.

There is ongoing risk that new restrictions may be issued that may negatively affect our current planned preclinical and clinical studies. Specifically in the U.S., if the FDA does not reschedule the drug, we may be subject to quotas (drug supply amounts), which could have a negative effect on our ability to conduct preclinical and clinical research, which could have an adverse effect on our business and results of operation.

Decriminalization of psychedelics.

Despite the current status of DMT as a controlled substance in Canada, the European Union ("EU"), the United Kingdom and United States, there may be changes in the status of DMT under the laws of certain jurisdictions. Possession of psilocybin, for example, was voted to be decriminalized in May 2019 in Denver and in November 2020, voters in Oregon approved the legal medical use of "psilocybin products", including certain mushrooms, to treat mental health conditions in licensed facilities with registered therapists (Measure 109). The legalization of psychedelics with inadequate regulatory oversight may lead to the development of psychedelic tourism in such states in clinics without proper therapeutic infrastructure or adequate clinical research. While drug laws pertaining to DMT are less likely to be as forthcoming, the expansion of such an industry which could put patients at risk may bring reputational and regulatory risk to the entire industry, leading to challenges for Algernon Neuro to achieve regulatory approval. The legalization of psilocybin, and potentially other psychedelic compounds (including DMT) in the future may also impact commercial sales for Algernon Neuro due to a reduced barrier to entry leading to a risk of increasing competition.

We may face difficulties in enforcing contracts.

Due to the nature of our business and the fact that certain of our contracts involve the possession, manufacture, production or supply of DMT, the use of which is not legal under UK, EU, U.S. or Canadian law and in certain other jurisdictions, we may face difficulties in enforcing our contracts in the courts in the UK, EU, U.S. or Canada. The inability to enforce any of our contracts could have a material adverse effect on our business, operating results, financial condition or prospects.

In order to manage our contracts with contractors, we will ensure that such contractors are appropriately licensed. Were such contractors to operate outside the terms of these licenses, we may experience an adverse effect on our business, including the pace of development of our product.

The success of the industry in which we operate may be significantly influenced by the public's perception of psychedelic inspired medicinal applications.

The success of the industry in which we operate may be significantly influenced by the public's perception of psychedelic inspired medicinal applications. There is no guarantee that future scientific research, publicity, regulations, medical opinion, and public opinion relating to psychedelic inspired medicine will be favorable. The industry in which we operate is in its early stages and is constantly evolving, with no guarantee of viability. The market for psychedelic inspired medicines is uncertain, and any adverse or negative publicity, scientific research, limiting regulations, medical opinion and public opinion relating to the consumption of psychedelic inspired medicines may have a material adverse effect on our operational results, consumer base and financial results. While we are undertaking research programs using psychedelic inspired compounds, and does not advocate for the legalization of any psychedelic substances or deal with psychedelic substances except within laboratory and clinical trial settings conducted within approved regulatory frameworks, any unfavorable publicity or consumer perception regarding psychedelic substances (in addition to psychedelic inspired medicines) could also have a material adverse effect on our operational results, consumer base and financial results.

The psychedelic therapy industry is difficult to quantify and investors will be reliant on their own estimates of the accuracy of market data.

Because the psychedelic therapy industry is in a nascent stage with uncertain boundaries, there is a lack of information about comparable companies available for potential investors to review in deciding about whether to invest in the Company and, few, if any, established companies whose business model we can follow or upon whose success we can build. Accordingly, investors will have to rely on their own estimates in deciding about whether to invest in the Company. There can be no assurance that our estimates are accurate or that the market size is sufficiently large for our business to grow as projected, which may negatively impact our financial results.

DMT has not received regulatory approval for its intended commercial sale.

DMT has not received regulatory approval for its intended commercial sale. We cannot market a pharmaceutical product in any jurisdiction until it has completed rigorous preclinical testing and clinical trials and passed such jurisdiction's extensive regulatory approval process. In general, significant research and development and clinical studies are required to demonstrate the safety and efficacy of a product candidate before it can be submitted for regulatory approval. Even if a product candidate is approved by the applicable regulatory authority, we may not obtain approval for an indication whose market is large enough to recover our investment in that product candidate. In addition, there can be no assurance that we will ever obtain all or any required regulatory approvals for our product candidate.

Failure to follow regulatory requirements will have a materially negative impact on our business.

Our prospects must be considered in light of the risks, expenses, shifts, changes and difficulties frequently encountered with companies whose businesses are regulated by various federal, state and local governments. Healthcare, wellness, workers' compensation and similar companies are subject to a variety of regulatory requirements and the regulatory environment is ever changing particularly with recent legislation, the full impact of which is not yet understood as regulations have not been issued. Failure to follow applicable regulatory requirements will have a materially negative impact on our business. Furthermore, future changes in legislation cannot be predicted and could irreparably harm our business.

We may require equity and/or debt financing to support on-going operations, to undertake capital expenditures or to undertake acquisitions or other business combination transaction. There can be no assurance that additional financing will be available to on terms which are acceptable, or at all.

We may require equity and/or debt financing to support ongoing operations, to undertake capital expenditures or to undertake acquisitions or other business combination transactions. There can be no assurance that additional financing will be available to us when needed or on terms which are acceptable. Our inability to raise financing to fund capital expenditures or acquisitions could limit our growth and may have a material adverse effect upon our business, prospects, results of operations and financial condition.

If additional funds are raised through further issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those of holders of Common Shares. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

Because of the early stage of the industry in which we will operate, we expect to face additional competition from new entrants. To become and remain competitive, we will require research and development, marketing, sales and client support. We may not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis which could materially and adversely affect our business, financial condition and results of operations.

We could be adversely affected if we do not adequately protect our intellectual property rights.

We could be adversely affected if we do not adequately protect our intellectual property rights. We regard our marks, inventions, confidential information and trade secrets and other intellectual property rights as critical to our success.

To protect our investments and our rights in these various intellectual properties, we may rely on a combination of patents, trademark and copyright law, trade secret protection and confidentiality agreements and other contractual arrangements with our employees, clients, strategic partners, acquisition targets and others to protect proprietary rights. There can be no assurance that the steps taken by us to protect proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks and similar proprietary rights, or that we will be able to detect unauthorized use and take appropriate steps to enforce rights. In addition, although we believe that our proprietary rights do not infringe on the intellectual property rights of others, there can be no assurance that other parties will not assert infringement claims against us. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

We rely on trade secrets to protect technology where we do not believe patent protection is appropriate or obtainable. Trade secrets are difficult to protect. While commercially reasonable efforts to protect trade secrets will be used, strategic partners, employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose information to competitors.

If we are not able to defend patents or trade secrets, then we will not be able to exclude competitors from developing or marketing competing products, and we may not generate enough revenue from product sales to justify the cost of development of products and to achieve or maintain profitability.

Our clinical trials for DMT may fail to adequately demonstrate its safety and efficacy, which could force us to abandon our product development plans for that product candidate. We will rely on third parties to conduct our product development, chemistry activities, as well as pre‐clinical and clinical trials. If these third parties do not perform as contractually required or as otherwise expected we may not be able to obtain regulatory approval for our product candidates, which may prevent us from becoming profitable.

Our clinical trials for DMT may fail to adequately demonstrate its safety and efficacy, which could force us to abandon our product development plans for that product candidate. Before obtaining regulatory approval for the commercial sale of any of our product candidates, we must demonstrate, through lengthy, complex and expensive pre‐clinical testing and clinical trials, that each product is both safe and effective for use in each target indication. Clinical trial results are inherently difficult to predict, and the results we have obtained or may obtain from third‐party trials or from our own trials may not be indicative of results from future trials. We may also suffer significant setbacks in advanced clinical trials even after obtaining promising results in earlier studies.

Although we intend to modify any of our protocols in ongoing studies or trials to address any setbacks, there can be no assurance that these modifications will be adequate or that these or other factors will not have a negative effect on the results of our clinical trials. This could significantly disrupt our efforts to obtain regulatory approvals and commercialize DMT. Furthermore, we may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable safety risk to patients, either in the form of undesirable side effects or otherwise. If we cannot show that our product candidates are both safe and effective in clinical trials, we may be forced to abandon our business plan.

We will rely on third parties to conduct our product development, chemistry activities, as well as pre‐clinical and clinical trials. If these third parties do not perform as contractually required or as otherwise expected we may not be able to obtain regulatory approval for our product candidates, which may prevent us from becoming profitable.

As part of the regulatory process, we would need to conduct clinical trials for any drug candidate to demonstrate safety and efficacy to the satisfaction of the regulatory authorities, including the FDA for the U.S. and Health Canada for Canada should we decide to seek approval in those jurisdictions. Clinical trials are subject to rigorous regulatory requirements and are expensive and time‐consuming to design and implement. We may experience delays in clinical trials for DMT, and the projected timelines for continued development of the technologies and DMT by us may otherwise be subject to delay or suspension. Any planned clinical trials may not begin on time; may be interrupted, delayed, suspended, or terminated once commenced; may need to be redesigned; may not enroll a sufficient number of patients; or may not be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including the following:

• delays in obtaining regulatory approval to commence a trial;

• imposition of a clinical hold following an inspection of our clinical trial operations or trial sites by the FDA or other regulatory authorities;

• imposition of a clinical hold because of safety or efficacy concerns by the FDA, a data safety monitoring board or committee or by us;

• delays in reaching agreement on acceptable terms with prospective contract research organizations and clinical trial sites;

• delays in obtaining required monitoring board approval at each site for clinical trial protocols;

• delays in identifying, recruiting and training suitable clinical investigators;

• delays in recruiting suitable patients to participate in a trial;

• delays in having patients complete participation in a trial or return for post‐treatment follow‐up;

• clinical sites dropping out of a trial to the detriment of enrollment;

• time required to add new sites;

• delays in obtaining sufficient supplies of clinical trial materials, including comparator drugs;

• delays resulting from negative or equivocal findings of a data safety monitoring board for a trial; or

• adverse or inconclusive results from pre‐clinical testing or clinical trials.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials, and clinicians' and patients' perceptions as to the potential advantages of the biologic being studied in relation to other available therapies, including any new biologics that may be approved for the indications we are investigating. Any of these delays in completing our clinical trials could increase costs, slow down the product development and approval process, and jeopardize our ability to commence product sales and generate revenue.

Pre-clinical and clinical trials will be lengthy and expensive.

Pre‐clinical and clinical trials will be lengthy and expensive. Delays in clinical trials are common for many reasons and any such delays could result in increased costs to us and jeopardize or delay our ability to obtain regulatory approval and commence product sales as currently contemplated.

We may be required to suspend or discontinue clinical trials because of adverse side effects or other safety risks that could preclude approval of DMT.

Clinical trials may be suspended or terminated at any time for a number of reasons. A clinical trial may be suspended or terminated by us, our collaborators, the FDA, or other regulatory authorities because of a failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, presentation of unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using the investigational biologic, changes in governmental regulations or administrative actions, lack of adequate funding to continue the clinical trial, or negative or equivocal findings of the data safety monitoring board for a clinical trial. We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to participants. If we elect or are forced to suspend or terminate any clinical trial of any proposed product that we develop, the commercial prospects of such proposed product will be harmed and our ability to generate product revenue from such proposed product will be delayed or eliminated. Any of these occurrences could have a materials adverse effect on our business, prospects, results of operations and financial condition.

We face product liability exposure, which, if not covered by insurance, could result in significant financial liability.

The risk of product liability is inherent in the research, development, manufacturing, marketing and use of pharmaceutical products. Product candidates and products that we may commercially market in the future may cause, or may appear to have caused, injury or dangerous drug reactions, and expose us to product liability claims. These claims might be made by patients who use the product, healthcare providers, pharmaceutical companies, corporate collaborators or others selling such products. If our product candidates during clinical trials were to cause adverse side effects, we may be exposed to substantial liabilities. Regardless of the merits or eventual outcome, product liability claims or other claims related to our product candidates may result in:

• decreased demand for our products due to negative public perception;

• injury to our reputation;

• withdrawal of clinical trial participants or difficulties in recruiting new trial participants;

• initiation of investigations by regulators;

• costs to defend or settle related litigation;

• a diversion of management's time and resources;

• substantial monetary awards to trial participants or patients;

• product recalls, withdrawals or labeling, marketing or promotional restrictions;

• loss of revenues from product sales; and

• the inability to commercialize any of product candidates, if approved.

We intend to obtain clinical trial insurance once a clinical trial is initiated. However, such insurance coverage may not be sufficient to reimburse us for any expenses or losses we may suffer. Insurance coverage is becoming increasingly expensive, and, in the future, we, or any of our collaborators, may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts or at all to protect against losses due to liability. Even if our agreements with any future collaborators entitle us to indemnification against product liability losses, such indemnification may not be available or adequate should any claim arise. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against product liability claims could prevent or inhibit the commercialization of our product candidates. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our assets may not be sufficient to cover such claims and our business operations could be impaired.

Should any of the events described above occur, this could have a material adverse effect on our business, prospects, results of operations and financial condition.

In light of our current resources and limited experience, we may need to establish successful third‐party relationships to successfully commercialize DMT.

The long‐term viability of our DMT product may depend, in part, on our ability to successfully establish new strategic collaborations with pharmaceutical and biotechnology companies, non‐profit organizations and government agencies. Establishing strategic collaborations and obtaining government funding is difficult and time‐consuming. Potential collaborators may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position or based on their internal pipeline; government agencies may reject contract or grant applications based on their assessment of public need, the public interest, the ability of our DMT to address these areas, or other reasons beyond our expectations or control. If we fail to establish a sufficient number of collaborations or government relationships on acceptable terms, we may not be able to commercialize DMT or generate sufficient revenue to fund further research and development efforts.

Even if we establish new collaborations and obtain government funding, these relationships may never result in the successful development or commercialization of DMT for several reasons, including the fact that:

  we may not have the ability to control the activities of our partners and cannot provide assurance that they will fulfill their obligations to us, including with respect to the license, development and commercialization of DMT, in a timely manner or at all;
  such partners may not devote sufficient resources to our DMT or properly maintain or defend our intellectual property rights;
  relationships with collaborators could also be subject to certain fraud and abuse laws if not structured properly to comply with such laws;
  any failure on the part of our partners to perform or satisfy their obligations to us could lead to delays in the development or commercialization of DMT and affect our ability to realize product revenue; and

  disagreements, including disputes over the ownership of technology developed with such collaborators, could result in litigation, which would be time‐consuming and expensive, and may delay or terminate research and development efforts, regulatory approvals and commercialization activities.

If we or our collaborators fail to maintain our existing agreements or in the event we fail to establish agreements as necessary, we could be required to undertake research, development, manufacturing and commercialization activities solely at our own expense. These activities would significantly increase capital requirements and, given our lack of sales, marketing and distribution capabilities, significantly delay the commercialization of DMT.

Our business is subject to rapid technological changes.

Our business is subject to rapid technological changes. Failure to keep up with such changes could have a material adverse effect on our business, prospects, results of operations and financial condition. We are subject to the risks of companies operating in the medical and healthcare business.

The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. As a result, an investment in the Common Shares is highly speculative and is only suitable for investors who recognize the high risks involved and can afford a total loss of investment.

There can be no assurance that contractual arrangements or other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies.

We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success and rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We have entered into confidentiality and invention assignment agreements with our officers and contractors, and nondisclosure agreements with parties with which we conduct business in order to limit access to and disclosure of our proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third‐party development of similar technologies.

Other companies may claim that we infringe their intellectual property, which could have a material adverse effect upon our business, prospectus, results of operations and financial condition.

To date, we have not been notified that our technologies infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, prospects, results of operations and financial condition.

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection. If our patent position does not adequately protect our product candidates, others could compete against us more directly, which would harm our business, possibly materially.

Our commercial success will depend in part on obtaining and maintaining patent protection for DMT and future product candidates, the processes used to manufacture them and the methods for using them, as well as successfully defending these patents against third-party challenges.

Our ability to stop third parties from making, using, selling, offering to sell or importing our product candidates is dependent in part upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities.

The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in pharmaceutical patents has emerged to date in the U.S. or in foreign jurisdictions outside of the U.S. Changes in either the patent laws or interpretations of patent laws in the U.S. and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be enforced in the patents that may be issued from the applications we have filed. Further, if any patents we obtain or license are deemed invalid and unenforceable, our ability to commercialize or license our DMT or technology could be adversely affected.

Others may file patent applications covering products and technologies that are similar, identical or competitive to ours or important to our business. We cannot be certain that any patent application owned by a third party will not have priority over patent applications filed or in-licensed by us, or that we or our licensors will not be involved in interference, opposition, reexamination, review, reissue, post grant review or invalidity proceedings before U.S. or non-U.S. patent offices. Such proceedings are also expensive and time consuming.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

  others will likely be able to make compounds that are similar to our product candidates, but that are not covered by the claims of our licensed patents;

  any patents that we obtain from licensing or otherwise may not provide us with any competitive advantages;

  any granted patents that we rely upon may be held invalid or unenforceable as a result of legal challenges by third parties; and

  the patents of others may have an adverse effect on our business.

Even if patents are issued based on patent applications to which we have filed, because the patent positions of pharmaceutical products are complex and uncertain, we cannot predict the scope and extent of patent protection for our product candidates.

Any patents that may be issued based on patent applications may not ensure sufficient protection with respect to our activities for a number of reasons, including without limitation the following:

  any issued patents may not have valid claims drafted broadly enough to prevent competition from developing other similar products;

  if patents are not issued or if issued patents expire, there may be no protections against competitors from making the same products or generic equivalents;

  there may be prior art of which we are not aware that may affect the validity or enforceability of a patent claim;

  there may be other patents existing, now or in the future, in the patent landscape for our product candidates that we seek to commercialize or develop, if any, that may affect our freedom to operate;

  if patents that we have been granted licenses to are challenged, a court could determine that such patents are not valid or enforceable;

  a court could determine that a competitor's technology or product does not infringe patents;

  patents could irretrievably lapse due to failure to pay fees or otherwise comply with regulations thereby affecting any exclusivity granted to us; and

  if we encounter delays in our development or clinical trials, the period of time during which we could market our products under patent protection would be reduced.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and patent protection could be reduced or eliminated for noncompliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the United States Patent and Trademark Office (USPTO) and foreign Intellectual Property Offices in several stages over the term of the patent. Maintenance fees are also due for pending patent applications in some countries. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to office actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

The life of patent protection is limited, and third parties could develop and commercialize products and technologies similar or identical to ours and compete directly with us after the patent expires, which could materially and adversely affect our ability to commercialize our products and technologies.

The life of a patent and the protection it affords is limited. For example, in the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. In Europe, the expiration of an invention patent is 20 years from its filing date. Even if we successfully obtain patent protection for an approved candidate, it may face competition from biosimilar medications. Manufacturers of biosimilar drugs may challenge the scope, validity or enforceability of the patents underlying our technology in court or before a patent office, and the patent holder may not be successful in enforcing or defending those intellectual property rights and, as a result, we may not be able to develop or market the relevant product candidate exclusively, which would materially adversely affect any potential sales of that product.

Given the amount of time required for the development, testing and regulatory review of product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, the patents may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. Even if we believe that the patents involved are eligible for certain (and time-limited) patent term extensions, there can be no assurance that the applicable authorities, including the FDA and the USPTO, and any equivalent regulatory authority in other countries, will agree with our assessment of whether such extensions are available, and such authorities may refuse to grant extensions to such patents, or may grant more limited extensions than requested. For example, depending upon the timing, duration and specifics of any FDA marketing approval of any product candidates we may develop, one or more of the U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Action of 1984, or Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. However, we may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than requested. If we are unable to obtain patent term extension or term of any such extension is less than requested, our competitors may obtain approval of competing products following our patent expiration, and our business could be harmed. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

The pending patent applications for DMT are expected to expire on various dates. Upon the expiration, we will not be able to assert such licensed patent rights against potential competitors, which may materially adversely affect our business, financial condition, results of operations and prospects.

There may be intellectual property rights existing now, or in the future, relevant to our DMT that we are seeking to commercialize or develop, if any, that may affect our ability to commercialize the product. Although the Company is not aware of any such intellectual property rights, a third-party may hold intellectual property rights, including patent rights that are important or necessary to the development or manufacture of our product candidates. Even if all our main product candidates are covered by patents, it may be necessary for us to use the patented or proprietary technology of third parties to commercialize our product candidates, in which case we would be required to obtain a license from these third parties. Such a license may not be available on commercially reasonable terms, or at all, and we could be forced to accept unfavorable contractual terms. In that event, we may be required to expend significant time and resources to redesign our technology, product candidates, or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, our business could be harmed.

The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third party intellectual property rights or maintain the existing intellectual property rights we have, we may have to abandon development of the relevant program or product candidate, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product candidates.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. We are not aware of any third party proprietary rights that our DMT product will infringe or misappropriate, but we have not conducted any freedom to operate study as we are in the earliest stages of development. We thus cannot guarantee that our product candidates, or manufacture or use of our product candidates, will not infringe third-party patents. Furthermore, a third party may claim that we are using inventions covered by the third party's patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our DMT product. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and scientific personnel. Some of these third parties may be better capitalized and have more resources than us. There is a risk that a court would decide that we are infringing the third party's patents and would order us to stop the activities covered by the patents. In that event, we may not have a viable way around the patent and may need to halt commercialization of our DMT product. In addition, there is a risk that a court will order us to pay the other party damages for having violated the other party's patents. In addition, we may be obligated to indemnify our licensors and collaborators against certain intellectual property infringement claims brought by third parties, which could require us to expend additional resources. The pharmaceutical industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform.

If we are sued for patent infringement, we would need to demonstrate that our DMT product or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Proving invalidity is difficult. For example, in the U.S., proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and diversion of management's time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, which may not be available, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may incur substantial monetary damages, encounter significant delays in bringing our DMT product to market and be precluded from manufacturing or selling our DMT product.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than us or the third parties from whom we license intellectual property because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful.

In addition to the possibility of litigation relating to infringement claims asserted against us, we may become a party to other patent litigation and other proceedings, including inter parties review proceedings, post-grant review proceedings, derivation proceedings declared by the USPTO and similar proceedings in foreign countries, regarding intellectual property rights with respect to our current or future technologies or product candidates or products. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Patent litigation and other proceedings may also absorb significant management time. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair our ability to compete in the marketplace.

Competitors may infringe or otherwise violate our intellectual property, including patents that may issue to or be licensed by us. As a result, we may be required to file claims in an effort to stop third-party infringement or unauthorized use. Any such claims could provoke these parties to assert counterclaims against us, including claims alleging that we infringe their patents or other intellectual property rights, and/or that any of our intellectual property, including licensed intellectual property, is invalid and/or unenforceable. This can be prohibitively expensive, particularly for a company of our size, and time-consuming, and even if we are successful, any award of monetary damages or other remedy we may receive may not be commercially valuable. In addition, in an infringement proceeding, a court may decide that our asserted intellectual property is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our intellectual property does not cover its technology. An adverse determination in any litigation or defense proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

If the breadth or strength of our patent or other intellectual property rights is compromised or threatened, it could allow third parties to exploit and, in particular, commercialize our technology or products or result in our inability to exploit and/or commercialize our technology and products without infringing third-party intellectual property rights. Further, third parties may be dissuaded from collaborating with us.

Interference or derivation proceedings brought by the USPTO or its foreign counterparts may be necessary to determine the priority of inventions with respect to our patent applications, and we may also become involved in other proceedings, such as re-examination proceedings, before the USPTO or its foreign counterparts. Due to the substantial competition in the pharmaceutical space, the number of such proceedings may increase. This could delay the prosecution of our pending patent applications or impact the validity and enforceability of any future patents that we may obtain. In addition, any such litigation, submission or proceeding may be resolved adversely to us and, even if successful, may result in substantial costs and distraction to our management.

If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and product could be significantly diminished.

We also rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA, as part of its transparency initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA's disclosure policies may change in the future, if at all. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We may be subject to claims that our employees or consultants have wrongfully used or disclosed alleged trade secrets.

As is common in the pharmaceutical industry, we employ individuals who were previously employed at other pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees or consultants have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we could lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Our intellectual property may not be sufficient to protect our DMT product candidate from competition, which may negatively affect our business as well as limit our partnership or acquisition appeal.

We may be subject to competition despite the existence of intellectual property we may license or own. We can give no assurances that our intellectual property claims will be sufficient to prevent third parties from designing around patents we own and developing and commercializing competitive products. The existence of competitive products that avoid our intellectual property could materially adversely affect our operating results and financial condition. Furthermore, limitations, or perceived limitations, in our intellectual property may limit the interest of third parties to partner, collaborate or otherwise transact with us, if third parties perceive a higher than acceptable risk to commercialization of our DMT product or future product candidates.

We may elect to sue a third party, or otherwise make a claim, alleging infringement or other violation of patents, trademarks, trade dress, copyrights, trade secrets, domain names or other intellectual property rights that we either own or license from a third party. If we do not prevail in enforcing our intellectual property rights in this type of litigation, we may be subject to:

  paying monetary damages related to the legal expenses of the third party;

  facing additional competition that may have a significant adverse effect on our product pricing, market share, business operations, financial condition, and the commercial viability of our product; and

  restructuring our company or delaying or terminating select business opportunities, including, but not limited to, research and development, clinical trial, and commercialization activities, due to a potential deterioration of our financial condition or market competitiveness.

A third party may also challenge the validity, enforceability or scope of the intellectual property rights that we license or own and the result of these challenges may narrow the scope or claims of or invalidate patents that are integral to our product candidates in the future. There can be no assurance that we will be able to successfully defend patents we own or license in an action against third parties due to the unpredictability of litigation and the high costs associated with intellectual property litigation, amongst other factors.

Changes to patent law, including the Leahy-Smith America Invests Act of 2011 and the Patent Reform Act of 2009 and other future article of legislation, may substantially change the regulations and procedures surrounding patent applications, issuance of patents and prosecution of patents. We can give no assurances that the patents of our licensor can be defended or will protect us against future intellectual property challenges, particularly as they pertain to changes in patent law and future patent law interpretations.

Risks Related to Our Relationship with Algernon Pharma

Algernon Pharma controls the direction of our business, and the concentrated ownership of our common shares will prevent you and other stockholders from influencing significant decisions.

Assuming we sell the number of the shares set forth on the cover page of this offering circular and excluding the issuance of any bonus shares, Algernon Pharma will own, in aggregate, approximately 67% of the economic interest and voting power of our outstanding common shares. As long as Algernon Pharma beneficially controls a majority of the voting power of our outstanding common shares, it will generally be able to determine the outcome of all corporate actions requiring stockholder approval, including the election and removal of directors. Even if Algernon Pharma were to control less than a majority of the voting power of our outstanding common shares, it may influence the outcome of such corporate actions so long as it owns a significant portion of our common shares. If Algernon Pharma continues to hold its shares of our common shares, it could remain our controlling stockholder for an extended period of time or indefinitely.

Approval of commercial terms between us and Algernon Pharma does not preclude the possibility of stockholder litigation, including but not limited to derivative litigation nominally against Algernon Pharma and against its directors and officers and also against us and our directors and officers.

The commercial terms of the agreements that we have entered into with Algernon Pharma have been not been negotiated on behalf of Algernon Pharma by persons consisting solely of disinterested Algernon Pharma directors. Notwithstanding the foregoing, we have no basis for believing that the terms of these agreements will not be in the best interests of both Algernon Pharma and its stockholders and also us and our stockholders. Nonetheless, no assurance can be given that any stockholder of Algernon Pharma will not claim in a lawsuit that such terms in fact are not in the best interests of Algernon Pharma and its stockholders, that the directors and officers of Algernon Pharma breached their fiduciary duties in connection with such agreements and that any disclosures by Algernon Pharma to its stockholders regarding these agreements and the relationship between Algernon Pharma and us did not satisfy applicable requirements. In any such instance, we and our directors and officers may also be named as defendants and we would have to defend ourselves and our directors and officers. While we will seek indemnification from Algernon Pharma under the terms of these agreements against any damages or other costs, which could be substantial, no such indemnification has yet been agreed to or may be agreed to and be in effect. Further, any such litigation would be time-consuming and would divert focus and resources from the development of our product candidates and our business, including but not limited to possibly delaying our clinical trials due to our management having to spend time and attention on such litigation.

Following this offering, we will continue to depend on Algernon Pharma to provide us with certain services for our business.

We have operated as a 100% owned subsidiary of Algernon Pharma. Certain administrative services required by us for the operation of our business are currently provided by Algernon Pharma, including services related to insurance and risk management, accounting and human resources. Under the Management Agreement, Algernon Pharma will continue to provide us with various services following the closing of the offering until we are able to build our own capabilities in the transition areas. We believe it is most efficient for Algernon Pharma to provide these services for us to facilitate the efficient operation of our business as we transition to becoming an independent, public company. At our election, or if Algernon Pharma does not or is unable to perform its obligations under the Services Agreement, we will be required to provide these services ourselves or to obtain substitute arrangements with other third parties. We may be unable to provide these services because of financial or other constraints or be unable to implement substitute arrangements on a timely basis on terms that are favorable to us, or at all.

We exercise no control over the activities of Algernon Pharma other than the contractual rights we have pursuant to our Management Agreement. Because of our historical relationship with our parent, our reputation is also tied to Algernon Pharma. We may be subject to reputational harm, or our relationships with existing and potential clients, third-party research organizations, consultants and other business partners could be harmed if Algernon Pharma or any of its affiliates, previously, or in the future, among other things, engages in poor business practices, restructures or files for bankruptcy, becomes subject to litigation or otherwise damages its reputation or business prospects. Any of these events might in turn adversely affect our reputation, revenues and/or business prospects, and may also adversely affect our access to Algernon Pharma's collaborative services.

The assets and resources that we acquire from Algernon Pharma may not be sufficient for us to operate as a stand-alone company, and we may experience difficulty in separating our assets and resources from Algernon Pharma.

Because we have not operated as a stand-alone company in the past, we may have difficulty doing so. We may need to acquire assets and resources in addition to those provided by Algernon Pharma to us, and may also face difficulty in separating our resources from Algernon Pharma's and integrating newly acquired assets into our business. For example, we may need to hire additional personnel to assist with administrative and technical functions, and acquire other office and laboratory equipment for use in the ordinary course operations of our business. If we have difficulty operating as a stand-alone company, fail to acquire assets that we need to run our operations, or incur unexpected costs in separating our business from Algernon Pharma's business or in integrating newly acquired assets into our business, our financial condition and results of operations will be adversely affected.

You may have difficulty evaluating our business because we have no history as a separate company and our historical financial information may not be representative of our results as a separate company.

The historical financial information included in this offering circular does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate company during the periods presented or those that we will achieve in the future. Prior to the contribution of our assets from Algernon Pharma, our research and development activities were conducted by Algernon Pharma as part of its broader operations, rather than as an independent division or subsidiary. Algernon Pharma also performed various corporate functions relating to our business. Our historical financial information reflects allocations of corporate expenses from Algernon Pharma for these and similar functions. We believe that these allocations are comparable to the expenses we would have incurred had we operated as a separate company, although we may incur higher expenses as a separate company.

General Risk Factors

There is no guarantee that an investment in the securities described herein will provide any positive return in the short term or long term.

There is no guarantee that an investment in the securities described herein will provide any positive return in the short term or long term. An investment in our securities is speculative and involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. An investment in our securities described herein is appropriate only for holders who have the capacity to absorb a loss of some or all of their investment.

We have reported negative cash flow from carve-out DMT operations and we anticipate having negative cash flow from operating activities in future periods.

During the year ended August 31, 2022, the carve-out DMT program of Algernon Pharma had negative cash flow from the carve-out operating activities, reported a net comprehensive loss of CAD$1,232,974. During the year ended August 31, 2021, the DMT program of Algernon Pharma had negative cash flow from the carve-out operating activities, reported a net comprehensive loss of $669,287. We anticipate that we will have negative cash flow from operating activities in future periods. To the extent that we have negative cash flow in any future period, certain of the net proceeds from any offering we undertake may be used to fund such negative cash flow from operating activities, if any.

The impact of the novel coronavirus (COVID-19) pandemic on the global economy and our operations remains uncertain, which could have a material adverse impact on our business, financial condition and results of operations.

Since December 31, 2019, governments worldwide have been enacting emergency measures to combat the spread of COVID-19. These measures, which include the implementation of travel bans, self-imposed quarantine periods and physical distancing, have caused material disruption to business globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. The development and operation of our business plan is dependent on labour inputs and governmental approvals, which could be adversely disrupted by the ongoing impact of COVID-19. While the pandemic has not materially affected our preclinical and clinical trials and research, its continued disruption may delay our timeline with respect to planned clinical trials. The ultimate extent of the impact of the pandemic on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the pandemic and actions taken to contain or prevent the further spread of COVID-19, among others. Thus, COVID-19 could therefore materially and adversely affect our business, financial condition and results of operations.

While governments have implemented vaccination programs, COVID-19 risk continues to result in widespread global infections and fatalities, market volatility and impact global economic activity. Despite reductions in such measures and the current vaccination programs instituted by many governments, there remains significant ongoing uncertainty surrounding COVID-19 and the extent and further duration of the impacts that it may have on our operations and on global financial markets.

We have a limited history of operations and are considered a development stage company.

We have a limited history of operations and are considered a development stage company. As such, we are subject to many risks common to such enterprises, including under‐capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. There is no assurance that we will be successful in achieving a return on shareholders' investment and the likelihood of our success must be considered in light of our early stage of operations.

We are subject to going‐concern risks.

The carve-out financial statements presented have been prepared on a going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Our future operations are dependent upon the identification and successful completion of equity or debt financing and the achievement of profitable operations at an indeterminate time in the future. There can be no assurances that we will be successful in completing an equity or debt financing or in achieving profitability. The financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should we be unable to continue as a going concern.

The financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should we be unable to continue as a going concern.

We are subject to litigation risks.

We may become party to litigation from time to time in the ordinary course of business which could adversely affect our business. Should any litigation in which we become involved be determined against us such a decision could adversely affect our ability to continue operating and the market price for the Common Shares. Even if we are involved in litigation and win, litigation can redirect significant company resources.

Our commercial success will depend in part on not infringing upon the patents and proprietary rights of other parties and enforcing our own patents and proprietary rights against others. The research and development programs will be in highly competitive fields in which numerous third parties have issued patents and pending patent applications with claims closely related to the subject matter of our programs. We are not currently aware of any litigation or other proceedings or claims by third parties that our technologies or methods infringe on their intellectual property.

While it is our practice to undertake pre-filing searches and analyses of developing technologies, they cannot guarantee that they have identified every patent or patent application that may be relevant to the research, development, or commercialization of our products. Moreover, we can provide no assurance that third parties will not assert valid, erroneous, or frivolous patent infringement claims.

There may be larger, better financed companies which may become our competition.

There is high potential that we will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and research and manufacturing than us. Increased competition by larger and better financed competitors could materially and adversely affect our business, financial condition and results of operations.

Competitive pressures created by any one of these companies, or by our competitors collectively, could have a material adverse effect on our business, prospects, results of operations and financial condition.

We believe that the principal competitive factors in our market are our ability to develop drug compounds that are more efficacious than the current standard treatment of other drugs underdevelopment, to protect our intellectual property and to also be the first company to deliver its medical device products to the market on a timely and cost-effective basis. Better performing drugs and the expansion of existing technologies may increase the competitive pressures on us by enabling our competitors to receive regulatory approval to market for certain drugs before its compounds are approved, offer a lower-cost product.

Any loss of the services of key management could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our success is dependent upon the ability, expertise, judgment, discretion and good faith of our senior management. While employment and consulting agreements are customarily used as a primary method of retaining the services of key management, these agreements cannot assure the continued services of such persons. Any loss of the services of such individuals could have a material adverse effect on our business, prospects, results of operations and financial condition.

We have no earnings or dividend record, and we do not anticipate paying any dividends on the Common Shares in the foreseeable future

We have no earnings or dividend record, and do not anticipate paying any dividends on the Common Shares in the foreseeable future. Dividends paid by us would be subject to tax and, potentially, withholdings. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business.

There can be no assurance that an active and liquid market for the Common Shares will develop and be maintained and an investor may find it difficult to resell any of our securities.

Our Shares are not currently listed for trading or quotation on a national securities exchange. There can be no assurance that an active and liquid market for the Common Shares will develop and be maintained, and an investor may find it difficult to resell any of our securities.

There can be no assurance that required licenses and permits will be granted.

Although all permits are in place to complete the current Phase 1 study, our operations may require licenses and permits from various governmental authorities to perform additional studies with DMT in various jurisdictions. There can be no assurance that such licenses and permits will be granted.

Our business may not be insurable or insurance may not be purchased due to high cost.

Our business may not be insurable or the insurance may not be purchased due to high cost. Should uninsured liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the Company.

The lack of product for commercialization could have a material adverse effect on our commercialization plans and our business, prospectus, results of operations and financial condition.

If we cannot successfully develop, manufacture and distribute our DMT product, or if we experience difficulties in the development process, such as capacity constraints, quality control problems or other disruptions, we may not be able to develop market‐ready commercial products at acceptable costs, which would adversely affect our ability to effectively enter the market. A failure by us to achieve a low‐cost structure through economies of scale or improvements in cultivation and manufacturing processes could have a material adverse effect on our commercialization plans and our business, prospects, results of operations and financial condition.

The lack of experience of the Company and/or management in marketing, selling, and distribution products may result in the failure of our business and a loss of your investment.

The Company's management's lack of experience in marketing, selling, and distributing its products could lead to cost‐overruns and/or the inability to produce the desired products. Although management of the Company intends to hire experienced and qualified staff, this inexperience could also result in our inability to consummate any contracts at all. Any combination of the aforementioned may result in the failure of the Company and a loss of your investment.

We may pursue additional strategic transactions in the future, which could be difficult to implement, disrupt our business or result in dilution for existing shareholders.

If appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products that we believe are strategic. We currently have no understandings, commitments or agreements with respect to any other material acquisition and no other material acquisition is currently being pursued. There can be no assurance that we will be able to identify, negotiate or finance future acquisitions successfully, or to integrate such acquisitions with our current business. The process of integrating an acquired business, technology, service or product into the Company may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could materially adversely affect our business, results of operations and financial condition. Any such future acquisitions of other businesses, technologies, services or products might require us to obtain additional equity or debt financing, which might not be available on terms favorable to us, or at all, and such financing, if available, might be dilutive.

We must rely largely on our own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the industry.

We must rely largely on our own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the industry. A failure in the demand for our products to materialize as a result of competition, technological change or other factors could have a material adverse effect on our business, prospects, results of operations and financial condition.

Certain of our directors and officers are, or may be subject to conflicts of interest.

Certain of our directors and officers are, or may become directors and officers of other companies, and conflicts of interest may arise between their duties as officers and directors of the Company and as officers and directors of such other companies.

We are subject to global economic risks.

The ongoing economic slowdown and downturn of global capital markets has generally made the raising of capital by equity or debt financing more difficult. Access to financing has been negatively impacted by the ongoing global economic risks. As such, we are subject to liquidity risks in meeting our development and future operating cost requirements in instances where cash positions are unable to be maintained or appropriate financing is unavailable. These factors may impact our ability to raise equity or obtain loans and other credit facilities in the future and on terms favorable to us. If uncertain market conditions persist, our ability to raise capital could be jeopardized, which could have an adverse impact on our operations and the value of our Common Shares.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under the laws of the Province of British Columbia, a substantial portion of our assets are in Canada and the majority of our executive officers and directors reside outside the United States.

The Company is organized under the laws of the Business Corporations Act (British Columbia) (the "BCBCA") and our executive offices are located outside of the United States in Vancouver, British Columbia. All of our officers, our auditor and the majority of our directors reside outside the United States. In addition, a substantial portion of their assets and our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws. Furthermore, there is substantial doubt as to the enforceability in Canada against us or against any of our directors, officers and the expert named in this prospectus who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the civil liability provisions of the U.S. federal securities laws. In addition, shareholders in British Columbia companies may not have standing to initiate a shareholder derivative action in U.S. federal courts.

As a result, our shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Our carve-out financial statements contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

Our audited carve-out financial statements for the year ended August 31, 2022 and our unaudited condensed interim carve-out financial statements for the three months ended November 30, 2022 contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. We incurred a net loss of $669,287 for the year ended August 31, 2021 and $1,232,974 for the year ended August 31, 2022. Additionally, we incurred a net loss for the three months ended November 30, 2022 of $284,022 (2021 - $290,590). These events and conditions, along with other matters, indicate that a material uncertainty exists that may cast substantial doubt on our ability to continue as a going concern. The carve-out financial statements for the periods ended August 31, 2022 and 2021 and November 30, 2022 do not include any adjustments that might result from the outcome of this uncertainty. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Further financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products. This may raise substantial doubts about our ability to continue as a going concern.

The offering price of our Common Shares has been arbitrarily determined.

Our management has determined the number and price of Common Shares offered by the Company. The price of the Common Shares we are offering was arbitrarily determined based upon our estimates of the current market value, illiquidity, and volatility of our Common Shares, our current financial condition, the prospects for our future cash flows and earnings, and market and economic conditions at the time of the Offering. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and investors may risk overpaying for their investment.

There is no minimum amount set as a condition to closing this offering.

Because this is a "best efforts" offering with no minimum, the Company will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving the Company without adequate capital to pursue its business plan or even to cover the expenses of this offering.

There is no formal marketplace for the resale of the Company's Common Shares.

There is no formal marketplace for the resale of the Company's Common Shares. The Common Shares may be traded over-the-counter to the extent any demand exists. These securities are illiquid and there will not be an official current price for them, as there would be if we were a publicly-traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral. Since we have not yet established a trading forum for the Common Shares, there will be no easy way to know what the Common Shares are "worth" at any time. Even if we seek a listing on the "OTCQX" or the "OTCQB" markets or another alternative trading system or "ATS," there may not be frequent trading and therefore no market price for the Common Shares.

You will need to keep records of your investment for tax purposes.

As with all investments in securities, if you sell the Common Shares, you will probably need to pay tax on the long- or short-term capital gains that you realize if sold at a profit or set any loss against other income. If you do not have a regular brokerage account, or your regular broker will not hold the Common Shares for you (and many brokers refuse to hold Regulation A securities for their customers) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain on any sales of any securities you sell.

The Company is controlled by Algernon Pharma and the officers and directors of both entities are identical.

Our executive officers and directors are currently officers and directors of Algernon Pharma, our controlling shareholder and current hold of 100.00% of the outstanding Common Shares of the Company. They will continue to hold a majority of the voting power of all our equity stock and therefore control the board of directors at the conclusion of this Offering. This could lead to unintentional subjectivity in matters of corporate governance, especially in matters of compensation and related party transactions. We also do not benefit from the advantages of having any independent directors, including bringing an outside perspective on strategy and control, adding new skills and knowledge that may not be available within the Company, having extra checks and balances to prevent fraud and produce reliable financial reports.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

The Company's management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled "Use Of Proceeds" and you will not have the opportunity as part of your investment decisions to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.

If we are a "passive foreign investment company", U.S. investors may be subject to adverse U.S. federal income tax consequences.

Potential investors in the Common Shares who are U.S. taxpayers should be aware that we anticipate that we may be classified as a "passive foreign investment company" or "PFIC" for the current tax year and future tax years. If the Company is a PFIC for any year during a U.S. taxpayer's holding period of Common Shares, then such U.S. taxpayer generally will be required to treat any gain realized upon a disposition of the Common Shares or any so-called "excess distribution" received on its Common Shares as ordinary income, and to pay an interest charge on a portion of such gain or distribution. Subject to certain limitations, these tax consequences may be mitigated if a U.S. taxpayer makes a timely and effective QEF Election (as defined below) with respect to the Common Shares or a Mark-to-Market Election (as defined below) with respect to the Common Shares. A U.S. taxpayer who makes a timely and effective QEF Election generally must report on a current basis its share of the Company's net capital gain and ordinary earnings for any year in which the Company is a PFIC, whether or not the Company distributes any amounts to its shareholders. A U.S. taxpayer who makes the Mark-to-Market Election generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the taxpayer's basis therein. This paragraph is qualified in its entirety by the discussion below under the heading "Material United States Federal Income Tax Considerations - Passive Foreign Investment Company Rules." Each potential investor who is a U.S. taxpayer should consult its own tax advisor regarding the tax consequences of the PFIC rules and the acquisition, ownership, and disposition of the Common Shares.

Future sales may affect the market price of the Common Shares.

In order to finance future operations, we may determine to raise funds through the issuance of additional Common Shares or the issuance of debt instruments or other securities convertible into Common Shares. We cannot predict the size of future issuances of Common Shares or the issuance of debt instruments or other securities convertible into Common Shares or the dilutive effect, if any, that future issuances and sales of our securities will have on the market price of the Common Shares. These sales may have an adverse impact on the market price of the Common Shares.

As an "emerging growth company" under applicable laws, we will be subject to reduced disclosure requirements which may cause our Common Shares to be less attractive to investors.

If we were to qualify as an "emerging growth company", as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies", including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our Common Shares less attractive as a result, there may be a less active trading market for such securities and their market prices may be more volatile.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements within the meaning of the federal securities laws, which are statements that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "shall," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Forward-looking statements contained in this Offering Circular include, but are not limited to, statements about:

  our expectations regarding our revenue, expenses, and other operating results;
  our future financial performance;
  our expectations and management of future growth;
  our ability to acquire new customers and successfully retain existing customers;
  our ability to achieve and maintain our profitability;
  future investments in our business, our anticipated capital expenditures, and our estimates regarding our capital requirements;
  the costs and success of our sales and marketing efforts, and our ability to promote our brand;
  our ability to effectively manage our growth, including our ability to identify, retain, and recruit personnel, and maintain our culture;
  our ability to comply with laws and regulations;
  our ability to successfully defend litigation brought against us;
  our ability to maintain, protect, and enhance our intellectual property rights and any costs associated therewith;
  our ability to maintain data privacy and data security;
  our ability to respond to rapid technological changes;
  the effects of the COVID-19 pandemic or other public health crises;
  our expectations regarding the impact of the COVID-19 pandemic and the end of the COVID-19 pandemic on our business;
  our ability to compete effectively with existing competitors and new market entrants;
  the growth rates of the markets in which we compete;
  the increased expenses associated with being a public company;
  the sufficiency of our cash to meet our liquidity needs;
  our ability to comply with modified or new laws and regulations applying to our business;
  our ability to successfully identify, acquire, and integrate companies and assets;
  our expectations regarding the time during which we will be, and the risks related to our status as, an emerging growth company under the JOBS Act;
  developments and projections relating to our competitors and our industry, including competing solutions;
  impact from future regulatory, judicial and legislative changes or developments that may affect our customers' or our business;
  our ability to develop and implement technology that impacts our revenue and business operations, the risks related to our Shares; and
  our anticipated uses of net proceeds from this offering and our existing cash.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this Offering Circular.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this Offering Circular primarily on our current expectations and projections about future events and trends that we believe may affect our business, results of operations, financial condition, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled "Risk Factors" and elsewhere in this Offering Circular. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Offering Circular. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this Offering Circular relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this Offering Circular to reflect events or circumstances after the date of this Offering Circular or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Offering Circular, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

MARKET AND INDUSTRY DATA

This Offering Circular contains statistical data, estimates, and forecasts that are based on various sources, including independent industry publications or other publicly available information, as well as other information based on our internal sources. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and other publicly available information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled "Risk Factors," that could cause results to differ materially from those expressed in these publications and reports.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This Offering Circular may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties' trademarks, service marks, trade names or products in this Offering Circular is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this Offering Circular are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

USE OF PROCEEDS

We intend to use the net proceeds for the following purposes in the following order: (a) for the fees and expenses associated with the qualification of the Offering under Regulation A of between $719,000 and $1,500,000, including legal, auditing, accounting, transfer agent, and other professional fees, as well as fees payable to Dalmore and the costs of marketing and promoting the Offering; (b) for the implementation of our business plan, including but not limited to funding the DMT stroke research and development program, and (c) for working capital and general corporate purposes. In the event that we sell less than the maximum shares offered in the Offering, our first priority is to pay fees associated with the qualification of this Offering under Regulation A. No proceeds will be used to compensate or otherwise make payments to officers or directors except for ordinary payments under employment or consulting agreements.

If all of the Shares are sold in this Offering on a "self-underwritten" basis through our officers and directors with the assistance of Dalmore for compliance brokerage services (but without utilizing broker-dealers acting as underwriters or placement agents) to sell the Shares, we expect to receive net proceeds from this Offering of approximately $9,900,000 after deducting estimated underwriting discounts and commissions to Dalmore in the amount of $100,000 (1% of the gross proceeds of the Offering). However, we cannot guarantee that we will sell all of the Shares being offered by us. The following table summarizes how we anticipate using the gross proceeds of this Offering conservatively assuming the Shares are sold in this Offering with the assistance of Dalmore and through broker-dealers acting as underwriters or placement agents at the maximum commission allowable, depending upon whether we sell 25%, 50%, 75%, or 100% of the shares being offered in the Offering:

	If 25% of Shares Sold	If 50% of Shares Sold	If 75% of Shares Sold	If 100% of Shares Sold
Gross Proceeds	$2,500,000	$5,000,000	$7,500,000	$10,000,000
Offering Expenses (Underwriting Discounts and Commissions to broker dealers)	$25,000	$50,000	$75,000	$100,000

Net Proceeds	$2,475,000	$4,950,000	$7,425,000	$9,900,000

Our intended use of the net proceeds is as follows:
Fees for Qualification of Offering under Regulation A (includes legal, auditing, accounting, transfer agent, and other professional fees as well as feed paid to Dalmore)	$283,000	$283,000	$283,000	$283,000
Marketing and other financing costs	$436,607	$703,273	$969,940	$1,236,607
Research and Development	$1,255,393	$3,463,727	$5,672,060	$7,880,393
Working Capital and General Corporate Purposes	$500,000	$500,000	$500,000	$500,000
Total Use of Proceeds	$2,475,000	$4,950,000	$7,425,000	$9,900,000

Because the offering is being made on a "best efforts" basis, without a minimum offering amount, the Company may close the offering without sufficient funds for all the intended purposes set out above. In such an event, the Company will adjust its use of proceeds by reducing the amount of proceeds to be used towards the fees pertaining to the qualification of the Offering. The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company. The intended use of proceeds in this section takes into account the potential impacts of COVID-19.

Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds that we receive in this offering in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit, or direct or guaranteed obligations of the U.S. government.

DETERMINATION OF OFFERING PRICE

The public offering price of the shares was determined solely by us. That public offering price is subject to change as a result of market conditions and other factors. Prior to this offering, no public market exists for our Shares. The principal factors considered in determining the public offering price of the shares included:

  the information in this Offering Circular, including our financial information;

  the history and the prospects for the industry in which we compete;

  the ability of our management;

  the prospects for our future earnings;

  the present state of our development and our current financial condition;

  the general condition of the economy and the securities markets in the United States at the time of this offering;

  the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

  other factors as were deemed relevant.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no formal marketplace for the Company's Common Shares. These securities are illiquid and there will not be an official current price for them, as there would be if we were a publicly-traded company with a listing on a stock exchange.

As of February 23, 2023, there was one record holders of our Shares.

Historical Common Equity Transactions

Algernon Neuro was incorporated on December 9, 2022 pursuant to the laws of the Province of British Columbia by Algernon Pharma with one common share of Algernon Neuro being issued to Algernon Pharma for $1.00.

On December 20, 2022, the Company acquired all of the assets of the DMT research and development program, focused on the treatment of stroke, from Algernon Pharma (CSE: AGN, OTCQB: AGNPF, FRANKFURT: AGW0) in exchange for 20,000,000 common shares of the Company with a deemed value of $20,000,000, subject to potential adjustment under limited circumstances.   In connection with the agreement, Algernon Pharma gave the Company a perpetual royalty free license to use trademarks owned by Algernon Pharma for the DMT program. This license shall terminate upon (i) the Company becoming insolvent, (ii) a petition in bankruptcy being filed against the Company (iii) the Company’s clear intent to case using the intellectual property for two consecutive years, (iv) a material breach of the agreement and (v) upon 90 days written notice.

CAPITALIZATION

The following table sets forth our capitalization as of February 23, 2023 on an actual basis.

This table should be read in conjunction with the information contained in this Offering Circular, including "Summary Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our financial statements and the related notes thereto appearing elsewhere in this Offering Circular.

Algernon Neuro was incorporated on December 9, 2022 as a wholly-owned subsidiary of Algernon Pharma pursuant to the laws of the Province of British Columbia by Algernon Pharma with one common share of Algernon Neuro being issued to Algernon Pharma for $1.00.

On December 20, 2022, the Company acquired all of the assets of the DMT research and development program, focused on the treatment of stroke, from Algernon Pharma (CSE: AGN, OTCQB: AGNPF, FRANKFURT: AGW0) in exchange for 20,000,000 common shares of the Company with a deemed value of $20,000,000, subject to potential adjustment under limited circumstances.

In U.S. Dollars	DMT Program of Algernon Pharma	Algernon NeuroScience Inc.	Proforma Adjustments		As of February 23, 2023 (Unaudited)
Cash	$-	$1	$-		$1

Current notes payable, net	-	-	-		-
Current notes payable, net - related parties	-	-	-		-
Long-term notes payable, net	-	-	-		-
Long-term notes payable - related parties	-	-	-		-
	-	-	-		-
Stockholders' equity:
Class A Common Shares, no par value; unlimited shares authorized and 20,000,001 shares issued and outstanding on an actual basis	-	1	25,419	A	25,420
Additional paid-in capital	-	-	-		-
Accumulated deficit	(1,621,030)	-	1,621,030	B	-
Non-controlling interest	-	-	-		-
Total stockholders' deficit	(1,621,030)	1	1,646,449		25,420
Total capitalization	$(1,621,030)	$2	$1,646,449		$25,421

(A) As the acquisition of the DMT Program by the Company is a non-monetary related party transaction, the transaction lacks commercial substance and thus, the common shares issued in connection with the acquisition were measured at the carrying value of the intangible assets acquired in the transaction.

(B) The deficit has been adjusted to $nil to remove the DMT Program’s liabilities as the Company acquired the assets of the DMT Program.

DILUTION

Dilution is the amount by which the offering price paid by purchasers of Shares sold in this offering will exceed the pro forma net tangible book value per Share after the offering. As of February 23, 2023, our pro forma net tangible book value was $1, or $nil per share. Pro forma net tangible book value is the value of our total tangible assets less total liabilities.

Based on the initial offering price of $1.00 per Share, on an as adjusted basis as of August 31, 2022, after giving effect to the offering of Shares for cash (assuming no issuance of Bonus Shares) and the application of the related net proceeds, our pro forma net tangible book value would be:

(i) $8,380,394 or $0.28 per Share, assuming the sale of 100% of the Shares offered (10,000,000 Shares) with net proceeds in the amount of $8,380,393 after deducting estimated broker commissions of $100,000 and estimated offering expenses of $1,519,607;

(ii) $6,172,061, or $0.22 per Share, assuming the sale of 75% of the Shares offered  (7,500,000 Shares) with net proceeds in the amount of $6,172,060 after deducting estimated broker commissions of $75,000 and estimated offering expenses of $1,252,940;

(iii) $3,963,728, or $0.16 per Share, assuming the sale of 50% of the Shares offered (5,000,000 Shares) with net proceeds in the amount of $3,963,727 after deducting estimated broker commissions of $50,000 and estimated offering expenses of $986,273; and

(iv) $1,755,394, or $0.08 per Share, assuming the sale of 25% of the Shares offered (2,500,000 Shares) with net proceeds in the amount of $1,755,393 after deducting estimated broker commissions of $25,000 and estimated offering expenses of $719,607.

Purchasers of Shares in this offering will experience immediate and substantial dilution in net tangible book value per share for financial accounting purposes, as illustrated in the following table on an approximate dollar per share basis, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in this offering:

Percentage of offering Shares sold	100%	75%	50%	25%
Offering price per Share	$1.00	$1.00	$1.00	$1.00
Net tangible book value per Share before this offering	$-	$-	$-	$-
Increase in net tangible book value per share attributable to new investors	$0.28	$0.22	$0.16	$0.08
Pro forma net tangible book value per share after this offering	$0.28	$0.22	$0.16	$0.08
Immediate dilution in net tangible book value per share to new investors	$0.72	$0.78	$0.85	$0.92

The following tables sets forth depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered for cash in this offering, as of February 23, 2023, the number of Shares purchased from us (assuming no issuance of Bonus Shares), the total consideration paid to us and the average price per share paid by existing stockholders and to be paid by new investors purchasing Shares in this offering, after giving pro forma effect to the new investors in this offering at the offering price of $1.00 per Share, together with the total consideration paid and average price per Share paid by each of these groups, before deducting estimated broker commissions and estimated offering expenses.

	100% of the Shares Sold
	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share
Existing stockholders as of February 23, 2023	20,000,001	67%	$20,000,001	67%	$1.00
New investors	10,000,000	33%	$10,000,000	33%	$1.00
Total	30,000,001	100%	$30,000,001	100%	$1.00

	75% of the Shares Sold
	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share
Existing stockholders as of February 23, 2023	20,000,001	73%	$20,000,001	73%	$1.00
New investors	7,500,000	27%	$7,500,000	27%	$1.00
Total	27,500,001	100%	$27,500,001	100%	$1.00

	50% of the Shares Sold
	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share
Existing stockholders as of February 23, 2023	20,000,001	80%	$20,000,001	80%	$1.00
New investors	5,000,000	20%	$5,000,000	20%	$1.00
Total	25,000,001	100%	$25,000,001	100%	$1.00

	25% of the Shares Sold
	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share
Existing stockholders as of February 23, 2023	20,000,001	89%	$20,000,001	89%	$1.00
New investors	2,500,000	11%	$2,500,000	11%	$1.00
Total	22,500,001	100%	$22,500,001	100%	$1.00

The foregoing discussion and tables above do not give effect to the dilution that would result from the issuance of Bonus Shares in connection with this Offering.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma financial information presents the unaudited statement of financial position as of December 19, 2022 and pro forma statement of loss and comprehensive loss of the Company for the three months ended November 30, 2022 and twelve months ended August 31, 2022 and accounts for the acquisition of the DMT Program for Algernon Pharma giving effect to the transaction as if it had occurred as of December 19, 2022.  On December 20, 2022, the Company acquired all of the assets of the DMT research and development program, focused on the treatment of stroke, from Algernon Pharma in exchange for 20,000,000 common shares of the Company, subject to potential adjustment under limited circumstances.   In connection with the agreement, Algernon Pharma gave the Company a perpetual royalty free license to use trademarks owned by Algernon Pharma for the DMT program. This license shall terminate upon (i) the Company becoming insolvent, (ii) a petition in bankruptcy being filed against the Company (iii) the Company’s clear intent to case using the intellectual property for two consecutive years, (iv) a material breach of the agreement and (v) upon 90 days written notice.

The unaudited pro forma financial information are based on the historical statements of Algernon Pharma and the Company and combine the results of operations giving effect to the transaction as if it occurred on September 1, 2021, and reflecting the pro forma adjustments expected to have a continuing impact on the combined results.

The unaudited pro forma  financial information are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the acquisitions been completed on the assumed dates or for the periods presented, or that may be realized in the future. The unaudited pro forma financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements referred to above.

ALGERNON NEUROSCIENCE INC.

Proforma Financial Statements

As at December 19, 2022 and for the year ended August 31, 2022 and the three months ended November 30, 2022

(Unaudited - Expressed in Canadian dollars)

ALGERNON NEUROSCIENCE INC. PRO FORMA STATEMENT OF FINANCIAL POSITION (Unaudited – Expressed in Canadian dollars) AS AT DECEMBER 19, 2022

	DMT Program of Algernon Pharmaceuticals Inc.	Algernon NeuroScience Inc.	Notes	Pro Forma Adjustments	Pro Forma December 19, 2022
	$	$		$	$
ASSETS
Current
Cash	-	1		-	1
Total current assets	-	1			1

Intangible assets	34,283	-	A	-	34,283

TOTAL ASSETS	34,283	1		-	34,284

LIABILITIES
Current
Accounts payable and accrued liabilities	213,276	-	B	(213,276)	-
Due to parent company	2,007,290	-	B	(2,007,290)	-
Total current liabilities	2,220,566	-		(2,220,566)	-

TOTAL LIABILITIES	2,220,566	-		(2,220,566)	-

EQUITY
Share capital	-	1	A	34,283	34,284

Deficit	(2,186,283)	-	C	2,186,283	-
Total equity	(2,186,283)	1		2,220,566	34,284

TOTAL LIABILITIES AND EQUITY	34,283	1		-	34,384

ALGERNON NEUROSCIENCE INC. PRO FORMA STATEMENT OF LOSS AND COMPREHENSIVE LOSS (Unaudited – Expressed in Canadian dollars) YEAR ENDED AUGUST 31, 2022

	DMT Program of Algernon Pharmaceuticals Inc.	Algernon NeuroScience Inc.	Notes	Pro Forma Adjustments	Pro Forma November 30, 2022
	$	$		$	$

General and administrative expenses
Research and development	1,002,339	-		-	1,002,339
Amortization	1,885	-		-	1,885
Salaries and benefits	228,750	-	D	(201,111)	27,639
Management fees	-	-	E	500,000	500,000

Total expenses	1,232,974	-		298,889	1,531,863

NET LOSS AND COMPREHENSIVE LOSS	(1,232,974)	-		(298,889)	(1,531,863)

NET LOSS PER SHARE – BASIC AND DILUTED	(0.06)	-		(0.02)	(0.08)

ALGERNON NEUROSCIENCE INC. PRO FORMA STATEMENT OF LOSS AND COMPREHENSIVE LOSS (Unaudited – Expressed in Canadian dollars) THREE MONTHS ENDED NOVEMBER 30, 2022

	DMT Program of Algernon Pharmaceuticals Inc.	Algernon NeuroScience Inc.	Notes	Pro Forma Adjustments	Pro Forma November 30, 2022
	$	$		$	$

General and administrative expenses
Research and development	214,293	-		-	214,293
Amortization	472	-		-	472
Salaries and benefits	69,257	-	E	(31,831)	37,426
Management fees	-	-	F	125,000	125,000

Total expenses	284,022	-		93,169	377,191

NET LOSS AND COMPREHENSIVE LOSS	(284,022)	-		(93,169)	(377,191)

NET LOSS PER SHARE – BASIC AND DILUTED	(0.01)	-		(0.01)	(0.02)

ALGERNON NEUROSCIENCE INC.
NOTES TO PRO FORMA FINANCIAL STATEMENTS
(Unaudited – Expressed in Canadian dollars)
AS AT DECEMBER 19, 2022 AND FOR THE YEAR ENDED AUGUST 31, 2022 AND THE THREE
MONTH PERIOD ENDED NOVEMBER 30, 2022

 1. Basis of presentation

The unaudited pro forma financial statements of Algernon NeuroScience Inc. (the “Company”) have been prepared by management for the purposes of inclusion in a preliminary offering circular dated February 22, 2023. These pro forma financial statements give effect to the acquisition of the N,N-dimethyltryptamine (“DMT”) research and development program (the “DMT Program”) of Algernon Pharmaceuticals Inc. (“AGN Pharma”) under the Asset Transfer and Trademark License Agreement dated December 20, 2022 (the “Acquisition Agreement”). The Acquisition Agreement provides that the Company will issue 20,000,000 common shares to AGN Pharma in exchange for the assets of the DMT Program. The Company is a wholly owned subsidiary of AGN Pharma.

These pro forma financial statements include:

(a) a pro forma statement of financial position as at December 19, 2022 which was prepared from the audited statement of financial position of the Company as at December 19, 2022 and the unaudited condensed interim carve-out statement of financial position of the DMT Program as at November 30, 2022, which gives pro forma effect to the acquisition of the DMT Program by the Company and the assumptions described in Note 2, as if these transactions occurred on December 19, 2022.

(b) a pro forma statement of loss and comprehensive loss for the year ended August 31, 2022 prepared from the audited carve-out statement of loss and comprehensive loss of the DMT Program for the year ended August 31, 2022, as if the transactions described in Note 2 had occurred on September 1, 2021. As the Company had not commenced operations at December 19, 2022 a statement of income or loss and comprehensive income or loss for the Company has not been presented as there were no transactions.

(c) a pro forma statement of loss and comprehensive loss for the three months ended November 30, 2022 prepared from the interim carve-out statement of loss and comprehensive loss of the DMT Program for the three months ended November 30, 2022, as if the transactions described in Note 2 had occurred on September 1, 2022. As the Company had not commenced operations at December 19, 2022 a statement of income or loss and comprehensive income or loss for the Company has not been presented as there were no transactions.

These unaudited pro forma financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”).

The unaudited pro forma financial statements have been compiled using the significant accounting policies as set out in the audited financial statements of the Company for the eleven day period from incorporation to December 19, 2022, the audited carve-out financial statements of the DMT Program for the year ended August 31, 2022 and the unaudited condensed interim carve-out financial statements for the three months ended November 30, 2022.  Based on the review of the accounting policies of the DMT Program, it is management’s opinion that, there are no material differences between the accounting policies of the Company and the DMT Program.

ALGERNON NEUROSCIENCE INC.
NOTES TO PRO FORMA FINANCIAL STATEMENTS
(Unaudited – Expressed in Canadian dollars)
AS AT DECEMBER 31, 2022 AND FOR THE YEAR ENDED AUGUST 31, 2022 AND THREE MONTHS
ENDED NOVEMBER 30, 2022

1. Basis of presentation (continued)

It is management’s opinion that these pro forma financial statements include all adjustments necessary for the fair presentation, in all material respects, of the proposed transaction described above in accordance with IFRS applied on a basis consistent with the Company’s accounting policies.  No adjustments have been made to reflect potential cost savings that may occur subsequent to completion of the transaction.  The pro forma statement of loss and comprehensive loss does not reflect non-recurring charges or credits directly attributable to the transaction, of which none are currently anticipated.

The unaudited pro forma financial statements are not intended to reflect the results of operations or the financial position of the Company which would have actually resulted had the proposed transaction been effected on the dates indicated.  Further, the unaudited pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.  The actual pro forma adjustments will depend on a number of factors, and could result in a change to the unaudited pro forma financial statements.

2. Pro forma assumptions

The unaudited pro forma financial statements give effect to the following transactions and assumptions:

(A) As the acquisition of the DMT Program completed under the Acquisition Agreement is a non-monetary related party transaction, the transaction lacks commercial substance and thus, the intangible assets were measured at their carrying value of $34,283 at the acquisition date. In addition, the common shares issued in connection with the Acquisition Agreement were measured at the carrying value of the intangible assets.

(B) On December 20, 2022, the Company acquired the assets of the DMT Program in exchange for 20,000,000 common shares of the Company. As a result of the liabilities on the statement of financial position of the carve-out financial statements of the DMT Program are adjusted out of these proforma financial statements.

(C) The deficit has been adjusted to $nil to remove the DMT Program’s liabilities as at November 30, 2022 as the Company acquired the assets of the DMT Program.

(D) Salaries and benefits of the DMT Program reflect salaries of employees of AGN Pharma, including non-cash salaries, that are allocated to each of AGN Pharma’s research and development programs, including the DMT Program. This allocation of expenses is based on an estimate of the proportion of the expense that pertains to each program. With the acquisition of the DMT Program, the allocation of salaries, excluding the non-cash salaries, is replaced by a management fee as described in assumption E for the year ended August 31, 2022 and F for the three months ended November 30, 2022. The non-cash salaries are excluded from the adjustment as the Company would incur a similar amount of share-based compensation from the issuance of stock options as the amount recorded by the DMT Program for non-cash salaries.

ALGERNON NEUROSCIENCE INC. NOTES TO PRO FORMA FINANCIAL STATEMENTS (Unaudited – Expressed in Canadian dollars) AS AT DECEMBER 19, 2022 AND FOR THE TWELVE MONTHS ENDED NOVEMBER 30, 2022

2. Pro forma assumptions (continued)

(E) On December 20, 2022, the Company signed a management agreement with AGN Pharma under which the Company would pay AGN Pharma a management fee equal to $500,000 per annum. The management fee replaces the allocation of salaries which were adjusted as described in assumption D.

(F) On December 20, 2022, the Company signed a management agreement with AGN Pharma under which the Company would pay AGN Pharma a management fee equal to $500,000 per annum or $125,000 for the three months ended November 30, 2022. The management fee replaces the allocation of salaries which were adjusted as described in assumption D.

 3. Pro forma share capital

 Pro forma share capital as at December 19, 2022 has been determined as follows:

	Number of common shares	Amount
		$

Issued for cash on incorporation on December 9, 2022	1	1

Issued in exchange for the assets of the DMT Program	20,000,000	34,283

Pro forma share capital	20,000,001	34,284

4. Loss per share – basic and diluted

The calculation of the pro forma basic and diluted loss per share in the pro forma statement of loss and comprehensive loss for the year ended August 31, 2022 is based upon the assumption that the transaction contemplated in the Acquisition Agreement occurred on September 1, 2021 and were based upon the weighted average number of shares of 20,000,001 for basic and diluted loss per share calculation.

The calculation of the pro forma basic and diluted loss per share in the pro forma statement of loss and comprehensive loss for the three months ended November 30, 2022 is based upon the assumption that the transaction contemplated in the Acquisition Agreement occurred on September 1, 2022 and were based upon the weighted average number of shares of 20,000,001 for basic and diluted loss per share calculation.

5. Pro forma statutory income tax rate

The pro forma effective statutory income tax rate of the combined companies will be 27%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,”, or “our” refer to the business of Algernon Neuro. You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Special Note Regarding Forward-Looking Statements” sections and elsewhere in this offering circular, our actual results may differ materially from those anticipated in these forward-looking statements. This discussion and analysis of financial condition and results of operations presents and discusses information and results of the DMT program of Algernon Pharma. Algernon Neuro was incorporated on December 9, 2022 and acquired the DMT program of Algernon Pharma on December 20, 2022. The carve-out financial statements of the DMT program and management’s discussion and analysis included, reflect all of the expenses of the DMT program as well as all expenses allocated to the DMT program. The DMT program did not have any revenues for the periods presented and discussed. Prior to the acquisition of the DMT program, from December 9, 2022 to December 20, 2022, the Company had no operations.

This Circular should be read in conjunction with the accompanying carve-out financial statements and related notes. The discussion and analysis of the financial condition and results of operations are based upon the financial statements, which have been prepared in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board.

The preparation of financial statements in conformity with these accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we review our estimates and assumptions. The estimates were based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from those estimates or other forward-looking statements under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations. Our actual results may differ materially as a result of many factors, including those set forth under the headings entitled "Special Note Regarding Forward Looking Statements" and "Risk Factors".

Critical accounting policies, the policies we believe are most important to the presentation of our financial statements and require the most difficult, subjective and complex judgments, are outlined below under the heading "Critical Accounting Policies and Estimates", and have not changed significantly since our founding.

All amounts referenced with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section are in Canadian dollars.

Overview

Algernon Neuro was incorporated on December 9, 2022 under the BCBCA. The registered office of Algernon Neuro is located at Suite 1500 - 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7.

Results of Operations for the Year Ended August 31, 2022 as Compared to the Year Ended August 31, 2021

The DMT program of Algernon Pharma had a net loss of $1,232,974 for the year ended August 31, 2022 compared to a net loss of $669,287 for the year ended August 31, 2021.  The DMT program's operating expenses for the year ended August 31, 2022 included the following:

  Research and development expenses of $1,002,339 (2021 - $467,212)
  Amortization of intangible assets of $1,885 (2021 - $nil)
  Salaries and benefits of $228,750 (2021 - $202,075)

Research and development expenses totaled $1,002,339 for the year ended August 31, 2022 (2021 – $467,212) and pertained primarily to the manufacturing and development of DMT product for clinical studies and preclinical work in advance of the Phase I clinical trial. The increase when compared to the year ended August 31, 2021 was mainly due the advancement of the program during the year ended August 31, 2022 and more research and development being performed as a result of the stage of the development project. The program was initiated during the year ended August 31, 2021 and as a result the expenses were lower in the initial year of the program.

During the year ended August 31, 2022, the DMT program of Algernon Pharma changed its estimate in relation to the useful life of patent application costs and began to amortize these costs over their remaining estimated useful life representing the remaining months to expiration of the associated patent. The DMT program recorded $1,885 of amortization expense on the statement of loss and comprehensive loss for the year ended August 31, 2022 (2021 - $nil) pertaining to the DMT program's patent applications.

Salaries and benefits for the year ended August 31, 2022 were $228,750 (2021 - $202,075) which represents a portion of salaries, including bonuses and non-cash salaries, and benefits paid to the officers and employees of Algernon Pharma. The increase from the year ended August 31, 2021 resulted from bonuses declared during the year ended August 31, 2022 partially offset by non-cash salaries.

Results of Operations for the Three Months Ended November 30, 2022 as Compared to the Three Months Ended November 30, 2021

The DMT program of Algernon Pharma had a net loss of $284,022 for the three months ended November 30, 2022 compared to a net loss of $290,590 for the three months ended November 30, 2021.  The DMT program’s operating expenses for the three months ended November 30, 2022 included the following:

  Research and development expenses of $214,293 (2021 – $255,758)
  Amortization of intangible assets of $472 (2021 – $nil)
  Salaries and benefits of $69,257 (2021 – $34,832)

Research and development expenses totaled $214,293 for the three months ended November 30, 2022 (2021 – $255,758) and pertained primarily to the manufacturing and development of DMT product for clinical studies and preclinical work in advance of the Phase I clinical trial. The decrease when compared to the three months ended November, 2021 was mainly due more research and development work being performed during the three months ended November 30, 2021 pertaining to the manufacture of product for the upcoming clinicals studies.

During the three months ended November 30, 2022, the DMT program of Algernon Pharma changed its estimate in relation to the useful life of patent application costs and began to amortize these costs over their remaining estimated useful life representing the remaining months to expiration of the associated patent. The DMT program recorded $472 of amortization expense on the statement of loss and comprehensive loss for the three months ended November 30, 2022 (2021 - $nil) pertaining to the DMT program’s patent applications.

Salaries and benefits for the three months ended November 30, 2022 were $69,257 (2021 – $34,832) which represents a portion of salaries, including bonuses and non-cash salaries, and benefits paid to the officers and employees of Algernon Pharma. The increase from the three months ended November 30, 2021 resulted from higher non-cash salaries during the three months ended November 30, 2022 as a result of stock options and restricted share units granted by Algernon Pharma which had not vested during the period.

Liquidity and Capital Resources

Liquidity risk is the risk that the DMT program of Algernon Pharma will encounter difficulty in satisfying financial obligations as they become due. The DMT program of Algernon Pharma manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities. The DMT program of Algernon Pharma’s objective in managing liquidity risk is to maintain sufficient readily available reserves in order to meet its liquidity requirements. At August 31, 2022, the DMT program of Algernon Pharma had negative working capital of $1,937,016 compared to negative working capital at August 31, 2021 of $686,167. This included current liabilities of $1,937,016 (August 31, 2021 - $686,167). At November 30, 2022, the DMT program of Algernon Pharma had negative working capital of $2,220,566 (August 31, 2022 - $1,937,016) which included current liabilities of $2,220,566 (August 31, 2022 - $1,937,016). The DMT program of Algernon Pharma’s accounts payable and accrued liabilities have contractual maturities of less than 30 days and are subject to normal trade terms.  The amounts recorded in due to parent company represent expenses of the DMT Program paid or accrued by Algernon. These amounts are unsecured, payable on demand and non-interest bearing. The DMT program of Algernon Pharma has no long-term debt.

At present, the DMT program of Algernon Pharma has no current operating income. The DMT program of Algernon Pharma will need to raise sufficient working capital to maintain operations.  Without additional financing, the DMT program of Algernon Pharma may not be able to fund its ongoing operations and complete development activities. The DMT program of Algernon Pharma intends to finance its future requirements through a combination of debt and/or equity issuance. There is no assurance that the DMT program of Algernon Pharma will be able to obtain such financings or obtain them on favorable terms. These uncertainties may cast doubt on the DMT program of Algernon Pharma's ability to continue as a going concern.

The DMT program of Algernon Pharma uses "working capital" to assess liquidity and general financial strength and is calculated as current assets less current liabilities. Working capital does not have any standardized meaning prescribed by IFRS and is referred to as a "Non-GAAP Financial Measure."  It is unlikely for Non-GAAP Financial Measures to be comparable to similar measures presented by other companies.

Cash from Operating Activities

Cash from operating activities totalled $19,760 for the year ended August 31, 2022 compared to $16,880 for the year ended August 31, 2021 and the increase resulted from increases in amounts due to the parent company and accounts payable and accrued liabilities, offset by an increase in the DMT program of Algernon Pharma’s net loss for the year.

There was no cash from operating activities for the three months ended November 30, 2022 compared to $5,782 for the three months ended November 30, 2021 and the decrease resulted from decreases in amounts due to the parent company and accounts payable and accrued liabilities between the two periods.

Cash Used in Investing Activities

Cash used in investing activities for the year ended August 31, 2022 was $19,760 compared to $16,880 for the year ended August 31, 2021 and relates entirely to additions in intangible assets from the filing of patent applications in both years.

There was no cash used in investing activities for the three months ended November 30, 2022 compared to $5,782 for the three months ended November 30, 2021 which entirely related to additions in intangible assets from the filing of patent applications.

Cash flows from Financing Activities

The DMT program of Algernon Pharma did not have any cash flows from financing activities during the years ended August 31, 2022 and 2021 or the three months ended November 30, 2022 and 2021.

Research and Development, Patents and Licenses, etc.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the DMT program of Algernon Pharma intends to and has sufficient resources to complete development and to use or sell the asset. Expenditures capitalized may include the cost of materials, direct labour and overhead costs that are directly attributable to preparing the asset for its intended use. Other development expenditures are recognized in profit or loss as incurred. Expenditures on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, are recognized in profit or loss when incurred.

All of the DMT program's research and development projects are being conducted by third party contract research organizations. The DMT research program of Algernon Pharma was directly managed by Dr. Mark Williams, Algernon Pharma's Chief Science Officer, until his resignation on March 1, 2021.  Effective March 1, 2021, Dr. Christopher Bryan assumed the position of Vice President of Research and Operations and was directly in charge of Algernon Pharma's DMT program after that date.

Trend Information

Due to our short operating history, we are not aware of any trends that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Going Concern

As at August 31, 2022, the DMT program had an accumulated deficit of $1,902,261 (2021 - $669,287) and for the year then ended incurred a net loss of $1,232,974 (2021 - $669,287). As at November 30, 2022, the DMT program has an accumulated deficit of $2,186,283 (August 31, 2022 - $1,902,261) and for the three months ended November 30, 2022 incurred a net loss of $284,022 (2021 - $290,590). The DMT program of Algernon Pharma will need to raise sufficient working capital to maintain the DMT program’s operations. Without additional financing, the DMT program of Algernon Pharma may not be able to fund the ongoing operations of the DMT program of Algernon Pharma and complete its development activities. Management anticipates that the DMT program of Algernon Pharma will continue to raise adequate funding through equity or debt financings, although there is no assurance that the DMT program of Algernon Pharma will be able to obtain adequate funding on favorable terms. These uncertainties may cast significant doubt on the DMT program of Algernon Pharma’s ability to continue as a going concern. These financial statements have been prepared on a going concern basis, which assumes that the DMT program of Algernon Pharma will be able to realize the assets and discharge the liabilities of the DMT program of Algernon Pharma in the normal course of business. These financial statements do not reflect adjustments, which could be material, to the carrying value of assets and liabilities, which may be required should the DMT program of Algernon Pharma be unable to continue as a going concern.

Internal control over financial reporting and disclosure controls and procedures

Management is responsible for the design and maintenance of both internal control systems over financial reporting and disclosure controls and procedures. Disclosure controls and procedures are designed to provide reasonable assurance that relevant information is gathered and reported to senior management on a timely basis so that appropriate decisions can be made regarding public disclosure.

Current disclosure controls include meetings with the Chief Executive Officer, Chief Financial Officer and members of our board of directors and Audit Committee through e-mails, on telephone conferences and informal meetings to review public disclosure. Our board of directors has delegated the duties to the Chief Executive Officer who is primarily responsible for financial and disclosure controls.

Management and the board of directors continue to work to mitigate the risk of material misstatement.

Financial Instruments & Risk Management

The DMT program of Algernon Pharma's financial instruments as at November 30, 2022 and August 31, 2022 included accounts payable and accrued liabilities and due to parent company.

The DMT program of Algernon Pharma classifies its financial instruments into the following categories:

         accounts payable and accrued liabilities are classified as other financial liabilities, which are measured at amortized cost.
         due to parent company is classified as other financial liabilities, which are measured at amortized cost.

Fair Value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values.

Level 1 - fair values are based on quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - fair values are based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices); or

Level 3 - fair values are based on inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The DMT program of Algernon Pharma classified its financial instruments at Level 1 and as follows:

	Financial Assets	Financial Assets	Financial Liabilities
	Fair Value Through Profit Or loss	Measured at Amortized Cost	Measured at Amortized Cost
November 30, 2022
Accounts payable and accrued liabilities	$-	$-	$(213,376)
Due to parent company	$-	$-	$(2,007,290)

	Financial Assets	Financial Assets	Financial Liabilities
	Fair Value Through Profit Or loss	Measured at Amortized Cost	Measured at Amortized Cost
August 31, 2022
Accounts payable and accrued liabilities	$-	$-	$(382,367)
Due to parent company	$-	$-	$(1,554,649)

	Financial Assets	Financial Assets	Financial Liabilities
	Fair Value Through Profit Or loss	Measured at Amortized Cost	Measured at Amortized Cost
August 31, 2021
Accounts payable and accrued liabilities	$-	$-	$(167,598)
Due to parent company	$-	$-	$(518,569)

The DMT program of Algernon Pharma's risk exposure and the impact on the DMT program of Algernon Pharma's financial instruments are summarized below:

Liquidity risk

Liquidity risk for the DMT program is the risk that the DMT program of Algernon Pharma will encounter difficulty in satisfying financial obligations as they become due. The DMT program of Algernon Pharma manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities. The DMT program of Algernon Pharma's objective in managing liquidity risk is to maintain sufficient readily available reserves in order to meet its liquidity requirements. All of the DMT program of Algernon Pharma's financial obligations are due within one year.

At August 31, 2022, the DMT program of Algernon Pharma had a working capital deficit of $1,937,016 (2021 - $686,167). As at November 30, 2022, the DMT program of Algernon Pharma had a working capital deficit of $2,220,566 (August 31, 2022 - $1,937,016). The operations of the DMT program of Algernon Pharma have historically been and will continue to be funded by Algernon Pharma.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market prices. Market risk comprises three types of risk: interest rate risk, foreign currency risk, and other price risks. The DMT program of Algernon Pharma is not exposed to significant interest rate risk and other price risk.

  Interest rate risk - Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The DMT program of Algernon Pharma is not exposed to significant interest rate risk.

  Other price risk - Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market prices, other than those arising from interest rate risk or foreign currency risk. The DMT program of Algernon Pharma is not exposed to significant other price risk.

  Foreign currency risk - Foreign currency risk is related to fluctuations in foreign exchange rates. The DMT Program has certain expenditures that are denominated in US dollars ("US$"), Euros, and British Pound Sterling ("GBP") and other operating expenses that are mainly in Canadian dollars ("CAD$").

As at August 31, 2022, the DMT program of Algernon Pharma had monetary liabilities of US$1,500 or $1,967 (2021 - US$nil) at the CAD$ equivalent. The DMT program of Algernon Pharma's sensitivity analysis suggests that a change in the absolute rate of exchange in US$ by 10% will increase or decrease other comprehensive loss by approximately $197 (2021 - $nil).

As at November 30, 2022, the DMT Program had monetary liabilities of US$5,995 or $8,098 (August 31, 2022 - US$1,500 or $1,967) at the CAD$ equivalent. The DMT Program’s sensitivity analysis suggests that a change in the absolute rate of exchange in US$ by 10% will increase or decrease other comprehensive loss by approximately $810 (2021 - $nil).

As at August 31, 2022, the DMT program of Algernon Pharma had monetary liabilities of €136,986 or $180,287 (2021 - €nil) at the CAD equivalent. The DMT program of Algernon Pharma's sensitivity analysis suggests that a change in the absolute rate of exchange in the Euro by 10% will increase or decrease other comprehensive loss by approximately $18,029 (2021 - $nil).

As at August 31, 2022, the DMT program of Algernon Pharma had monetary liabilities of GBP$120,000 or $182,892 (2021 - GBP$nil) at the CAD equivalent. The DMT program of Algernon Pharma's sensitivity analysis suggests that a change in the absolute rate of exchange in the GBP by 10% will increase or decrease other comprehensive loss by approximately $18,289 (2021 - $nil).

As at November 30, 2022, the DMT Program had monetary liabilities of GBP$120,000 or $194,316 (August 31, 2022 - GBP$120,000 or $182,892) at the CAD$ equivalent. The DMT Program’s sensitivity analysis suggests that a change in the absolute rate of exchange in the GBP by 10% will increase or decrease other comprehensive loss by approximately $19,432 (August 31, 2021 - $nil).

The DMT program of Algernon Pharma has not entered into any foreign currency contracts to mitigate this risk. Foreign currency risk is considered low relative to the overall financial operating plan.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period.

Actual outcomes could differ from these estimates, and as such, the estimates and underlying assumptions are reviewed on an ongoing basis.

The following are the accounting policies subject to such judgments and the key sources of estimation uncertainty that the DMT program of Algernon Pharma believes could have the most significant impact on the reported results and financial position. The carve-out financial statements of the DMT program reflect all of the expenses of the DMT program, as well as all expenses allocated to the DMT program. The DMT program did not have any revenues for the periods presented and discussed.

Deferred income taxes

The DMT program of Algernon Pharma estimates the expected manner and timing of the realization or settlement of the carrying value of its assets and liabilities and applies the tax rates that are enacted or substantively enacted on the estimated dates of realization or settlement. In assessing the probability of realizing income tax assets, management makes estimates related to expectations of future taxable income, applicable tax opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities.

The actual amount of income taxes only becomes final upon filing and acceptance of the tax return by the relevant tax authorities, which occurs subsequent to the issuance of the financial statements.

Non-cash Salaries

Non-cash salaries for the three months ended November 30, 2022 were an allocation to the DMT Program of non-cash items that consisted of the fair value of unvested stock options of Algernon that were granted to scientific management personnel on January 1, 2022 and August 31, 2022 and the fair value of unvested RSUs of Algernon that were granted to scientific management personnel on August 31, 2022.

When Algernon issues stock options, the condensed interim carve-out financial statements for the DMT Program will record a non-cash salary expense in the year or period which the options are granted and/or vested based on the percentage of the total compensation expense allocated to the DMT Program.

The fair value of equity instruments is subject to the limitations of the Black-Scholes option pricing model, as well as other pricing models such as the Geske option pricing model for equity instruments involving compound options that incorporate market data and involve uncertainty in estimates used by management in the assumptions. Because option pricing models require inputs of highly subjective assumptions, including the volatility of share prices, changes in subjective input assumptions can materially affect the fair value estimate. The DMT Program of Algernon Pharma estimates volatility based on the Algernon's historical share prices, excluding specific time frames in which volatility was affected by specific transactions that are not considered to be indicative of the entities' expected share price volatility.

For the three months ended November 30, 2022, the DMT Program used the Black-Scholes option pricing model to determine the fair value of the options granted using the following assumptions: risk-free rate – 2.32%; expected dividend yield – nil; expected stock price volatility – 128.94%; expected option life in years – 5 years; and forfeiture rate – nil.

When Algernon Pharma issues RSUs, the carve-out financial statements for the DMT Program of Algernon Pharma will record a non-cash salary expense in the year or period which the RSU units are granted and/or vested. The expense is measured using a deemed price that is based on the volume weighted average trading price of Algernon Pharma's common shares for the five trading days immediately preceding the grant date as prescribed in Algernon Pharma's restricted share units rolling plan.

Overall, during the year ended August 31, 2022, the DMT Program of Algernon Pharma recorded a total of $27,639 (2021 - $62,541) of non-cash salary expense and during the three months ended November 30, 2022, the DMT Program recorded a total of $37,426 (2021 - $nil) of non-cash salary expense.

Allocation of Expenses

Certain expenses of the DMT Program of Algernon Pharma reflected in the carve-out financial statements, including salaries and benefits and consulting costs included within research and development expenses, are expenses of Algernon Pharma that are allocated to each of Algernon Pharma's research and development programs, including the DMT Program of Algernon Pharma.  This allocation of expenses is based on an estimate of the proportion of the expense that pertains to each program.

Intangible assets - Treatment and Recoverability

Following initial recognition, the DMT program of Algernon Pharma carries the value of the intangible assets at cost less accumulated amortization and any accumulated impairment losses. Amortization is recorded on the straight-line basis based upon management's estimate of the useful life and residual value.

Recoverability of the carrying value of intangible assets requires management to determine whether future economic benefits from sale or otherwise are likely. Evaluation may be more complex where activities have not reached a stage that permits a reasonable assessment of the viability of the asset.

Management must make certain estimates and assumptions about future events or circumstances including, but not limited to, the interpretation of research results, as well as the DMT program of Algernon Pharma's financial ability to continue sales activities and operations.

At each reporting date, the DMT program of Algernon Pharma assesses if the intangible assets have indicators of impairment. In determining whether the intangible assets are impaired, the DMT program of Algernon Pharma assesses certain criteria, including observable decreases in value, significant changes with adverse effect on the entity, evidence of technological obsolescence and future plans.

Intangible assets - Assessment of Useful Life

During the year ended August 31, 2022, the DMT program of Algernon Pharma changed its estimate in relation to the useful life of patent application costs and began to amortize these costs over their remaining estimated useful life representing the remaining months to the expiration of the associated patent.

Determination of the functional currency

In concluding that the Canadian dollar is the functional currency of Algernon Pharma, management considered the currency that mainly influences the cost of providing goods and services in the primary economic environment in which each entity operates, or if there has been a change in events or conditions that determined the primary economic environment.

Going concern

The assessment of the DMT program of Algernon Pharma's ability to continue as a going concern and to raise sufficient funds to pay its ongoing operating expenditures and to meet its liabilities for the ensuing year, involves significant judgment based on historical experience and other factors, including expectation of future events that are believed to be reasonable under the circumstances.

Apart from the above, there have been no material revisions to the nature and amount of changes in estimates of amounts reported in its carve-out financial statements for the year ended August 31, 2022 or the three months ended November 30, 2022.

Asset Acquisitions Versus Business Combinations

Management had to apply judgment with respect to whether the acquisition of assets of the DMT program of Algernon, was an asset acquisition or business combination. The assessment required management to assess the inputs, processes, and outputs of the program acquired at the time of acquisition. Acquisitions that do not meet the definition of a business combination are accounted for as asset acquisitions. Pursuant to the assessment, the acquisition of the assets of the DMT program of Algernon was considered to be asset acquisition.

Determination of Purchase Price Allocations

Estimates are made in determining the fair value of assets and liabilities, including the valuation of separately identifiable intangibles acquired as part of an acquisition. Management exercises judgment in estimating the probability and timing of when cash flows are expected to be achieved, which is used as the basis for estimating fair value. Future performance results that differ from management’s estimates could result in changes to liabilities recorded, which are recorded as they arise through profit or loss. The fair value of identified intangible assets is determined using appropriate valuation techniques. Valuations are highly dependent on the inputs used and assumptions made by management regarding the future performance of these assets and any changes in the discount rate applied. Consideration paid for an asset acquisition is allocated to the individual identifiable assets acquired and liabilities assumed based on their relative fair values. Asset acquisitions do not give rise to goodwill.

BUSINESS

Company Overview

Algernon Neuro was incorporated on December 9, 2022 pursuant to the laws of the Province of British Columbia.  On December 20, 2022, the Company acquired all of the assets of the DMT research and development program, focused on the treatment of stroke, from Algernon Pharma (CSE: AGN, OTCQB: AGNPF, FRANKFURT: AGW0) in exchange for 20,000,000 common shares of the Company with a deemed value of $20,000,000, subject to potential adjustment under limited circumstances.   In connection with the agreement, Algernon Pharma gave the Company a perpetual royalty free license to use trademarks owned by Algernon Pharma for the DMT program. This license shall terminate upon (i) the Company becoming insolvent, (ii) a petition in bankruptcy being filed against the Company (iii) the Company’s clear intent to case using the intellectual property for two consecutive years, (iv) a material breach of the agreement and (v) upon 90 days written notice. The Company may also pursue other indications with DMT and/or other neurological conditions. Prior to the acquisition of the DMT program, from December 9, 2022 to December 20, 2022, the Company had no operations.

Highlights of the acquired DMT program include:

  Clinical grade cGMP pursuant to which DMT is manufactured and formulated;
  Ethics-approved and regulatory-approved Phase 1 clinical study in progress;
  Novel DMT composition of matter patents filed;
  World leading psychedelic, DMT and stroke experts on scientific advisory board;
  Stroke program - billion-dollar market need;
  Public company management team with the FDA and clinical trial experience;
  $7.0 million completes Phase 2a clinical trial; and
  Potential increases in valuation with positive Phase 2a data, which data is expected in 18 months.

In February 2023, the Company established a clinical research program for the treatment of TBI focused on DMT. The Company believes it will be the first company globally to pursue DMT for TBI in humans and is planning to begin a Phase 2 clinical trial in Q4, 2023.

Principle Products and Services

On December 20, 2022, the Company acquired all of the assets of the DMT research and development program, focused on the treatment of stroke, from Algernon Pharma (CSE: AGN, OTCQB: AGNPF, FRANKFURT: AGW0) in exchange for 20,000,000 common shares of the Company with a deemed value of $20,000,000, subject to potential adjustment under limited circumstances.   In connection with the agreement, Algernon Pharma gave the Company a perpetual royalty free license to use trademarks owned by Algernon Pharma for the DMT program. This license shall terminate upon (i) the Company becoming insolvent, (ii) a petition in bankruptcy being filed against the Company (iii) the Company’s clear intent to case using the intellectual property for two consecutive years, (iv) a material breach of the agreement and (v) upon 90 days written notice. Prior to the acquisition of the DMT program, from December 9, 2022 to December 20, 2022, the Company had no operations.

DMT is a known psychedelic compound that is part of the tryptamine family (other drugs in the tryptamine family include psilocybin and psilocin). DMT occurs naturally in many plant species and animals and can also be synthesized in a laboratory. DMT is a highly regulated substance globally, falling under various restrictions and classifications. As a result, even if DMT is proven to be efficacious in a Phase 3 clinical trial, prior to its approval, certain applications and processes will be required in order to commercialize the product. Further, commercialization will depend on the occurrence of regulatory changes for psychedelic-based products because Health Canada and the FDA have not approved any indication. Additionally, in the United States, DMT is a Schedule I Controlled Substances under the CSA and as such we are dependent on the FDA rescheduling DMT.

DMT has a long history of use but has not been approved of in any jurisdiction of note. DMT was first found to be psychedelic by the Hungarian chemist Stephen Szára in the 1950s. In the 60s it was discovered in the human body, with research suggesting it is synthesized in lungs and the pineal gland in the brain. It is now believed to be widespread throughout the natural kingdom, in thousands of plants, and in every mammal that has been investigated so far. DMT is typically consumed as part of South American psychoactive brew known as ayahuasca which has been in use for over 500 years. Due to abuse, in the 70s, DMT was placed into a restrictive legal category, and research was halted.

In the 90's Dr. Rick Strassman conducted a dose response study to IV infusion of DMT (hallucinogenic and sub-hallucinogenic) into experienced hallucinogen users. Findings were that peak blood levels were seen after 2 minutes and were negligible after 30 minutes. DMT dose dependently elevated blood pressure, heart rate pupil diameter, rectal temperature, as well as blood levels of beta-endorphin, corticotropin, cortisol and prolactin. Growth hormone rose equally in response to all administered doses. All thresholds for effects to be deemed significant occurred at doses classified as hallucinogenic. Although one subject had to withdraw due to a marked diastolic blood pressure response, the study concluded that the drug could be administered with no safety concerns even at hallucinogenic doses.

A resurging interest in psychoactive compounds with data indicating neuroplastic effects has spurred numerous studies for efficacy in neurodegenerative conditions ranging from depression to stroke with regulators approving of DMT for clinical trials at doses high enough to trigger a psychedelic experience. Timmermann et al. also treated healthy volunteers with DMT through IV infusion, and found similar results to Strassman in that peak blood levels were found 2-3 minutes after infusion and remained significantly higher than placebo for 17 minutes. Timmermann also did not note any safety concerns about DMT infusion as the only subject to be excluded from the study was due excessive movement artifacts during EEG.

Clinical information on the safety of DMT, outside of use as an ingredient within ayahuasca, is limited but Algernon Neuro is unaware of any expressing significant safety concerns. Several studies regarding consumption of ayahuasca have been conducted finding significant adverse effects to be rare, with nausea, vomiting, diarrhea, and hypertension being most commonly reported. Nausea, vomiting and diarrhea are known side effects of the harmala alkaloids which are also components of ayahuasca.

On February 1, 2020, Algernon Pharma announced the launch a clinical research program for stroke focused on DMT, and the Company believes it became the first company globally to pursue DMT for ischemic stroke in humans.

In September 2022, approval was received to conduct a Phase 1 clinical study of an IVF of DMT for the treatment of stroke in the Netherlands from the BEBO, an independent MREC. The trial is being conducted at the CHDR in Leiden. Algernon Pharma commenced screening subjects on November 16, 2022 and the Company dosed the first patient in the study in January 2023. On February 16, 2023, the Company announced the completion of dosing in the first cohort of the study and reported that the safety review committee has approved moving the study forward with the next cohort at an escalated dose after observing no safety or tolerability issues.

The purpose of the planned study is to identify the safety, tolerability, and pharmacokinetics of DMT when administered as an intravenous bolus followed by prolonged infusion. The first part of the study will use a single-escalating dose design while the second part will test the effects of repeated administrations of the highest safe dose. There will be up to 60 healthy volunteers enrolled across the two parts of the study which will include both psychedelic experienced and psychedelic naïve patients.

The decision to investigate DMT and move it into human trials for stroke is based on independent, positive pre-clinical studies demonstrating that DMT helps promote neurogenesis as well as structural and functional neural plasticity. These are key factors involved in the brain's ability to form and reorganize synaptic connections, which are needed following a brain injury.

Unlike other companies recently researching psychedelic drugs, Algernon Neuro will be focusing on a sub-hallucinogenic, or microdose of DMT provided by continuous intravenous administration. By pursuing a continuous active microdose, the goal will be to provide patients with the therapeutic benefits of DMT, without having a psychedelic experience. This is an important element when considering treating a patient who has just suffered a stroke, wherein medications that cause a hallucinogenic response would not be preferred.

The Company also believes that a microdosing approach to developing a DMT treatment may enable a much wider review and acceptance of its data, including garnering the early interest of research investigators, the interest of clinical trial patients and ultimately clinical acceptance.

In February 2023, the Company established a clinical research program for the treatment of TBI focused on DMT. The Company believes it will be the first company globally to pursue DMT for TBI in humans and is planning to begin a Phase 2 clinical trial in Q4, 2023.

The Company has an active stroke research program underway and is currently conducting a Phase 1 DMT clinical study as previously described and has announced that it had completed dosing subjects in the first cohort of the study and that the safety review committee has approved moving the study forward with the next cohort at an escalated dose after observing no safety or tolerability issues. The Company’s clinical plan is to use the data from the Phase 1 clinical study, to accelerate directly into a Phase 2 TBI study in Q4, 2023. The Company, in consultation with its TBI advisors, may plan and conduct certain preclinical research to help better guide the planned Phase 2 clinical study.

AGN Neuro’s decision to investigate DMT for TBI is based on several factors, specifically:

  There are many commonalities between stroke and TBI where DMT has demonstrated benefit in several preclinical studies, including: neuroinflammation, mitochondrial dysfunction, reactive oxygen species, excitotoxicity, and spreading depolarizations.

  DMT is an agonist of sigma-1, a part of the body’s natural defense against physiological stresses, which is elevated following TBI. DMT increases BDNF, a protein which plays a key role in neuroplasticity. Natural levels of BDNF in the brain are decreased following TBI; however, expression of TrkB mRNA, the receptor to which BDNF binds, is increased as the brain seeks to compensate for the injury. Studies have shown that exercise-induced increases in BDNF generally improve recovery following TBI, and that blocking the effects of BDNF attenuate the improvement. Furthermore, increased levels of BDNF following TBI are correlated with improved cognitive function.

  On-going symptoms of TBI are often psychological and cognitive; a number of psychedelic drugs, including DMT, have already shown therapeutic potential in clinical trials in some of these conditions.

  In TBI, classified as mild according to the Glasgow coma scale, up to 50% of TBI patients have symptoms that have not resolved after 6 months. Millions of mild TBIs occur each year, and that number is expanding with increased access to motor vehicles in the developing world and the associated increase in accidents. There are currently no drugs approved for treatment of TBI of any severity.

Industry Background and Challenges

Global Stroke Treatment Market: Overview

According to a 2019 report from Transparency Market Research:

• the global stroke treatment market was valued at approximately US$8 billion in 2018;

• projected to grow at a compound annual growth rate of approximately 7% over the forecast period, the global stroke treatment market is expected to reach a value of approximately US$15 billion by the year 2027;

• rise in the prevalence of stroke across the world, surge in the elderly patient pool, and rapid rise in comorbidities such as atrial fibrillation, diabetes, and hypertension leading to high risk of developing stroke are anticipated to drive the global stroke treatment market during the forecast period;

• North America is the leading regional market in the global stroke treatment market, and will continue to have a major share throughout the forecast period of 2019 to 2027.

DMT is a hallucinogenic tryptamine drug producing effects similar to those of other psychedelics like LSD, ketamine, psilocybin and psilocin. DMT occurs naturally in many plant species and animals. DMT can also be synthesized in a laboratory.

At higher doses, DMT has a rapid onset, intense psychedelic effects, and a relatively short duration of action with an estimated half-life of less than fifteen minutes. Like other hallucinogens in the tryptamine family, DMT binds to serotonin receptors to produce euphoria and psychedelic effects.

DMT has been shown to induce neuroplasticity in a number of key pre-clinical studies. DMT is believed to activate pathways involved with forming neuron connections and has been shown in studies to increase the number of dendritic spines on cortical neurons. Dendritic spines form synapses (connections) with other neurons and are a major site of molecular activity in the brain.

While Dr. Strassman's Phase 1 bolus intravenous human study identified the sub-hallucinogenic dose of DMT in humans, another pre-clinical animal study demonstrated this same dose level still retains the neuroplastic effect seen in higher hallucinogenic doses.

The Company is investigating an intravenous sub-hallucinogenic dose of DMT in its research and clinical studies.

DMT - Building the Case for Stroke

Data from a study published in Experimental Neurology, in May 2020 showed that in a rat model of cerebral ischemia-reperfusion injury, DMT reduced the infarct (dead cells) volume and improved functional recovery.

Key Findings:

• Animals treated with DMT displayed lower lesion volumes than control animals measured by MRI 24 hours following the occlusion (p = 0.0373);

• Animals in the DMT group improved motor function more quickly and to a greater extent than the control group. The differences became significant on the 4th day (p = 0.0325) and persisted throughout a 30-day follow-up; and

• mRNA expression of brain-derived neurotrophic factor (BDNF) was upregulated in both the peri-infarct cortex (p = 0.0273) and contralateral cortex (p = 0.0048) as well as in serum (p < 0.0001). BDNF is a key facilitator of neuroplasticity.

Preclinical Research Plan

The Company has concluded its pre-clinical research experiments on DMT and plans to use the information to inform its clinical trial programs.

Algernon Pharma engaged Charles River Laboratories ("CRL"), whose center in Kuopio, Finland and who is a world-leading site for neurologic research, to perform its preclinical studies as CRL had the necessary controlled-substance permits to carry our research with DMT.

DMT Clinical Research Plan

1. Ischemic Stroke

Each year there are approximately 15 million strokes that occur globally with more than 795,000 strokes occurring in the U.S. alone. Approximately 87% of all strokes are ischemic strokes, which occur when a blood clot blocks blood flow to the brain.

Currently, medication treatments for ischemic stroke are primarily limited to Tissue Plasminogen Activator ("TPA") or blood thinners. However, these treatments are stroke type specific and cannot be given until the patient has received a CT scan to determine if the stroke is ischemic or hemorrhagic. Patients being treated with TPA must receive the drug within 3 hours3  of the injury. As a result, only 5%4  of stroke patients receive TPA.

Additional treatment options involve surgical intervention such as catheter embolectomy and decompressive craniotomy.

Based on its pre-clinical data research conducted by others, Algernon Neuro plans to clinically test DMT in patients as soon as possible after the stroke injury occurs. If it is established in the Company's pre-clinical research phase that DMT can be used to treat both hemorrhagic and ischemic stroke, the patient will not have to wait for a CT scan and treatment can begin immediately, possibly while being transported to the hospital.

Algernon Neuro's pre-clinical research was designed to help establish the optimal treatment period duration for DMT as well as the clinically effective sub-hallucinogenic dose.

2. Post-Stroke Rehabilitation

Approximately sixty-five percent of stroke survivors will end up with from some form of disability after having suffered a stroke. Intensive physical rehabilitation has been shown by researchers to improve function and reduce long-term disability.

While the Company will investigate DMT to treat a patient as quickly as possible after the stroke occurs, it will also investigate the potential of the drug as a treatment during the rehabilitative process. Rehabilitation therapy, which includes motor-skill exercises, mobility training and range-of-motion therapy, and can begin as soon as 24 to 48 hours after the stroke has occurred.

One specific type of rehabilitation therapy is called Constraint-induced Movement Therapy ("CIMT"). It is focused on improving upper extremity function in stroke patients and involves intensive training of the weaker arm while restricting the use of the stronger arm.

If the final data is positive, the Company will move DMT into a separate clinical trial to test for its efficacy as a post stroke rehabilitation adjunctive treatment.

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3 https://www.activase.com/

4 https://www.thelancet.com/journals/lanwpc/article/PIIS2666-6065(22)00021-9/fulltext

Pathway to Clinic

1. Pre-Investigational New Drug ("IND") FDA & Scientific Advice Meeting United Kingdom Medicines and Healthcare products Regulatory Agency ("UK MHRA")

Based on historical data showing that several DMT Phase 1 studies have already been conducted, the Company believes that it will be able to use this data to seek approval to begin its own Phase 1 study without having to complete certain toxicology work, but can give no assurance either the US FDA or Health Canada will agree.

In a Pre-IND request submitted March 16, 2021, Algernon Pharma sought direction from the US FDA regarding the design and scope of the their preclinical and early phase stroke clinical programs. The US FDA agreed with the Algernon Pharma's planned preclinical efficacy experiments and offered guidance with regards to supportive preclinical safety studies. In addition, the US FDA provided valuable input into the design of the planned Phase 1 clinical trial, which is being conducted through CDHR and the first patient was dosed in January 2023. On February 16, 2023, the Company announced the completion of dosing in the first cohort of the study and reported that the safety review committee has approved moving the study forward with the next cohort at an escalated dose after observing no safety or tolerability issues.

Algernon Pharma filed a Scientific Advice Meeting Request with the UK MHRA in order to obtain additional insight and options for its planned clinical research program. The meeting was held on November 18, 2021. The agency was supportive of Algernon Pharma's proposed clinical plans, and confirmed that no additional preclinical studies were necessary in order to begin human trials in the UK.

On January 19, 2022, Algernon Pharma announced that it had filed a combined CTA application, with the MHRA. This was accomplished via the combined review service, which provides for a single application route for its planned Phase 1 clinical human study of DMT.

The key feedback provided by the MHRA focused on the IVF of DMT for administration and the original plan was to complete the IVF in the onsite pharmacy at HMR in London, prior to the Phase 1 DMT study beginning. However, to meet the specifications requested by the MHRA, it was determined that a new vendor would be needed that had additional technical cGMP-suite capabilities.

After working to identify qualified vendors that could perform the needed work in the required time period, Algernon Pharma selected CHDR and the IVF work is in progress. In addition to its fill finish cGMP-suite services, CHDR is also a world class clinical trial center, performing approximately 60 early-phase clinical studies per year.

The primary focus of the Phase 1 DMT study is to investigate prolonged intravenous infusion of DMT, for durations which have never been clinically studied. The resulting data generated will help the Company to plan both its Phase 2 acute stroke and rehabilitation studies more effectively.

2. US FDA

At present, the Company's business activities surrounding DMT are strictly based on either pre-clinical research or clinical trials being conducted by third parties. The regulatory steps required to gain approval for DMT are the same as any other drug or compound being studied. While each global jurisdiction has their own approval process (which often defaults to FDA approval) the FDA rules and guidelines are considered the gold standard. The drug approval process includes successfully navigating through Phase 1, 2 and 3 clinical studies and based on the strength of the data, applying for marketing approval. Since DMT is currently a Schedule 1 drug, for DMT to be approved in the U.S. for sale, there will need to be some communication and agreement between the FDA and the DEA to allow for its sale for a clinical purpose in the U.S.

The Company also believes that a microdosing approach to developing a DMT treatment may enable a much wider review and acceptance of its data, including garnering the early interest of research investigators, the interest of clinical trial patients and ultimately clinical acceptance.

Regardless of where the Company's clinical trial will be conducted, the various parties that manufacture, ship, receive and handle DMT will be required to have all required licenses and permits and the Company will be undertaking to ensure that these are all in order. DMT is a controlled substance in most countries globally and the import and export of it is closely scrutinized and monitored.

According to the National Institute of Neurological Disorders and Stroke, a TBI can be caused by a forceful bump, blow, or jolt to the head or body, or from an object that pierces the skull and enters the brain. Not all blows or jolts to the head result in a TBI.

Some types of TBI can cause temporary or short-term problems with normal brain function, including problems with how the person thinks, understands, moves, communicates, and acts. More serious TBI can lead to severe and permanent disability, and even death.

Some injuries are considered primary, meaning the damage is immediate. Other outcomes of TBI can be secondary, meaning they can occur gradually over the course of hours, days, or appear weeks later. These secondary brain injuries are the result of reactive processes that occur after the initial head trauma.

There are two broad types of head injuries: Penetrating and non-penetrating:

  Penetrating TBI (also known as open TBI) happens when an object pierces the skull (e.g., a bullet, shrapnel, bone fragment, or by a weapon such as hammer or knife) and enters the brain tissue. Penetrating TBI typically damages only part of the brain.

  Non-penetrating TBI (also known as closed head injury or blunt TBI) is caused by an external force strong enough to move the brain within the skull. Causes include falls, motor vehicle crashes, sports injuries, blast injury, or being struck by an object.

Some accidents such as explosions, natural disasters, or other extreme events can cause both penetrating and non- penetrating TBI in the same person.

The global TBI market is projected to grow from USD $3.1 billion in 2021 to USD $4.5 billion by 2026 at CAGR of 8.0%5, according to a study by Global Market Estimates.

The increasing prevalence of TBI’s, rising preference for minimally invasive procedures, and increasing awareness regarding early diagnosis of brain injuries are the major factors expected to fuel the market growth. In addition, the adoption of advanced medical devices and products and the increasing implementation of government policies for healthcare services are additional factors contributing to the market growth.

TBI is a serious condition in which mechanical forces cause injury to the brain, leading to disruption of brain function. Major causes of TBIs include falls, vehicle accidents, sports injuries, domestic violence and blast injuries. TBI has a global incidence rate to 69 million and a global economic burden of USD $400 billion each year. The CSC estimates that TBI results in more than 2.2 million emergency room visits, 280,000 hospitalisations and over 50,000 death annually in the United States.6

Primary injuries directly cause by the mechanical forces occur rapidly and result in irreversible damage. These injuries also initiate the process of ensuing secondary injuries which often progress slowly over days or months. Secondary injuries play a large role in the resulting brain damage, lack of improvement, and death. TBI can be grouped into 3 categories based on the Glasgow Coma Scale: mild, moderate and severe. Severe TBI has a fatality rate of approximately 30% with a mean interval of 11.7 days between incidence and death.

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5 https://www.globalmarketestimates.com/market-report/traumatic-brain-injury-market-3493

6 https://www.cdc.gov/mmwr/volumes/66/ss/ss6609a1.htm

Our Market Opportunity

The Development of a Therapy for Stroke

Launch of Clinical Research Program on DMT

On February 1, 2020, Algernon Pharma announced the launch a clinical research program for stroke focused on DMT, a known psychedelic compound that is part of the tryptamine family (other drugs in the tryptamine family include psilocybin and psilocin.) Algernon Neuro believes it will be the first company globally to pursue DMT for ischemic stroke in humans.

On May 17, 2021, Algernon Pharma received positive feedback from the FDA regarding its plans to investigate DMT as an adjunct to physical therapy in the rehabilitation of stroke.

On June 17, 2021 Algernon Pharma announced that all of the required permits and licenses for the manufacture of its cGMP supply of DMT have been received and as a result, was targeting its Phase 1 human study to be conducted at Hammersmith Medicines Research UK in Q1 2022 and has since updated plans to begin the Phase 1 study in September 2022 at the recently retained CDHR and its affiliated pharmacy at Leiden University Medical Center in the Netherlands.

On November 1, 2021, Algernon Pharma announced that it had established the optimum peak stimulation period of 6 hours for neuron outgrowth by DMT in its pre-clinical in vitro study conducted by CRL. Algernon Pharma also confirmed that the increased growth was achieved with a sub-hallucinogenic dose.

On November 19, 2021, Algernon Pharma received positive feedback at a scientific advice meeting from the MHRA. The scientific advice meeting was related to the Company's planned Phase 1/2a stroke study with DMT.

As a result of the meeting, Algernon Pharma planned to file a CTA application and subsequently filed a combined Clinical Trials of Investigational Medicinal Products and Ethics Approval, with the MHRA on January 19, 2022. This was accomplished via the combined review service, which provides for a single application route for its planned Phase 1 clinical human study of DMT.

The key feedback provided by the MHRA focused on the IVF of DMT for administration and the original plan was to complete the IVF in the onsite pharmacy at HMR in London, prior to the Phase 1 DMT study beginning. However, to meet the specifications requested by the MHRA, it was determined that a new vendor would be needed that had additional technical cGMP-suite capabilities.

After working to identify qualified vendors that could perform the needed work in the required time period, Algernon Pharma selected CHDR and the IVF work is in progress. In addition to its fill finish cGMP-suite services, CHDR is also a world class clinical trial center, performing approximately 60 early-phase clinical studies per year.

The primary focus of the Phase 1 DMT study is to investigate prolonged intravenous infusion of DMT, for durations which have never been clinically studied. The resulting data generated will help the Company to plan both its Phase 2 acute stroke and rehabilitation studies more effectively.

The purpose of the planned study is to identify the safety, tolerability, and pharmacokinetics of DMT when administered as an intravenous bolus followed by prolonged infusion. The first part of the study will use a single-escalating dose design while the second part will test the effects of repeated administrations of the highest safe dose. There will be up to 60 healthy volunteers enrolled across the two parts of the study which will include both psychedelic experienced and psychedelic naïve patients.

The Company's decision to investigate DMT and move it into human trials for stroke is based on multiple independent, positive pre-clinical studies demonstrating that DMT helps promote neurogenesis as well as structural and functional neural plasticity. These are key factors involved in the brain's ability to form and reorganize synaptic connections, which are needed following a brain injury.

On December 8, 2021, Algernon Pharma announced that it has completed the manufacturing of its cGMP of DMT with Canadian manufacturer Dalton Pharma Services ("Dalton") and believes it has produced a sufficient supply of cGMP DMT to complete its planned Phase 1 and Phase 2 clinical trials.

Algernon Pharma also announces it has appointed Dr. Anthony Rudd and Dr. Robert Simister, both from the U.K., as medical consultants to the DMT stroke clinical research program. Both Dr. Rudd and Dr. Simister have extensive backgrounds in stroke management as well as clinical care and stroke research. Their primary responsibility will be to help guide the Company's Phase 2 acute stroke and post stroke therapy clinical trials planned to begin in the U.K. in 2023, after the Phase 1 trial has been completed.

A recently published pre-clinical study in an animal model for stroke, showed that rats treated with DMT recovered motor function more quickly and to a greater extent and also exhibited lower lesion volumes when compared to control group animals that did not receive DMT. Key data from the study achieved statistical significance.

Unlike other companies recently researching psychedelic drugs, Algernon Neuro will be focusing on a sub-hallucinogenic, or microdose of DMT provided by continuous intravenous administration. By pursuing a continuous active microdose, the goal will be to provide patients with the therapeutic benefits of DMT, without having a psychedelic experience. This is an important element when considering treating a patient who has just suffered a stroke, wherein medications that cause a hallucinogenic response would not be preferred.

The Company also believes that a microdosing approach to developing a DMT treatment may enable a much wider review and acceptance of its data, including garnering the early interest of research investigators, the interest of clinical trial patients and ultimately clinical acceptance.

In February 2023, the Company established a clinical research program for the treatment of TBI focused on DMT. The Company believes it will be the first company globally to pursue DMT for TBI in humans and is planning to begin a Phase 2 clinical trial in Q4, 2023.

The Company has an active stroke research program underway and is currently conducting a Phase 1 DMT clinical study as previously described and has announced that it had completed dosing subjects in the first cohort of the study and that the safety review committee has approved moving the study forward with the next cohort at an escalated dose after observing no safety or tolerability issues. The Company’s clinical plan is to use the data from the Phase 1 clinical study, to accelerate directly into a Phase 2 TBI study in Q4, 2023. The Company, in consultation with its TBI advisors, may plan and conduct certain preclinical research to help better guide the planned Phase 2 clinical study.

AGN Neuro’s decision to investigate DMT for TBI is based on several factors, specifically:

  There are many commonalities between stroke and TBI where DMT has demonstrated benefit in several preclinical studies, including: neuroinflammation, mitochondrial dysfunction, reactive oxygen species, excitotoxicity, and spreading depolarizations.

  DMT is an agonist of sigma-1, a part of the body’s natural defense against physiological stresses, which is elevated following TBI. DMT increases BDNF, a protein which plays a key role in neuroplasticity. Natural levels of BDNF in the brain are decreased following TBI; however, expression of TrkB mRNA, the receptor to which BDNF binds, is increased as the brain seeks to compensate for the injury. Studies have shown that exercise-induced increases in BDNF generally improve recovery following TBI, and that blocking the effects of BDNF attenuate the improvement. Furthermore, increased levels of BDNF following TBI are correlated with improved cognitive function.

  On-going symptoms of TBI are often psychological and cognitive; a number of psychedelic drugs, including DMT, have already shown therapeutic potential in clinical trials in some of these conditions.

  In TBI, classified as mild according to the Glasgow coma scale, up to 50% of TBI patients have symptoms that have not resolved after 6 months. Millions of mild TBIs occur each year, and that number is expanding with increased access to motor vehicles in the developing world and the associated increase in accidents. There are currently no drugs approved for treatment of TBI of any severity.

Pre-Clinical Research

On February 8, 2021, Algernon Pharma appointed CRL to conduct its preclinical (non-human testing) research work, which will be conducted in Finland.

The pre-clinical research included conducting a cortical neurite outgrowth studies, which looked at the neuronal effects of DMT at different concentrations and over various time periods. This research was conducted in vitro.

The Company will own the rights to all results of the pre-clinical research conducted by CRL.

CRL requires the following three permits to conduct this research in Finland, all of which have been granted:

1. DMT Handling permit, granted by the Finnish Medicines Agency ("FIMEA");

2. DMT Import permit: granted by FIMEA; and

3. DMT Export permit: granted by Health Canada. The DMT has already been shipped and received at CRL.

Phase 1 Clinical Research

The Phase 1 clinical trial on DMT involves the study of safety and dosing of DMT in healthy individuals. Algernon Pharma anticipated commencing the Phase 1 clinical trial in calendar Q3 2022 after receiving CTA approval from the UK MHRA and ethics approval. Algernon Pharma had engaged HMR to conduct its Phase 1 clinical trials for DMT, however has now retained CDHR to complete the work. Under U.K. law, CDHR requires a Schedule 1 license and a "Manufacture/Import Authorisation" (known as an MIA(IMP)) in order to handle DMT and conduct the Phase 1 trials.

After completion of the Phase 1 clinical trial, the Company will review the data and consider conducting a Phase 2 clinical trial. A Phase 2 clinical trial is the first time a drug can be tested in the patient population that the drug has been identified to treat. The Company's initial focus will be the acute treatment of ischemic stroke patients as well as combination therapy of DMT and Constraint Induced Movement Therapy.

The Company will need to engage a contract research organization in order to conduct Phase 2 clinical trial,

CROs

The Company has retained CRO Clinical Development Solutions, to support all aspects of the investigational brochure, study protocol and Pre-IND and IND application with the FDA as well as the CTA with Health Canada. Clinical Development Solutions will provide high-level oversight and management of all clinical trials.

Our Strengths

 The Company's decision to investigate DMT and move it into human trials for ischemic stroke is based on multiple independent, positive preclinical studies demonstrating that DMT helps mitigate tissue damage and promote neurogenesis as well as structural and functional neural plasticity. These are key factors involved in the brain's ability to form and reorganize synaptic connections, which are needed for healing following a brain injury. The Company also confirmed in its own murine cortical neuron outgrowth preclinical study, that DMT, in sub-psychedelic doses, increased the growth of cortical neurons by up to 40% compared to control.

Since there have already been several Phase 1 studies successfully conducted on DMT, the Company is not anticipating any serious adverse events or safety issues arising from its study. The reason that the Company is planning to conduct a Phase 1 study and not directly advance DMT into a Phase 2 study is that it is investigating prolonged intravenous infusion of DMT, for durations which have never been clinically studied. The resulting data generated will help the Company to plan both its Phase 2 acute stroke and rehabilitation studies more effectively.

Our People, Values and Culture

Pursuant to the Management Agreement, which the management team of Algernon Pharma manages the day-to-day operations and clinical research programs of Algernon Neuro for an annual fee of CAD$500,000 plus GST.  The Company will also reimburse Algernon Pharma for any approved expenses and disbursements during the course of the agreement.  The agreement shall terminate on December 19, 2024 unless either party seeks an extension upon sixty (60) days prior written notice to the other party.  Through the Management Agreement, Algernon Neuro receives the benefit of an experienced public company management team with significant experience in clinical trial operations and regulatory compliance, including the requirements of the FDA.

Our Relationship with Algernon Pharma

        We are currently a 100% owned subsidiary of Algernon Pharma. Assuming we sell the number of the shares set forth on the cover page of this offering circular and excluding the issuance of any bonus shares, Algernon Pharma will own, in the aggregate, approximately 67% of our outstanding common shares of the Company. Algernon Pharma will be able to exercise control over all matters requiring shareholder approval, including the election of our directors and approval of significant corporate transactions.

        On December 20, 2022, the Company acquired all of the assets of the DMT research and development program, focused on the treatment of stroke, from Algernon Pharma (CSE: AGN, OTCQB: AGNPF, FRANKFURT: AGW0) in exchange for 20,000,000 common shares of the Company, subject to potential adjustment under limited circumstances.   In connection with the agreement, Algernon Pharma gave the Company a perpetual royalty free license to use trademarks owned by Algernon Pharma for the DMT program. This license shall terminate upon (i) the Company becoming insolvent, (ii) a petition in bankruptcy being filed against the Company (iii) the Company’s clear intent to case using the intellectual property for two consecutive years, (iv) a material breach of the agreement and (v) upon 90 days written notice. Prior to the acquisition of the DMT program, from December 9, 2022 to December 20, 2022, the Company had no operations.

Intellectual Property

The Company has filed new provisional and international (PCT) patent applications for new salt forms of DMT, in addition to formulation, dosage and method of use claims for ischemic stroke. The Company has also filed claims for combination therapy of DMT and CIMT.

Stroke

Worldwide, 16.9 million people suffer a first stroke each year, resulting in about 33 million stroke survivors and 5.9 million stroke-related deaths making stroke the second or third most common cause of death and one of the main causes of acquired adult disability. Approximately 80% of these survivors have motor impairments of the upper limbs that gravely affect their ability to perform activities of daily living (ADL), as well as social participation.7

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7 Feigin et al 2014

Previous studies showed that the severity of upper limb paresis is an independent determinant of the outcome of basic activities of daily living (ADL) post stroke. Constraint-induced movement therapy (CIMT) or modified versions of CIMT (mCIMT) are currently considered the most effective treatment regimens in physical therapy to improve the outcome of the upper paretic limb.  CIMT is a treatment technique to improve the arm motor ability and functional use of a paretic arm-hand.  CIMT forces the use of the affected side by restraining the unaffected side.  Clinical practice guidelines recommend at least 45 minutes of each relevant stroke rehabilitation therapy for a minimum of 5 days per week (NICE 2013).  In practice, CIMT therapy is typically initiated as soon as possible after occurrence of the stroke and is done in a repetitive manner in sessions from 30 minutes to 6 hours, 2-7 times a week for as short as 2 weeks up to 12 weeks of treatment.

Stroke Phase 1/2/3 Recent Approvals and Compounds in Development

Phase	Drug	Company	Mechanism of Action/Target
2	OSU61621	Carlson Research	Monoamine stabilizer
3	nerinetide	NoNo	PSD-95 Inhibitor
2	3K3A-APC	ZZ Biotech	Blood clotting and inflammation modulator
M	tPA	Roche	thrombolytic
2	BIIB093	Biogen	SUR1-TRPM4 inhibitor
1	LT-3001	Lumosa Therapeutics	Antioxidant/free radical scavenger

Product Positioning

The Company believes its protections filed for DMT will allow it to capitalize on the compound for uses in stroke as a therapeutic and help fill the gap in approved treatments for acute ischemic stroke. Currently the only approved treatment is tPA which has the side effects of bleeding (gastrointestinal, genitourinary, nose, gums), bruising, and a plethora of other less severe side effects.

DMT, through its action on the sigma-1 and 5HT2a receptors, impacts many physiological processes including inflammation, neuronal plasticity, and cell survival. In vivo models of stroke showed a significantly lower ischemic lesion volume and better functional recovery when rats were treated with DMT. Algernon Neuro believes that the preclinical data on DMT related to its activity in neurogenesis, neuroplasticity and neuroprotection makes it an ideal candidate as a potential treatment for acute stroke patients and their rehabilitation.

Algernon Pharma announced preliminary results from its preclinical in vitro study performed at CRL's neurological research site in Kuopio, Finland. In this study, rat cortical neurons were exposed for one hour to DMT, then allowed to grow for three days. Sub-psychedelic doses of DMT led to an increase of up to 40% in the number of processes compared to vehicle, and statistically significant growth was achieved with doses as low as 10 picomolar. Further experiments are in progress.

Intellectual Property - Drug Program

Filing	Compounds	Jurisdiction	Filing Number	Protections	Owned/ Licensed	Expiration Date	Status
DMT salts and their use to treat brain injury	pamoate DMT and nicotinate DMT	PCT	PCT/CA2022/050121	Compounds and treat brain injury such as stroke, multiple sclerosis, Parkinson's disease, and traumatic brain injury, including haemorrhagic stroke	Owned	29-Jan-41 (assuming national entry)	PCT

The Company's DMT program revolves around a number of method of use, dosing, and formulation patents that have been filed protecting its key scientific discoveries. For DMT, which is naturally occurring, a composition of matter patent was not possible and had never been issued. Prior to the selection of the initial 11 drug compounds that were selected for screening, an initial intellectual property search was conducted in order to gain insight on the intellectual property landscape for these compounds. Once the initial in vivo animal research studies were concluded for each disease, searches were conducted by two independent leading Canadian intellectual property law firms confirming the suitability for filing new method of use, dosing, and formulation patents. Once the searches were completed, provisional patents were filed for all of the active compounds from each of the research studies.

Where Algernon Pharma deemed it necessary, and based on intellectual property searches for uses of its lead compounds, it has also taken certain lead compounds and has additionally filed patents for modifications and derivatives of said compounds. This approach will minimize the risk of a third party trying to make small structural changes to the Company's DMT and filing new composition of matter patents. This strategy was designed to help convince potential competitors that exploring a partnership or licensing agreement with the Company would be more productive that trying to compete by developing a new NCE program for derivatives developed around the core structure of the Company's lead compounds.

On July 5, 2022, Algernon Pharma disclosed that as part of its intellectual property patent applications filed in early 2021 for DMT included nicotinate and pamoate as novel salt forms of DMT. Nicotinate and pamoate are commonly used counterions when producing salts. A novel salt form of a drug is a new and separate structure from the original compound and is considered a new composition of matter, anchoring the Company's novel patent filings. Many drug compounds' core structures can be paired with another compound to form a salt. Different salts can improve the core drug in several ways, including improved efficacy, safety/tolerability, and stability.

Algernon Pharma also announced that in its own binding study of nicotinate and pamoate, the salts showed, when compared to fumarate, the most studied form of DMT, that they had similar binding to the 5HT2a and sigma-1 receptors, key receptors in the brain that are activated by DMT.

In addition to improved physicochemical properties, nicotinate8 and pamoate9 are not inert, but in fact have shown neuronal activity independent of DMT and may assist with the efficacy of DMT as a potential treatment for stroke.

In a mouse model of ischemic stroke, pamoate (in the form of pamoic acid) alone displayed neuroprotective effects including reduced infarct volume, oxidative stress and iron deposition, as well as improved motor function compared to vehicle controls. Benefits were seen even when treatment was delayed by one hour.

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8 Cui et al 2010

9 Sharmin et al 2020

Nicotinate (in the form of nicotinic acid or niacin) is a form of vitamin B3 and is an essential nutrient. In a rat stroke model, nicotinic acid alone significantly increased markers of neuroplasticity, and complementary in vitro studies showed an increase in BDNF/Trk-B expression.

Furthermore, in another rat stoke study, niacin alone was able to improve functional recovery even when treatment is started 24 hours after the occurrence of the occlusion and there is no significant difference in lesion volume.

The Company believes that it has maximized its intellectual property position around DMT, which includes filing patent applications for new novel bioactive salt forms, as outlined herein, as well as dosing, formulation, and method of use patent applications for stroke rehabilitation.

TBI

In February 2023, the Company established a clinical research program for the treatment of TBI focused on DMT. The Company believes it will be the first company globally to pursue DMT for TBI in humans and is planning to begin a Phase 2 clinical trial in Q4, 2023.

The Company has an active stroke research program underway and is currently conducting a Phase 1 DMT clinical study as previously described and has announced that it had completed dosing subjects in the first cohort of the study and that the safety review committee has approved moving the study forward with the next cohort at an escalated dose after observing no safety or tolerability issues. The Company’s clinical plan is to use the data from the Phase 1 clinical study, to accelerate directly into a Phase 2 TBI study in Q4, 2023. The Company, in consultation with its TBI advisors, may plan and conduct certain preclinical research to help better guide the planned Phase 2 clinical study.

According to the National Institute of Neurological Disorders and Stroke, a TBI can be caused by a forceful bump, blow, or jolt to the head or body, or from an object that pierces the skull and enters the brain. Not all blows or jolts to the head result in a TBI.

Some types of TBI can cause temporary or short-term problems with normal brain function, including problems with how the person thinks, understands, moves, communicates, and acts. More serious TBI can lead to severe and permanent disability, and even death.

Some injuries are considered primary, meaning the damage is immediate. Other outcomes of TBI can be secondary, meaning they can occur gradually over the course of hours, days, or appear weeks later. These secondary brain injuries are the result of reactive processes that occur after the initial head trauma.

There are two broad types of head injuries: Penetrating and non-penetrating:

  Penetrating TBI (also known as open TBI) happens when an object pierces the skull (e.g., a bullet, shrapnel, bone fragment, or by a weapon such as hammer or knife) and enters the brain tissue. Penetrating TBI typically damages only part of the brain.
  Non-penetrating TBI (also known as closed head injury or blunt TBI) is caused by an external force strong enough to move the brain within the skull. Causes include falls, motor vehicle crashes, sports injuries, blast injury, or being struck by an object.

Some accidents such as explosions, natural disasters, or other extreme events can cause both penetrating and non- penetrating TBI in the same person.

TBI is a serious condition in which mechanical forces cause injury to the brain, leading to disruption of brain function. Major causes of TBIs include falls, vehicle accidents, sports injuries, domestic violence and blast injuries. TBI has a global incidence rate to 69 million and a global economic burden of USD $400 billion each year. The CSC estimates that TBI results in more than 2.2 million emergency room visits, 280,000 hospitalisations and over 50,000 death annually in the United States.1

Primary injuries directly cause by the mechanical forces occur rapidly and result in irreversible damage. These injuries also initiate the process of ensuing secondary injuries which often progress slowly over days or months. Secondary injuries play a large role in the resulting brain damage, lack of improvement, and death. TBI can be grouped into 3 categories based on the Glasgow Coma Scale: mild, moderate and severe. Severe TBI has a fatality rate of approximately 30% with a mean interval of 11.7 days between incidence and death.

Manufacturing

Research-Grade DMT Manufacturing

Algernon Pharma retained CRL to conduct its preclinical research. Research grade DMT was secured from Toronto Research Chemicals in order to conduct this research which has now been concluded.

Clinical-Grade DMT Manufacturing

Previously, Algernon Pharma awarded the contract to manufacture its cGMP (clinical grade (for human use) material) DMT to Dalton. The DMT produced by Dalton is intended for use in its Phase 1 clinical trials. Dalton is a Health Canada approved GMP contract provider of integrated chemistry, drug development and manufacturing services to the pharmaceutical and biotechnology industries. Dalton holds a dealer's license with Health Canada under the CDSA that allows Dalton to possess, produce, assemble, sell, send, transport and deliver controlled substances.

On July 17, 2021 Algernon Pharma announced that all of the required permits and licenses for the manufacture and export of its cGMP supply of DMT had been received by Dalton and that they have commenced synthesis of DMT.

On December 8, 2021, Algernon Pharma announced that it has completed the manufacturing of its cGMP of DMT at Dalton. The Company believes it has produced a sufficient supply of cGMP DMT to complete its planned Phase 1 and Phase 2 clinical trials.

Marketing

 The Company does not currently have any approved products available for sale and is at the research and development stage with its product, DMT.

Government Regulations

Regulatory - Drug Development

The regulatory pathway for drug development is well established in most major world markets. The most familiar in terms of stages and timing is the FDA pathway.

Drug discovery and pre-clinical describes all of the work and stages prior to testing the compound in human beings. A Phase 1 study is the first point in which the compound begins testing in human beings. All new chemical entities must successfully follow the below pathway in order to achieve regulatory approval and to begin sales to the public.

Regulatory Regimes (Canada, the EU and the U.S.)

Drug Scheduling Regulations

Canada

Certain psychoactive compounds, such as DMT, are considered controlled substances under the CDSA.  DMT and any salt thereof, is listed under Schedule III of the CDSA.  The possession, sale or distribution of controlled substances is prohibited unless specifically permitted by the government.  Penalties for contravention of the CDSA related to Schedule I substances are the most punitive, with Schedule II being less punitive than Schedule I, Schedule III being less punitive than Schedule I and II and so forth. A party may seek government approval for a Section 56 Exemption to allow for the possession, transport or production of a controlled substance for medical or scientific purposes, as discussed in further detail below under the heading "Regulatory Approvals Required for Studies (Canada, the EU and the U.S.) - Canada".

Health Canada regulates all health products in Canada, and a health product may only be sold in Canada with the permission of Health Canada. During its evaluation of the safety, efficacy and quality of each health product, Health Canada determines whether a drug should be a controlled substance, a prescription drug or a non-prescription drug. A substance may be deemed a controlled substance but also a prescription drug. As discussed above, scheduling the substance in the CDSA means that there are criminal consequences to possessing the drug unlawfully. If Health Canada determines that a drug requires a prescription, it is placed on the Health Canada Prescription Drug List ("PDL"). DMT is not currently on the PDL.

After Health Canada determines if a drug may be sold in Canada and if it requires a prescription, the individual provinces, territories and the National Association of Pharmaceutical Regulatory Authorities ("NAPRA") decide where it may be sold, under advisement from the National Drug Scheduling Advisory Committee. NAPRA maintains a harmonized list referred to as the National Drug Schedules. NAPRA may decide to be more restrictive in scheduling drugs, but never less restrictive than has already been determined at the federal level.

United States

As explained in further detail below, DMT is currently a restricted drug under the CSA. In the United States, clinical trials involving restricted drugs must adhere to the CSA and its implementing regulations, which are enforced by DEA under a legislative, regulatory, and enforcement structure and process. State regulations of controlled substances frequently change, so it is important to be aware of the regulatory nuances of each state in which a trial is conducted.  There are three agencies involved in the scheduling of controlled substances, including both narcotic drugs and psychotropic substances: the FDA, the National Institute on Drug Abuse, and the DEA.  Controlled substances are categorized by the DEA according to five schedules, based upon eight factors, including: (1) actual or relative potential for abuse; (2) scientific evidence of pharmacological effect, if known; (3) state of current scientific knowledge about the drug; (4) history and current pattern of abuse; (5) scope/duration/significance of abuse; (6) what, if any, risk to public health; (7) psychic or physiological dependence liability; and (8) whether the substance is an immediate precursor of an already controlled substance.

DMT is listed as a Schedule I substance under the United States Code of Federal Regulations, and is assigned DEA Controlled Substances Code Number 7435. Schedule I substances are described as those that have the following findings:

• the drug or other substance has a high potential for abuse;

• the drug or other substance has no currently accepted medical use in treatment in the United States; and

• there is a lack of accepted safety for use of the drug or other substance under medical supervision.

No prescriptions may be written for Schedule I substances, and such substances are subject to production quotas which the DEA imposes.  All principal investigators or sub-investigators (typically a member of a university or CRO) involved in a clinical trial using a controlled substance must obtain both federal and state authorizations. DEA registration and state licensure are required at the general physical location where the controlled substances for the clinical trial will be dispensed and/or stored overnight. In some cases, it may be possible to dispense the study drug at a satellite location with a separate license and registration if there is no overnight storage at that satellite location.

Federal registration is granted by the DEA. DEA "Practitioner" registration is valid for three years although Schedule I substances such as DMT require a DEA "Researcher" registration, valid for one year only, and in this situation, the research protocol must be formally approved by the FDA prior to registration with the DEA.  All practitioners who participate in a clinical trial as a principal investigator or sub-investigator must also be authorized by the state in which they practice to prescribe, dispense, administer, and conduct research with controlled substances. In most cases, these activities are authorized when a license is granted to the practitioner by the local Institutional Review Board. However, some states require a separate, state-issued controlled substance license and other states have a separate state-controlled substances authority that requires practitioners to obtain a separate registration, in addition to their board license.

Europe

The International Narcotics Control Board ("INCB"), a United Nations ("UN") entity, monitors enforcement of restrictions on controlled substances.  The INCB's authority is defined by three international UN treaties: the UN Single Convention on Narcotic Drugs of 1961, the UN Psychotropic Convention of 1971 (referred to herein as the UN71), and the UN Convention Against Illicit Traffic in Narcotic Drugs and Psychotropic Substances of 1988, which contains provisions related to the control of controlled substance precursors.  EU Member States, including Finland, that have agreed to abide by the provisions of these treaties, each create responsible agencies and enact laws or regulations to implement the requirements of these conventions.  Specific EU legislation establishing different classes of controlled substances is limited to EU regulations that define classes of precursors, or substances used in the illicit manufacture of controlled substances, including Regulation (EC) No. 273/2004 of the European Parliament and the Council of February 11, 2004, and the Council Regulation (EC) No. 111/2005 of December 22, 2004. While EU legislation does not establish different classes of narcotic drugs or psychotropic substances, the Council Decision 2005/387/JHA of May 10, 2005 can provoke a Council Decision requiring EU member states to put a drug under national controls equivalent to those of the INCB.  DMT is currently classified as a Schedule I substance under the UN71; the EU member states, including Finland, have agreed to the following in respect of Schedule I substances:

(a) prohibit all use except for scientific and very limited medical purposes by duly authorized persons, in medical or scientific establishments which are directly under the control of their Governments or specifically approved by them;

(b) require that manufacture, trade, distribution and possession be under a special licence or prior authorization;

(c) provide for close supervision of the activities and acts mentioned in paragraphs a) and b);

(d) restrict the amount supplied to a duly authorized person to the quantity required for his authorized purpose;

(e) require that persons performing medical or scientific functions keep records concerning the acquisition of the substances and the details of their use, such records to be preserved for at least two years after the last use recorded therein; and

(f) prohibit export and import except when both the exporter and importer are the competent authorities or agencies of the exporting and importing country or region, respectively, or other persons or enterprises which are specifically authorized by the competent authorities of their country or region for the purpose.

As classification of controlled substances may vary among different EU member states, sponsors must be aware of the prevailing legislation in each country where a clinical trial may be conducted.  Prior to operating or conducting any pre-clinical or clinical studies in any other EU member state, the Company will investigate the specific regulatory requirements of such EU member state. As referenced above, a licence is required for individuals and entities who wish to produce, dispense, import, or export Schedule I substances (including DMT), but the specific requirements vary from country to country. Currently, DMT is classified in Finland as a narcotic under the Finnish Narcotics Act (373/2008) and as such the production, manufacture, import, export, distribution, trade, handling, possession and use of DMT are prohibited.

Regulatory Approvals Required for Studies (Canada, the EU and the U.S.)

Regulatory approvals are required for clinical (human) studies for all investigational products in all member countries of the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use, which includes the United States, Canada and EU member states.

Canada

CDSA

In order to conduct any scientific research, including pre-clinical (animal) and clinical (human) trials using a controlled substance (such as DMT) in Canada, an exemption under Section 56 of the CDSA is required.  This exemption allows the holder to possess and use the controlled substance without being subject to the restrictions set out in the CDSA, subject to obtaining any additional approvals such as ethics and clinical trial approvals.

Specifically, the final approved clinical study protocol and a Health Canada issued No Objection Letter are required to obtain an exemption under subsection 56(1) of the CDSA to conduct clinical investigations with DMT in Canada.

Canada FDR

Products that contain a controlled substance such as DMT cannot be made, transported or sold without proper authorization from the government.  A party can apply for a dealer's license under Part J of the Canada Food and Drug Regulations ("Canada FDR"), which allows the party to produce, assemble, sell, provide, transport, send, deliver, import or export a restricted drug (as listed in Part J in the Canada FDR-which includes DMT), assuming compliance with all relevant laws (the CDSA and Canada) and subject to any restrictions placed on the license by Health Canada.  In order to qualify as a licensed dealer, a party must meet all regulatory requirements mandated by the regulations including having compliant facilities, compliant materials and staff that meet the qualifications under the regulations of a senior person in charge and a qualified person in charge.

United States

The DEA has a streamlined application process for researchers who wish to conduct clinical trials using a Schedule I substance not currently approved for medical use (such as DMT).  Schedule I substances are defined as drugs, substances, or chemicals with no accepted medical use and a high potential for abuse. Applicants must provide information about their qualifications, research protocol, and institution where the research will take place; complete requirements are outlined in the United States Code of Federal Regulations Title 21 -Food and Drugs 21 Part 1301.18.

Europe

Refer to the discussion above under the heading "Drug Scheduling Regulations - Europe" for a general description of the regulatory requirements to conduct research and clinical and pre-clinical studies using a Schedule I substance (such as DMT) in one of the EU member states. The specific regulatory processes and approvals required may vary among different EU member states and are set forth in the respective legislation of each country, including Finland.

Clinical Studies and Market Authorization Regulations (Canada, the EU and the U.S.)

The Company's goal is to ultimately get market authorization from Health Canada, the FDA and the EMA to sell any DMT products it creates in Canada, the United States and Europe.  However, prior to doing so, the Company will need to go through the clinical trial regulatory process.  The next stage would be the market authorization regulatory process, following the completing of Phase 1, 2 and 3 clinical studies, associated nonclinical studies and preparation of manufacturing documentation.  Set forth below is a description of the regulatory regimes in Canada, the United States and the European Union that the Company will be subject to as it moves through both: (i) the clinical study regulatory processes; and the (ii) market authorization regulatory process in respect of the any future DMT products and may be produced.

Canada -Health Canada

Clinical Study Regulatory Process

In Canada, a CTA is composed of three modules:

• Module 1 contains administrative and clinical information about the proposed trial, and includes the Investigator's Brochure, which details all safety, preclinical and clinical data for the drug under study.  Other components of Module 1 are the clinical study synopsis and full protocol, informed consent documents, clinical trial site information, and letters of access;

• Module 2 contains common technical document summaries, including Chemistry, Manufacturing and Control ("CMC") information about the drug product(s) to be used in the proposed trial; and

• Module 3 contains additional supporting quality information including literature references.

The modules are organized and numbered consistently in an internationally adopted format, the Common Technical Document ("CTD").  Adhering to the CTD format facilitates evaluation by Health Canada and ensures consistency of documents in subsequent stages of the drug authorization process. Additional documents including a Clinical Trial Site Initiation Form, Qualified Investigator Undertaking and a Research Ethics Board Attestation must be completed for each clinical trial site.  Once prepared, the Clinical Trial Application is sent to the Therapeutic Products Directorate at the Health Product and Food Branch ("HPFB") of Health Canada for review. The review process is 30 days, although during the current COVID-19 pandemic environment, Health Canada is able to extend review timelines for non COVID-19 related studies to 45 days.

Health Canada invites sponsors to request a pre-CTA consultation meeting.  Such consultations may be particularly useful for new active substances or applications that will include complex issues that may be new to Health Canada.  The Company has applied to Health Canada to hold a pre-CTA consultation meeting with Health Canada to discuss proposed clinical trials for on DMT.

Market Authorization Regulatory Process (Canada, the EU and the U.S.)

The HPFB is the national authority that regulates, evaluates and monitors the safety, efficacy, and quality of therapeutic and diagnostic products available to Canadians.  When a manufacturer decides that it would like to market a drug in Canada, the company must first file a "New Drug Submission" ("NDS") with one of the Directorates (e.g. Therapeutic Products Directorate) within the HPFB.  The NDS contains information and data about the drug's safety, effectiveness and quality.  It includes the results of the preclinical and clinical studies, whether done in Canada or elsewhere, details regarding the production of the drug, packaging and labelling details, and information regarding therapeutic claims and side effects.

The HPFB performs a thorough review of the submitted information, sometimes using external consultants and advisory committees.  HPFB evaluates the safety, efficacy and quality data to assess the potential benefits and risks of the drug.  HPFB reviews the labelling information that the sponsor proposes to provide to health care practitioners and consumers about the drug (e.g. the drug label, product monograph, patient brochure).  If, at the completion of the review, the conclusion is that the benefits outweigh the risks and that the risks can be mitigated, the drug is issued a Notice of Compliance, as well as a Drug Identification Number which permits the sponsor to market the drug in Canada and indicates the drug's official approval in Canada.  In addition, Health Canada laboratories may test certain biological products before and after authorization to sell in Canada has been issued.

This is done through its Lot Release Process, in order to monitor safety, efficacy and quality.  This process is predominantly utilized for biologic products seeking a marketing license.  Once a drug is on the market, regulatory controls continue.  The manufacturer (license holder) and distributors of the drug must report any new information received concerning serious side effects including failure of the drug to produce the desired effect.  The manufacturer (license holder) must also notify HPFB about any studies that have provided new safety information and request approval for any major changes to the manufacturing processes, dose regime or recommended uses for the drug.  HPFB conducts market surveillance, monitors adverse reaction reports, investigates complaints and problem reports, and manages recalls, should the necessity arise.  In addition, HPFB licenses most drug production sites and conducts regular inspections as a condition for licensing.

United States -FDA

Clinical Study Regulatory Process

Current U.S. Federal law requires that a drug be the subject of an approved marketing application before it is transported or distributed across state lines.  Because a sponsor (which is typically a research and development company or drug manufacturer) will want to ship the investigational drug to clinical investigators in many states, it must seek an exemption from that legal requirement.  The IND is the means through which the sponsor technically obtains this exemption from the FDA.  During a new drug's early preclinical development, the sponsor's primary goal is to determine if the product is reasonably safe for initial use in humans, and if the compound exhibits pharmacological activity that justifies commercial development.  When a product is identified as a viable candidate for further development, the sponsor then focuses on collecting the data and information necessary to establish that the product will not expose humans to unreasonable risks when used in limited, early-stage clinical studies. FDA's role in the development of a new drug begins when the drug's sponsor, having screened the new molecule for pharmacological activity and acute toxicity potential in animals, wants to test its diagnostic or therapeutic potential in humans.  At that point, the molecule changes in legal status under the Federal Food, Drug, and Cosmetic Act and becomes a new drug subject to specific requirements of the drug regulatory system.

The IND application must contain information in three broad areas:

• Animal Pharmacology and Toxicology Studies, consisting of preclinical data to permit an assessment as to whether the product is reasonably safe for initial testing in humans.  Also included are any previous experiences with the drug in humans (often foreign use);

• Manufacturing Information, pertaining to the composition, manufacturer, stability, and controls used for manufacturing the drug substance and the drug product.  This is equivalent to the CMC data referenced above for Health Canada applications, and is assessed to ensure that the company can adequately produce and supply consistent batches of the drug; and

• Clinical Protocols and Investigator Information, including detailed protocols for proposed clinical studies to assess whether the initial trials will expose subjects to unnecessary risks. Also, information on the qualifications of clinical investigators to assess whether they are qualified to fulfill their clinical trial duties. Finally, commitments to obtain informed consent from the research subjects, to obtain review of the study by an Institutional Review Board, and to adhere to the investigational new drug regulations.

Once the IND is submitted, the sponsor must wait 30 calendar days before initiating any clinical trials.  During this time, the FDA has an opportunity to review the IND for safety to assure that research subjects will not be subjected to unreasonable risk.

The FDA invites sponsors to request a pre-IND consultation meeting in advance of application submission.  This fosters early communications between sponsors and new drug review divisions to provide guidance on the data necessary to warrant IND submission.  The Company has requested a pre-IND consultation meeting to discuss its proposed clinical trials on DMT.

Market Authorization Regulatory Process (Canada, the EU and the U.S.)

The FDA regulates the development, testing, manufacturing, labeling, storage, recordkeeping, promotion, marketing, distribution, and service of medical products in the United States to ensure that such medical products distributed domestically are safe and effective for their intended uses.  In addition, the FDA regulates the export of medical products manufactured in the United States to international markets and the importation of medical products manufactured abroad.  Unless an exemption applies, each new or significantly modified medical product a company seeks to commercially distribute in the United States will require FDA approval.  The FDA approval process is conducted through the submission of a New Drug Application ("NDA").

The process can be expensive, and lengthy (6-12 months), and require payment of significant user fees, unless an exemption is available. Significant reductions in fees are available through the Small Business Fee Waiver/Reduction program.  Drug companies seeking to sell a drug in the United States must first test it.  The company then sends the Centre for Drug Evaluation and Research ("CDER") at the FDA the evidence from these tests to prove the drug is safe and effective for its intended use, using the NDA.  A team of CDER physicians, statisticians, chemists, pharmacologists, and other scientists reviews the company's data and proposed labeling.

If this independent and unbiased review establishes that a drug's health benefits outweigh its known risks, the drug is approved for sale.  The center does not actually test drugs itself, although it does conduct limited research in the areas of drug quality, safety, and effectiveness standards.  The FDA drug approval process takes place within a structured framework that includes: (i) analysis of the target condition and available treatments; (ii) assessment of benefits and risks from clinical data; and (iii) strategies for managing risks.

In some cases, the approval of a new drug is expedited.  Accelerated approval can be applied to promising therapies that treat a serious or life-threatening condition and provide therapeutic benefit over available therapies. The FDA also employs several approaches to encourage the development of certain drugs, especially drugs that may represent the first available treatment for an illness, or ones that have a significant benefit over existing drugs.  These approaches, or designations, are meant to address specific needs, and a new drug application may receive more than one designation, if applicable. Each designation helps ensure that therapies for serious conditions are made available to patients as soon as reviewers can conclude that their benefits justify their risks. Designations include: (i) fast track; (ii) breakthrough therapy; and (iii) priority review.

Europe - EMA

Clinical Study Regulatory Process

The IMPD is one of several regulatory documents required for conducting a clinical trial of a pharmacologically API (active product ingredient) intended for one or more European Union Member States. The IMPD includes summaries of information related to the quality, manufacture and control of any Investigational Medicinal Product (including reference product and placebo) ("IMP"), and data from non-clinical and clinical studies.  Guidance concerning IMPDs is based on Regulation (EU) No 536/2014 on Clinical Trials on Medicinal Products for Human Use (the "Regulation") and on the approximation of laws, regulations and administrative provisions of the Member States relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use (also commonly referred to as the "Clinical Trials Directive").  The Regulation came into force in 2016, harmonizing the laws, regulations and administrative provisions of the Member States relating to the implementation of Good Clinical Practice in the conduct of clinical trials on medicinal products for human use.  European Member States have transformed the requirements outlined in the Clinical Trials Directive into the respective national laws.

The content of the IMPD may be adapted to the existing level of knowledge and the product's phase of development.  When applying for a clinical trial authorization, a full IMPD is required when little or no information about an API has been previously submitted to competent authorities, when it is not possible to cross-refer to data submitted by another sponsor and/or when there is no authorization for sale in the European Union. However, a simplified IMPD may be submitted if information has been assessed previously as part of a Marketing Authorization or a clinical trial to that competent authority.  Although the format is not obligatory, the components of an IMPD are largely equivalent to clinical trial applications in Canada and the U.S.  The IMPD need not be a large document as the amount of information to be contained in the dossier is dependent on various factors such as product type, indication, development phase etc.

The assessment of an IMPD is focused on patient safety and any risks associated with the IMP.  Whenever any potential new risks are identified the IMPD must be amended to reflect the changes.  Certain amendments are considered substantial in which case the competent authority must be informed of the substantial amendment. This may be the case for changes in IMP impurities, microbial contamination, viral safety, transmissible spongiform encephalopathies (e.g. mad cow disease) and in some particular cases to stability when toxic degradation products may be generated.

The Company is planning the Phase 1 study to obtain preliminary evidence of the safety and efficacy of DMT. The study is  being conducted in the Netherlands and the first patient in the study was dosed in January 2023. On February 16, 2023, the Company announced the completion of dosing in the first cohort of the study and reported that the safety review committee has approved moving the study forward with the next cohort at an escalated dose after observing no safety or tolerability issues.

Market Authorization Regulatory Process

Under the centralized authorization procedure, pharmaceutical companies submit a single marketing-authorization application to the EMA, which provides the basis of a legally binding recommendation that will be provided by the EMA to the European Commission, the authorizing body for all centrally authorized products.  This allows the marketing-authorization holder to market the medicine and make it available to patients and healthcare professionals throughout the European Union on the basis of a single marketing authorization.  EMA's Committee for Medicinal products for Human Use or Committee for Medicinal Products for Veterinary Use carry out a scientific assessment of the application and give a recommendation on whether the medicine should be marketed or not, under any particular dosing regimen.  Although, under European Union law, the EMA has no authority to permit marketing in the different European Union countries, the European Commission is the authorizing body for all centrally authorized products, who takes a legally binding decision based on EMA's recommendation.  This decision is issued within 67 days of receipt of EMA's recommendation.

Once granted by the European Commission, the centralized marketing authorization is valid in all European Union Member States as well as in the European Economic Area countries Iceland, Liechtenstein and Norway.  European Commission decisions are published in the Community Register of medicinal products for human use.  Once a medicine has been authorized for use in the European Union, the EMA and the European Union Member States constantly monitor its safety and take action if new information indicates that the medicine is no longer as safe and effective as previously thought.  The safety monitoring of medicines involves a number of routine activities ranging from: assessing the way risks associated with a medicine will be managed and monitored once it is authorized; continuously monitoring suspected side effects reported by patients and healthcare professionals, identified in new clinical studies or reported in scientific publications; regularly assessing reports submitted by the company holding the marketing authorization on the benefit-risk balance of a medicine in real life; and assessing the design and results of post-authorization safety studies which were required at the time of authorization.

The EMA can also carry out a review of a medicine or a class of medicines upon request of a Member State or the European Commission.  These are called European Union referral procedures; they are usually triggered by concerns in relation to a medicine's safety, the effectiveness of risk minimization measures or the benefit-risk balance of the medicine.  The EMA has a dedicated committee responsible for assessing and monitoring the safety of medicines, the Pharmacovigilance Risk Assessment Committee.  This ensures that EMA and the European Union Member States can move very quickly once an issue is detected and take any necessary action, such as amending the information available to patients and healthcare professionals, restricting use or suspending a medicine, in a timely manner in order to protect patients.

Legislation on controlled substances United Kingdom

In the UK, there are two main "layers" of regulation with which products containing controlled substances must comply. These are:

(i) controlled drugs legislation, which applies to all products containing controlled substances irrespective of the type of product, and

(ii) the regulatory framework applicable to a specific category of products, in this case, pharmaceuticals and food/food supplements.

In the U.K., DMT is considered a Class A drug under the amended Misuse of Drugs Act 1971, and as a Schedule 1 drug under the amended Misuse of Drugs Regulations 2001 (the "MDR").

Class A drugs are highly controlled and considered to be the most potentially harmful. Schedule 1 drugs receive the most restrictive controls.  They are considered to have no legitimate or medicinal use, and can only be imported, exported, produced, supplied and the like under a Home Office license.

Even if granted a marketing authorization for SPL026 by the MHRA, DMT would still remain a Schedule 1 drug until rescheduled by the Home Office.  Unless and until DMT is rescheduled under the MDR, and unless a statutory exemption were to be passed for SPL026 following the grant of a U.K. marketing authorization and before rescheduling, any prescribing doctors in the U.K. would require a Home Office license to prescribe SPL026.  There can be no guarantee that such Home Office licenses would be granted or that rescheduling would be successful.

The amended Misuse of Drugs Act 1971, sets out the penalties for unlawful production, possession and supply of controlled drugs based on three classes of risk (A, B and C). The MDR sets out the permitted uses of controlled drugs based on which Schedule (1 to 5) they fall within. In the United Kingdom, Class A drugs are deemed to be the most dangerous, and so carry the harshest punishments for unlawful manufacture, production, possession and supply. Schedule 1 drugs can only be lawfully manufactured, produced, possessed and supplied under a Home Office licence. While exemptions do exist, none are applicable to the API.

Additional legislation was more recently passed in order to address an increasing prevalence of psychoactive drugs designed to circumvent the Misuse of Drugs Act 1971.  The Psychoactive Substances Act 2016 (the "PSA") prohibits certain activities regarding any psychoactive substance, defined in the PSA as a substance that produces a psychoactive effect, which by stimulating or depressing the central nervous system affects a person's mental functioning or emotional state.

Controlled substances are exempt from the PSA, which therefore does not apply to SPL026. SPL028 and SPL029 may fall within the MDR.  If either SPL028 or SPL029 are found to fall outside of the MDR then the PSA may apply, subject to certain exemptions which apply to experimental medicines.  Approved medicines are also exempt from the PSA, so the PSA should not apply to SPL028 or SPL029, if approved by the MHRA.

Licensing Requirements

All UK-based facilities involved in the manufacture, analytical testing, release and clinical testing of DMT need to hold appropriate Home Office licenses.  All premises that are licensed in the manufacture, analytical testing, release and clinical testing of controlled drugs are required to adhere to detailed security standards.

Typically, when controlled drugs are being transported between licensees, responsibility for their security remains with the owner and does not transfer to either the courier or the customer until the drugs arrive at their destination and are signed for.  However, where a third party is involved in the transit and/or storage of controlled drugs, even if they are not the legal owners, this party also carries responsibility for their security by virtue of being 'in possession' of them.  Under the Home Office guidance, each organisation involved in the movement of controlled drugs should have a standard operating procedure covering their responsibilities, record keeping, reconciliation and reporting of thefts/losses.

Debt Obligations

The Company does not have any debt obligations.

Warrants

The Company does not have any outstanding warrants.

Common Shares Sales

Algernon Neuro was incorporated on December 9, 2022 pursuant to the laws of the Province of British Columbia by Algernon Pharma with one common share of Algernon Neuro being issued to Algernon Pharma for $1.00.

On December 20, 2022, the Company acquired all of the assets of the DMT research and development program, focused on the treatment of stroke, from Algernon Pharma (CSE: AGN, OTCQB: AGNPF, FRANKFURT: AGW0) in exchange for 20,000,000 common shares of the Company with a deemed value of $20,000,000, subject to potential adjustment under limited circumstances.

Recent Developments

 The Company is currently working to complete the IVF that will be used in the Phase 1 DMT study and has retained the CHDR and its affiliated pharmacy at the Leiden University Medical Center in the Netherlands, to complete the work, after working to identify qualified vendors that could perform the needed work in the required time period. In addition to its fill finish cGMP-suite services, CHDR is also a world class clinical trial center, performing approximately 60 early-phase clinical studies per year.

The primary focus of Algernon Neuro's planned Phase 1 DMT study is to investigate prolonged intravenous infusion of DMT, for durations which have never been clinically studied. The resulting data generated will help the Company to plan both its Phase 2 acute stroke and rehabilitation studies more effectively.

On September 12, 2022, Algernon Pharma announced it received approval to conduct the Phase 1 clinical study of an IVF of DMT for the treatment of stroke in the Netherlands from the BEBO, an independent MREC. The trial is being conducted at the CHDR in Leiden. Algernon Pharma commenced screening subjects on November 16, 2022 and the Company dosed the first subject of the study in January 2023. On February 16, 2023, the Company announced the completion of dosing in the first cohort of the study and reported that the safety review committee has approved moving the study forward with the next cohort at an escalated dose after observing no safety or tolerability issues.

On October 24, 2022, Algernon Pharma entered into an Investigator-Initiated CTA with Yale for the investigation of multiple intravenous doses of DMT for the treatment of depression. The trial's principal investigator is Professor Deepak Cyril D'Souza, an experienced researcher with DMT and other controlled substances.

As part of the CTA, and as a result of the Asset Transfer Agreement between Algernon Pharma and Algernon Neuro, Algernon Neuro will provide cGMP DMT for the study. In return, Algernon Neuro will jointly own intellectual property around the clinical use of DMT arising from the study developed jointly by Algernon Neuro and Yale, and the option to negotiate licenses to both intellectual property developed jointly and intellectual property developed solely by Yale, subject to rights reserved by the United States government in conjunction with publicly funded research. In addition, Algernon Neuro will receive data from the study, which may assist in its DMT stroke research program.

In February 2023, the Company established a clinical research program for the treatment of TBI focused on DMT. The Company believes it will be the first company globally to pursue DMT for TBI in humans and is planning to begin a Phase 2 clinical trial in Q4, 2023.

The Company has an active stroke research program underway and is currently conducting a Phase 1 DMT clinical study as previously described and has announced that it had completed dosing subjects in the first cohort of the study and that the safety review committee has approved moving the study forward with the next cohort at an escalated dose after observing no safety or tolerability issues. The Company’s clinical plan is to use the data from the Phase 1 clinical study, to accelerate directly into a Phase 2 TBI study in Q4, 2023. The Company, in consultation with its TBI advisors, may plan and conduct certain preclinical research to help better guide the planned Phase 2 clinical study.

The Company appointed global TBI expert Dr. Andrew Maas as a scientific and medical advisor to help guide its TBI research program. Dr. Maas is Emeritus Professor of Neurosurgery at the Antwerp University Hospital and University of Antwerp. He holds positions as past Chairman of the Neurotraumatology Committee of the World Federation of Neurosurgical Societies (WFNS) and the International Neurotrauma Society, and is Co-Chairman of the European Brain Injury Consortium. He has a vast experience as a general neurosurgeon and has specific research interests in Traumatic Brain Injury and neuro-intensive care. Dr. Maas was the Principal Investigator of the IMPACT study group (International Mission on Prognosis and Clinical Trial design in TBI), that was awarded an NIH grant (2003-2011) and resulted in over 55 publications and recommendations for improved trial design. Currently, together with Prof David Menon, University of Cambridge, he coordinates the large-scale collaborative project CENTER-TBI: Collaborative European NeuroTrauma Effectiveness Research in TBI (www.center-tbi.eu), supported by the FP7 program of the European Union (Grant no: 602150; duration:2013-2020). He received an Honorary doctoral degree at the Burdenko Institute of Neurosurgery in Moscow in 2013 and Lifetime Achievement Award for his work on traumatic brain injury from the International Brain Injury Association in 2016. Dr. Maas is member of various editorial boards, review committees and is a reviewer for over 35 international journals. In total he has authored over 250 publications in peer reviewed international journals.

The Company has also filed claims for combination therapy of DMT and CIMT.

Legal Proceedings

There are no current material pending legal proceedings against the Company.

Employees

As of February 13, 2023, we had no employees, and engaged our management personnel through the Management Agreement. The management team of Algernon Pharma manages the day-to-day operations and clinical research programs of Algernon Neuro. Through the Management Agreement, Algernon Neuro receives the benefit of an experienced public company management team with significant experience in clinical trial operations and regulatory compliance, including the requirements of the FDA.

Our Facilities

The Company is a remote first company with an office address at 400 - 601 West Broadway Vancouver, British Columbia, Canada V5Z 4C2.

We believe that our facilities are suitable to meet our current needs. We intend to expand our facilities or add new facilities as we grow, and we believe that suitable additional or alternative space will be available as needed to accommodate any such growth.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of February 23, 2023:

Name	Age	Position(s) Held	Initial Term of Office
Harry J.F. Bloomfield KC	78	Chairman of the Board of Directors	December 9, 2022
Christopher J. Moreau	58	Chief Executive Officer and Director	December 9, 2022
James Kinley	44	Chief Financial Officer and Secretary	December 9, 2022
Christopher Bryan	40	Vice President of Research and Operations	December 9, 2022
Mark Williams	51	Director	December 9, 2022
Raj Attariwala	55	Director	December 9, 2022
Howard Gutman	66	Director	December 9, 2022

Biographical information concerning the directors and executive officers listed above is set forth below.

Executive Officers

Christopher J. Moreau - Chief Executive Officer and Director

Mr. Moreau is a business professional in the life sciences sector with a background in biotechnology research, business development and experience in capital markets. Mr. Moreau was previously President & CEO and Director of Miraculins Inc., a publicly traded company focussed on the research & development of screening tests for prostate cancer, skin cholesterol and type 2 diabetes from February 2007 to April 2016. He has over 30 years of senior management experience in private & publicly traded company environments.

James Kinley - Chief Financial Officer

Mr. Kinley is a Certified Professional Accountant (CPA, CA) with over 15 years of experience in building, leading, and advising corporations through their daily operations as well as on complex restructurings, mergers, acquisitions, and capital markets transactions. He also has experience in structuring and negotiating transactions with commercial and investment banks. He was previously the CFO for Medicure Inc. (TSX-V: MPH), another Canadian publicly traded pharmaceutical company, a position he held for nearly 10 years and was appointed to Medicure Inc.'s board of directors on June 16, 2022.

Christopher Bryan - Vice President of Research and Operations

Dr. Christopher Bryan graduated from the University of Toronto, with a Ph.D. in organic chemistry. His background as a scientist and senior manager includes the synthesis of novel small molecules as potential therapeutic agents, the coordination of regional commercial teams and internal departments (i.e., marketing, R&D, manufacturing, sales and regulatory affairs), and the management of strategic relationships including those involving opinion leaders. He also has experience in scientific writing, data analysis and literature review. Since being engaged by Algernon Neuro on December 20, 2022 in connection with the Management Agreement, Dr. Bryan has been managing its contract research providers and clinical trials, as well as all of its vendor relationships. He also manages the Company's intellectual property suite.

Board of Directors

 Harry J. F. Bloomfield KC - Chairman and Director

Harry J. F. Bloomfield, KC, M.B.A., is a lawyer, business manager and philanthropist, and joined the Bar of Quebec in 1969 and was appointed Queen's Counsel in 1991. He began his business career with the J. Henry Schroder Banking Corporation in New York and served as Member of the Commission des Valeurs Mobiliers due Québec, now called the Autorité des Marchés Financiers (equivalent to the SEC) in 1987 and was named by the government of Prime Minister Brian Mulroney to the board of directors of the Federal Business Development Bank, now called the BDC (Business Development Bank of Canada) serving as the audit committee Chairman.

Christopher J. Moreau - Chief Executive Officer and Director

See bio under executive officers.

Mark Williams - Director

Dr. Mark Williams has over 15 years of experience in drug and medical device development having repurposed three drugs from preclinical studies directly to positive Phase 2 data including manufacturing and toxicology. Dr. Williams is the author of more than twelve patents and an inventor of DM199 (a recombinant protein) in Phase 2 trials for stroke and kidney disease. Dr. Williams is also involved in the financing and collaboration side of various life science companies and has assisted such companies with securing arrangements with drug foundations, pharma companies and various government agencies including Health Canada and US FDA. In the past five years, Dr. William has served as the former Chief Science Officer of Algernon Pharma, President and Chief Scientific Officer of Alphanco Venture Corp., Chief Scientific Officer of Marvel Biotechnology Inc., Vice President of Research of Diamedica Therapeutics Inc. and Vice President of Research and Clinical Affairs of Cerebra.

Raj Attariwala - Director

Dr. Attariwala is a dual board certified Radiologist and Nuclear Medicine physician certified in both Canada and the United States. He received his formal medical training at University of British Columbia with periods of specialized medical training at Memorial Sloan Kettering Cancer Centre (New York), UCLA and USC. He holds a doctorate in Biomedical Engineering from Northwestern University (Evanston, IL).

Howard Gutman - Director

Ambassador (Retired) Howard Gutman acted, during his distinguished career over the past three decades, as a leading American and International lawyer, and served in a number of high-profile appointments for the government of the United States, including Ambassador to Belgium, and Special Assistant to the Director of the FBI for Counter-Intelligence and Counter-Terrorism. During his legal career he served as a United States Supreme Court and federal appellate court law clerk prior to entering private practice in Washington, DC., where in addition to legal practice, he served as advisor to candidates for President, Governor and the U.S. Senate.

There are no family relationships among any of our executive officers and directors.

Involvement in Certain Legal Proceedings

No executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Number and Terms of Office of Officers and Directors

Each member of our board of directors serves for a term ending on the date of the annual meeting of stockholders following the annual meeting of the stockholders at which such director was elected. Notwithstanding the foregoing, each director shall serve until his or her successor is elected and qualified or until his or her death, resignation or removal. Our officers are appointed by our board of directors to a term of one year and serve until their successors are duly appointed and qualified, or until the officer is removed from office. Our board of directors has no nominating, audit or compensation committees.

Committees of the Board of Directors

We do not have a standing nominating, compensation or audit committee. Rather, our full board of directors performs the functions of these committees. We do not believe it is necessary for our board of directors to appoint such committees because the volume of matters that come before our board of directors for consideration permits the directors to give sufficient time and attention to such matters to be involved in all decision making. Additionally, because our Shares are not listed for trading or quotation on a national securities exchange, we are not required to have such committees.

Director Nominations

Our full board of directors recommends candidates for nomination for election at the annual meeting of the stockholders. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics (the "Code of Ethics") that applies to all of our directors, employees and officers, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Ethics meets the requirements for a "code of ethics" within the meaning of that term in Item 16B of Form 20-F. The Code of Business Conduct and Ethics is filed as Exhibit 99.1 to this offering circular.

Director Independence

At this time, we have three independent directors as such term is defined in the listing standards of The Nasdaq Stock Market -  Harry J.F. Bloomfield KC, Howard Gutman and Raj Attariwala. The Company is not quoted on any exchange that requires director independence requirements.

Limitation on Liability and Indemnification of Officers and Directors

Our articles provides that our officers and directors will be indemnified by us to the fullest extent authorized by British Columbia law, as it now exists or may in the future be amended. In addition, our articles provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by British Columbia Law.

Our articles also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether British Columbia law would permit such indemnification. We have purchased a policy of directors' and officers' liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions and the insurance are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION

Overview

Each of our executive officers, are employed by our parent, Algernon Pharma, and provide services to us pursuant to the Management Agreement, with a two year initial term, between us and Algernon Pharma. Under the Management Agreement, the named executive officers of the Company will not receive separate compensation, with the exception of stock option grants, from the Company as any compensation is included within the management fee pursuant to the Management Agreement.

Prior to this offering, our business was owned by Algernon Pharma. Therefore, Algernon Pharma's historical compensation strategy has been determined primarily by Algernon Pharma's Board of Directors. Our named executive officers after completion of this offering will not receive separate compensation, with the exception of stock option grants, from the Company. Algernon Neuro's compensation philosophy may be relevant to us because elements of our future compensation, if any, will be similar to the elements of Algernon Pharma's compensation. However, our board will review all aspects of compensation and make appropriate adjustments in structuring the Management Agreement and/or executive compensation arrangements. As of the date hereof, our board of directors has reviewed the Management Agreement and any potential executive compensation arrangements however the specifics of our compensation programs and policies have not yet been determined.

The following discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Algernon Neuro was incorporated on December 9, 2022 pursuant to the laws of the Province of British Columbia. Pursuant to the Management Agreement, the management team of Algernon Pharma manages the day-to-day operations and clinical research programs of Algernon Neuro.  Through the Management Agreement, Algernon Neuro receives the benefit of an experienced public company management team with significant experience in clinical trial operations and regulatory compliance, including the requirements of the FDA.

This section provides an overview of the compensation awarded to, earned by, or paid to each individual who served as our principal executive officer during fiscal 2022, our next two most highly compensated executive officers in respect of their service to our company for fiscal 2022, and one additional individual for whom disclosures would have been provided but for the fact that the individual was not serving as an executive officer at the end of fiscal 2022. We refer to these individuals as our named executive officers. Our named executive officers for fiscal 2022 are:

Christopher Moreau - Chief Executive Officer

James Kinley - Chief Financial Officer

Christopher Bryan - Vice President Research and Development

These executive officers do not receive any compensation directly from Algernon Neuro. As we may transition from a private company to a publicly traded company, we intend to evaluate our compensation philosophy and compensation plans and arrangements as circumstances require.

2022 Summary Compensation Table

 As the Company was incorporated on December 9, 2022, there is no summary compensation available for the years ended August 31, 2022 and 2021.

 Compensation for the years ended August 31, 2022 and 2021 for Algernon Pharma is detailed in the table below in Canadian dollars:

Name and Principal Position	Year	Salary consulting fee, retainer or commission ($)	Bonus ($)	Committee or meeting ($)	Value of Perquisites ($)	Value of all other compensation ($)	Total Compensation ($)

Christopher Moreau	2022	220,000	198,000	-	-	158,448	576,448
Chief Executive Officer and Director	2021	220,000	-	-	-	36,079	256,079

James Kinley(1)	2022	90,000	17,500	-	-	62,541	170,041
Chief Financial Officer	2021	-	-	-	-	-	-

Christopher Bryan(2)	2022	130,000	65,000	-	-	62,541	257,541
Vice President of Research and Operations	2021	65,000	-	-	-	-	65,000

(1) Mr. Kinley was appointed as Chief Financial Officer on December 1, 2021.

(2) Dr. Bryan was appointed as Vice President of Research and Operations on March 1, 2021.

Employment Agreements

The Company does not have any employees and its executives and officers are engaged pursuant to the Management Agreement.

The Company has signed a management agreement with Algernon Pharma pursuant to which the management team of Algernon Pharma manages the day-to-day operations and clinical research programs of Algernon Neuro for an annual fee of CAD$500,000 plus GST.  The Company will also reimburse Algernon Pharma for any approved expenses and disbursements during the course of the agreement.  The agreement shall terminate on December 19, 2024 unless either party seeks an extension upon sixty (60) days prior written notice to the other party.  Through this management agreement, Algernon Neuro receives the benefit of an experienced public company management team with significant experience in clinical trial operations and regulatory compliance, including the requirements of the FDA.  the Management Agreement, each-subject to renewal.

Director Compensation in Canadian Dollars

Name and Principal Position	Year	Salary consulting fee, retainer or commission ($)	Bonus ($)	Committee or meeting ($)	Value of Perquisites ($)	Value of all other compensation ($)	Total Compensation ($)

Christopher Moreau (1)	2022	-	-	-	-	-	-
CEO and Director	2021	-	-	-	-	-	-

Harry J.F. Bloomfield KC(2)	2022	36,100	-	-	-	69,920	106,020
Director	2021	-	-	-	-	-	-

Mark Williams(3)	2022	19,500	-	-	-	34,371	53,871
Director	2021	-	-	-	-	-	-

Raj Attariwala	2022	17,000	-	-	-	34,371	51,371
Director	2021	13,216	-	-	-	49,675	62,891

Howard Gutman(4)	2022	14,116	-	-	-	23,320	37,436
Director	2021	-	-	-	-	-	-

Michael Sadhra(5)	2022	-	-	-	-	-	-
Former CFO and Director	2021	-	-	-	-	-	-

David Levine(6)	2022	3,000	-	-	-	22,711	25,711
Director	2021	13,216	-	-	-	49,675	62,891

(1) Mr. Moreau does not receive any compensation as a director of Algernon Pharma.

(2) Mr. Bloomfield was appointed as a director of Algernon Pharma on September 7, 2021.

(3) Dr. Williams was appointed as a director of Algernon Pharma on September 22, 2021.

(4) Mr. Gutman was appointed as a director of Algernon Pharma on February 28, 2022.

(5) Mr. Sadhra resigned as a director of Algernon Pharma on September 16, 2021 and did not receive any compensation as a director of Algernon Pharma.

(6) Mr. Levine did not stand for re-election as a director at the annual general meeting held on February 28, 2022, and was no longer a director of Algernon Pharma as of February 28, 2022.

Securities Authorized for Issuance Under Equity Compensation Plan

The following table sets forth information, as of February 23, 2023, with respect to our compensation plans under which Shares are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options(A)	Weighted- average exercise price of outstanding options(B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A) (C)
Equity compensation plans approved by stockholders on December 20, 2022 - Stock Option Plan	-	$-	2,000,000

The Company's stockholders approved the Stock Option Plan (the "2022 Plan") on December 20, 2022. Under the 2022 Plan, shares are authorized for issuance to employees, officers, directors, consultants and management company employees in an amount up to 10% of the issued and outstanding shares of Common Shares of the Company. The 2022 Plan authorizes the grant of nonqualified stock options and incentive stock options. There were 2,000,000 shares available for award as of February 23, 2023 under the 2022 Plan. The Company has not made any grants under the 2022 Plan.

Equity Incentive Plans

The Company adopted a Stock Option Plan on December 20, 2022, which was approved by shareholders on December 20, 2022 (the "Stock Option Plan").

The purpose of the Stock Option Plan is to attract, retain, and motivate NEOs, directors, employees and other service providers by providing them with the opportunity, through the grant of Stock Options, to acquire an interest in the Company and benefit from the Company's growth.  A Stock Option is an incentive share purchase option that entitles the holder to purchase Common Shares.

Under the Stock Option Plan, the maximum number of Common Shares reserved for issuance, including Stock Options currently outstanding, is equal to 10% of the issued and outstanding Common Share from time to time (the "10% Maximum").  Following the exercise, termination, cancellation or expiration of any Stock Options, a number of Common Shares equivalent to the number of Stock Options exercised, terminated, cancelled or expired would become available for reserve for issuance in respect of future Stock Option grants.

Outstanding Equity Awards for the Year Ended August 31, 2022

 There have been no stock options awarded as of February 23, 2023.

Non-Employee Director Compensation

We have not provided any compensation or make any equity awards or non-equity awards to any person who served as a non-employee member of our board of directors to date. The Chief Executive Officer serves as a member of our board of directors, however no compensation for his services as a member of our board of directors is paid. See the section titled "Executive Compensation" for more information about Christopher Moreau's compensation.

We reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof.

Non-Employee Director Compensation

We do not have a formal policy to compensate our non-employee directors. Since our inception, we have not paid any cash compensation to any of our non-employee directors. However, we will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our Common Shares, as of February 23, 2023, held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each executive officer or director and (iii) all directors and executive officers as a group. As of February 23, 2023, there were 20,000,001 Common Shares issued and outstanding.

Name of Beneficial Owner (1) (2)	Number of Shares Beneficially Owned Prior to Offering	Percentage Ownership Prior to Offering	Number of Shares Beneficially Owned After Offering	Percentage Ownership After Offering (3)
Christopher Moreau	-	-	-	-
James Kinley	-	-	-	-
Christopher Bryan	-	-	-	-
Harry J.F. Bloomfield Q.C.	-	-	-	-
Mark Williams	-	-	-	-
Raj Attariwala	-	-	-	-
Howard Gutman	-	-	-	-
All directors and executive officers as a group (7 persons)

Algernon Pharma	20,000,001	100%	20,000,001	66.7%

* Represents less than 1% of our outstanding common shares.

(1) Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2) Each listed beneficial owner has an address in care of our principal executive offices at 400 - 601 West Broadway Vancouver, British Columbia, Canada V5Z 4C2.

(3) The post-Offering percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on February 23, 2023, plus the assumed sale of 10,000,000 shares of our common stock in this Offering (assuming no issuance of Bonus Shares). On February 23, 2023, there were 20,000,001 shares of our common stock outstanding. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator the common stock outstanding and all shares of our common stock issuable to that person in the event of the exercise of outstanding options and other derivative securities owned by that person which are exercisable within 60 days of February 23, 2023. Common stock options and derivative securities held by other stockholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person’s name.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS AND CONFLICTS OF INTEREST

Policies and Procedures for Related Party Transactions

Currently and following this offering, our board of directors is and will be responsible for reviewing and approving, prior to our entry into any such transaction, all related party transactions and potential conflict of interest situations involving:

  Any of our directors, director nominees or executive officers;

  Any beneficial owner of more than 5% of our outstanding stock; and

  Any immediate family member of any of the foregoing.

Our board of directors will review any financial transaction, arrangement or relationship that:

  Involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $0;

  Would cast doubt on the independence of a director;

  Would present the appearance of a conflict of interest between us and the related party; or

  Is otherwise prohibited by law, rule or regulation.

The board of directors will review each such transaction, arrangement, or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the board of directors will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with us. Any member of the board of directors who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the board of directors member will provide all material information concerning the transaction to the board of directors.

Related Party Transactions

On December 20, 2022, the Company acquired all of the assets of the DMT research and development program, focused on the treatment of stroke, from Algernon Pharma (CSE: AGN, OTCQB: AGNPF, FRANKFURT: AGW0) in exchange for 20,000,000 common shares of the Company with a deemed value of $20,000,000, subject to potential adjustment under limited circumstances.   In connection with the agreement, Algernon Pharma gave the Company a perpetual royalty free license to use trademarks owned by Algernon Pharma for the DMT program. This license shall terminate upon (i) the Company becoming insolvent, (ii) a petition in bankruptcy being filed against the Company (iii) the Company’s clear intent to case using the intellectual property for two consecutive years, (iv) a material breach of the agreement and (v) upon 90 days written notice. Prior to the acquisition of the DMT program, from December 9, 2022 to December 20, 2022, the Company had no operations.

The Company signed the Management Agreement pursuant to which the management team of Algernon Pharma manages the day-to-day operations and clinical research programs of Algernon Neuro for an annual fee of CAD$500,000 plus GST.  The Company will also reimburse Algernon Pharma for any approved expenses and disbursements during the course of the agreement.  The agreement shall terminate on December 19, 2024 unless either party seeks an extension upon sixty (60) days prior written notice to the other party. Through the Management Agreement, Algernon Neuro receives the benefit of an experienced public company management team with significant experience in clinical trial operations and regulatory compliance, including the requirements of the FDA.

Director Independence

At this time, we have three independent directors as such term is defined in the listing standards of The Nasdaq Stock Market - Harry J.F. Bloomfield KC, Howard Gutman and Raj Attariwala. The Company is not quoted on any exchange that requires director independence requirements.

DESCRIPTION OF CAPITAL STOCK

 SECURITIES BEING OFFERED

The following descriptions summarize important terms of our capital stock. This summary reflects the Articles that the Company intends to file prior to qualification of this Offering Statement, and does not purport to be complete and is qualified in its entirety by the Articles and the Bylaws, Forms of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Algernon Neuro's capital stock, you should refer to our Articles and our Bylaws and applicable provisions of the British Columbia Law.

Our Company was incorporated under the laws of the Province of British Columbia, Canada on December 9, 2022.

Remuneration of Directors

Our directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to a director in such director's capacity as an officer or employee of ours.

Number of Directors

According to Article 13.1 of our Articles, the first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the BCBCA. The number of directors, excluding additional directors appointed under Article 14.8 is set at:

(a) subject to paragraphs (b) and (c), the number of directors that is equal to the number of our first directors;

(b) if we are a public company, the greater of three and the most recently set of:

a. the number of directors set by a resolution of the directors (whether or not previous notice of the resolution was given); and

b. the number of directors in office pursuant to Article 14.4;

(c) if we are not a public company, the number most recently set of:

a. the number of directors set by a resolution of the directors (whether or not previous notice of the resolution was given); and

b. the number of directors in office pursuant to Article 14.4.

Directors

Our directors are elected annually at each annual meeting of our company's shareholders. Our Articles provide that the Board of Directors may, between annual meetings appoint one or more additional directors to serve until the next annual meeting, but the number of additional directors must not at any time exceed:

(a) one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b) in any other case, one-third of the number of the current directors who were elected or appointed as directors under Article 14.8.

Our Articles provide that our directors may from time to time on behalf of our company, without shareholder approval:

  create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

  increase, reduce or eliminate the maximum number of shares that we are authorized to issue out of any class or series of shares or establish a maximum number of shares that we are authorized to issue out of any class or series of shares for which no maximum is established;

  subdivide or consolidate all or any of its unissued, or fully paid issued shares;

  if we are authorized to issue shares of a class of shares with par value:

o decrease the par value of those shares; or

o if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

  change all or any of its unissued or fully paid issued shares with par value into shares without par value or all or any of its unissued shares without par value into shares with par value;

  alter the identifying name of any of its shares;

  otherwise alter it shares or authorized share structure when required or permitted to do so by the BCBCA it does not specify by a special resolution; and

  if applicable, alter our Notice of Articles accordingly.

Our Articles also provide that, we may by resolution of the directors authorize an alteration to our Notice of Articles to change our name or adopt or change any translation of that name.

Our Articles provide that the directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the Board held at regular intervals may be held at the place and at the time that the Board may by resolution from time to time determine. Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote. A director may participate in a meeting of the directors or of any committee of the directors in person, or by telephone or other communications medium, if all directors participating in the meeting, whether in person or by telephone or by other communications medium are able to communicate with each other. A director who participates in a meeting in a manner contemplated by such provisions of our Articles is deemed for all purposes of the BCBCA and our Articles to be present at the meeting and to have agreed to participate in that manner.

Our Articles provide that the quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be a majority of the directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

The Articles provide that a director or senior officer who holds a disclosable interest (as that term is used in the BCBCA) in a contract or transaction in to which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the BCBCA. Additionally, a director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors' resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution. A director or senior officer who holds any office or possess any property, right or interest that materially conflicts with that individual's duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the BCBCA.

Our Articles do not set out a mandatory retirement age for our directors. Our directors are not required to own securities of our company to serve as directors.

Authorized Capital

Our Notice of Articles provide that our authorized capital consists of an unlimited number of Common Shares, without par value.

Rights, Preferences and Restrictions Attaching to Our Shares

The BCBCA provides the following rights, privileges, restrictions and conditions attaching to our Common Shares:

  to vote at meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

  subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of our company, to share equally in the remaining property of our company on liquidation, dissolution or winding-up of our company; and

  the Common Shares are entitled to receive dividends if, as, and when declared by the Board of Directors.

The provisions in our Articles attaching to our Common Shares may be altered, amended, repealed, suspended or changed by the affirmative vote of the holders of not less than two-thirds of the outstanding Common Shares.

With the exception of special resolutions (i.e. resolutions in respect of fundamental changes to our company, including:  the sale of all or substantially all of our assets, a merger or other arrangement or an alteration to our authorized capital that is not allowed by resolution of the directors) that require the approval of holders of two-thirds of the outstanding Common Shares entitled to vote at a meeting, either in person or by proxy, resolutions to approve matters brought before a meeting of our shareholders require approval by a simple majority of the votes cast by shareholders entitled to vote at a meeting, either in person or by proxy.

Shareholder Meetings

Part 10 of the Articles regulates the meetings of shareholders. Article 10.1 of the Articles provides that, unless an annual general meeting is deferred or waived in accordance with the BCBCA, an annual general meeting must be held at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by directors.

The notice for meetings of Shareholders is contemplated in Article10.4 of the Articles and provides that the Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in the Articles or in such other manner, if any, as may be prescribed by ordinary resolution, to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless the Articles otherwise provide, at least 21 days before the meeting. Article 10.5 provides that the directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders and entitled to vote at any meeting of shareholders, the record date must not precede the date on which the meeting is to be held by more than two months and at least 21 days before.

Generally, notice of a meeting of the shareholders called for any purpose other than consideration of the financial statements and any reports of the directors or auditor, the setting and changing of the number of directors, the election or appointment of directors and appointment of auditor, the setting of the remuneration of the auditor, shall state the general nature of the special business and if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders at our records office or such other reasonably accessible location in British Columbia.

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, a shareholder will not invalidate any proceedings at that meeting.  A shareholder may in any manner waive notice of or otherwise consent to a meeting of shareholders.

LIMITATIONS ON RIGHTS OF NON-CANADIANS

Algernon is incorporated pursuant to the laws of the Province of British Columbia, Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however no such remittances are likely in the foreseeable future. See the section titled "Certain Canadian Federal Income Tax Considerations For United States Residents" below.

There is no limitation imposed by Canadian law or by the charter or other constituent documents of our Company on the right of a non-resident to hold or vote common shares of our company. However, the Investment Canada Act (Canada) (the "Investment Act") has rules regarding certain acquisitions of shares by non-Canadians, along with other requirements under that legislation.

The following discussion summarizes the principal features of the Investment Act for a "non-Canadian" (as defined under the Investment Act) who proposes to acquire common shares of our Company. The discussion is general only; it is not a substitute for independent legal advice from an investor's own advisor; and it does not anticipate statutory or regulatory amendments.

The Investment Act is a federal statute of broad application regulating the establishment and acquisition of Canadian businesses by non-Canadians, including individuals, governments or agencies thereof, corporations, partnerships, trusts or joint ventures (each an "entity"). Investments by non-Canadians to acquire control over existing Canadian businesses or to establish new ones are either reviewable or notifiable under the Investment Act. If an investment by a non-Canadian to acquire control over an existing Canadian business is reviewable under the Investment Act, the Investment Act generally prohibits implementation of the investment unless, after review, the Minister of Innovation, Science and Economic Development Canada (the "Minister") is satisfied that the investment is likely to be of net benefit to Canada.

A non-Canadian would acquire control of our Company for the purposes of the Investment Act through the acquisition of common shares if the non-Canadian acquired a majority of the common shares of our Company.

Further, the acquisition of less than a majority but one-third or more of the common shares of our Company by a non-Canadian would be presumed to be an acquisition of control of our Company unless it could be established that, on the acquisition, our Company was not controlled in fact by the acquirer through the ownership of common shares.

For a direct acquisition that would result in an acquisition of control of our Company, subject to the exception for "WTO-investors" that are controlled by persons who are nationals or permanent residents of World Trade Organization ("WTO") member nations, a proposed investment generally would be reviewable where the value of the acquired assets is CAD$5 million or more.

For a proposed indirect acquisition by an investor other than a so-called "WTO investor" that would result in an acquisition of control of our Company through the acquisition of a non-Canadian parent entity, the investment generally would be reviewable where the value of the assets of the entity carrying on the Canadian business, and of all other entities in Canada, the control of which is acquired, directly or indirectly is CAD$50 million or more.

In the case of a direct acquisition by a WTO investor, the threshold is significantly higher. An investment in common shares of our Company by a WTO investor that is not a state-owned enterprise would be reviewable only if it was an investment to acquire control of the company and the enterprise value of the assets of the company was equal to or greater than a specified amount, which is published by the Minister after its determination for any particular year. For 2022, this amount is CAD$1.141 billion (unless the investor is controlled by persons who are nationals or permanent residents of countries that are party to one of a list of certain free trade agreements, in which case the amount is CAD$1.711 billion for 2022); each January 1, both thresholds are adjusted by a GDP (Gross Domestic Product) based index.

The higher WTO threshold for direct investments and the exemption for indirect investments do not apply where the relevant Canadian business is carrying on a "cultural business". The acquisition of a Canadian business that is a "cultural business" is subject to lower review thresholds under the Investment Act because of the perceived sensitivity of the cultural sector.

In 2009, amendments were enacted to the Investment Act concerning investments that may be considered injurious to national security. If the Minister has reasonable grounds to believe that an investment by a non-Canadian "could be injurious to national security," the Minister may send the non-Canadian a notice indicating that an order for review of the investment may be made. The review of an investment on the grounds of national security may occur whether or not an investment is otherwise subject to review on the basis of net benefit to Canada or otherwise subject to notification under the Investment Act.

Certain transactions, except those to which the national security provisions of the Investment Act may apply, relating to Common Shares of the Company are exempt from the Investment Act, including:

(a) the acquisition of our Common Shares by a person in the ordinary course of that person's business as a trader or dealer in securities;

(b) the acquisition of control of the Company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions of the Investment Act, if the acquisition is subject to approval under the Bank Act, Cooperative Credit Associations Act, the Insurance Companies Act or the Trust and Loan Companies Act; and

(c) the acquisition of control of the Company by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of the Company through the ownership of Common Shares, remained unchanged.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been no public or private market for the Class A shares, and we cannot predict the effect, if any, that market sales of the Class A shares or the availability of Class A shares for sale will have on the market price of the Class A shares prevailing from time to time.

Upon the final closing of this Offering 30,000,001 Class A shares will be outstanding. All of the Class A shares sold in this Offering will be freely tradable under federal securities laws unless issued to our "affiliates" as such term is defined in Rule 405 of the Securities Act of 1933, as amended. Class A shares held by affiliates of the Company are "control" securities under U.S. federal securities laws and are subject to restrictions on transfer. If you hold more than 10% of the Company's Class A shares, you may be deemed an affiliate of the Company and may be unable to freely transfer your shares. The Company or its transfer agent may require you to provide a legal opinion and or other information to determine your affiliate status.

Rule 144

In general, under Rule 144 as currently in effect, the Company will be entitled to sell, within any three-month period, a number of Class A shares that does not exceed the greater of:

  1% of the then-outstanding Class A shares; and

  The average weekly trading volume during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. If Masterworks sells its shares in private transactions that are exempt from the registration requirements of the Securities Act to a non-affiliate other than pursuant to Rule 144, such non-affiliate will be able to sell such shares pursuant to Rule 144 after one year has elapsed from the time such shares were acquired from Masterworks and such sales shall not be subject to the volume restrictions set forth above.

We are unable to estimate the number of Class A shares that will be sold under Rule 144 or pursuant to one or more future qualified offerings or the timing of such sales, since this will depend on the market price for the Class A shares, the personal circumstances of the sellers and other factors. Prior to the Offering, there has been no public market for the Class A shares, and there can be no assurance that a significant, or any, public market for the Class A shares will develop or be sustained after the Offering. Any future sale of substantial amounts of the Class A shares in the open market may adversely affect the market price of the Class A shares offered by this offering circular.

PLAN OF DISTRIBUTION

The Offering will be Sold by Our Officers and Directors

We are offering up to a total of 10,000,000 Common Shares for cash at the fixed price of $1.00 per share until the completion of this Offering. We expect to commence the sale of the Shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the SEC. The Offering is expected to expire on the first of: (i) all of the Shares offered are sold; or (ii) the close of business one year after the date that this Offering is deemed qualified by the SEC, or extended for additional 90 day-incremental periods in the sole discretion of the Company, and  (iii) the date at which the offering is earlier terminated by the Company in its sole discretion. The initial one-year period and any additional 90 day-incremental offering periods will, in the aggregate, not exceed 24 months from the date of this Offering Circular, pursuant to Rule 251(d)(3) of Regulation A. There are no specific events which might trigger our decision to terminate the offering.

The Shares are being offered by us on a direct primary, self-underwritten basis (that is, without the use of a broker-dealer) and there can be no assurance that all or any of the Shares offered will be subscribed. If less than the maximum proceeds are available to us, our development and prospects could be adversely affected. There is no minimum offering required for this offering to close. The minimum investment amount per investor is $1,000 (1,000 Shares); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion. The subscriptions, once received, are irrevocable.

We cannot assure you that all or any of the Shares offered under this Offering Circular will be sold. No one has committed to purchase any of the Shares offered. Therefore, we may sell only a nominal amount of Shares, in which case our ability to execute our business plan might be negatively impacted. We reserve the right to withdraw or cancel this offering and to accept or reject any subscription in whole or in part, for any reason or for no reason. Subscriptions will be accepted or rejected promptly. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

We will sell the Shares in this Offering through our officers and directors, who intend to offer them using this Offering Circular and a subscription agreement as the only materials to offer potential investors. The officers and directors that offer Shares on our behalf may be deemed to be underwriters of this offering within the meaning of Section 2(11) of the Securities Act. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the Shares nor will they register as broker-dealers pursuant to Section 15 of the Exchange Act in reliance upon Rule 3(a)4-1. Rule 3(a)4-1 sets forth those conditions under which a person associated with an issuer may participate in the Offering of the issuer's securities and not be deemed to be a broker-dealer. Our officers and directors satisfy the requirements of Rule 3(a)4-1 in that:

  They are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act, at the time of his or her participation;

  They are not compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

  They are not, at the time of their participation, an associated person of a broker-dealer; and

  They meet the conditions of Paragraph (a)(4)(ii) of Rule 3(a)4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) are not brokers or dealers, or an associated person of a broker or dealer, within the preceding 12 months; and (C) do not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

As long as we satisfy all of these conditions, we believe that we satisfy the requirements of Rule 3(a)4-1 of the Exchange Act.

As our officers and directors will sell the Shares being offered pursuant to this offering, Regulation M prohibits us and our officers and directors from certain types of trading activities during the time of distribution of our securities. Specifically, Regulation M prohibits our officers and directors from bidding for or purchasing any Shares or attempting to induce any other person to purchase any Shares, until the distribution of our securities pursuant to this offering has ended.

Broker-Dealer and Administrative Services

The Company has engaged Dalmore to provide broker-dealer and administrative services related to operations and compliance, but not underwriting or placement agent services, in all 50 states, District of Columbia and the territories of the United States in connection with this Offering. The administrative services Dalmore will provide include the following:

  Review investor information, including KYC data, AML and other compliance background checks, and provide a recommendation to the Company whether or not to accept investor as a customer.

  Review each investors subscription agreement to confirm such investors participation in the offering, and provide confirmation of completion of such subscription documents to the Company.

  Contact and/or notify the Company, if needed, to gather additional information or clarification on an investor.

  Not provide any investment advice nor any investment recommendations to any investor.

  Keep investor details and data confidential and not disclose to any third-party except as required by regulatory agencies or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).

  Coordinate with third party providers to ensure adequate review and compliance.

  Provide, or coordinate the provision by a third party, of an "invest now" payment processing mechanism, including connection to a qualified escrow agent.

As compensation for the services listed above, the Company has agreed to pay Dalmore $28,500 in one-time set up fees, consisting of the following:

  $5,000 advance payment for out-of-pocket expenses.

  $20,000 consulting fee due and payable immediately after FINRA issues a no objection letter.

  $2,000 for fees to be paid to FINRA.

In addition, the Company will pay Dalmore a cash commission equal to 1% of the amount raised in the Offering to support the Offering once the SEC has qualified the Offering Statement and the Offering commences. Assuming that the Offering is open for 12 months, the Company estimates that commission due to pay Dalmore, pursuant to the 1% cash commission would be $100,000 for a fully subscribed Offering. Finally, the total fees and cash commissions that the Company estimates that it will pay Dalmore, pursuant to a fully subscribed Offering would be $128,500. These assumptions were used in estimating the fees and cash commissions due in the "Use of Proceeds."

Bonus Shares; Discounted Price for Certain Investors

Certain investors in this Offering are eligible to receive additional shares of common stock (effectively a discount) for their shares purchased ("Bonus Shares") equal to 5%, 10%, 15% or 20% of the shares they purchase, depending upon the investment level of such investors. Fractional shares will not be distributed and Bonus Shares will be determined by rounding down to the nearest whole share. Investors receiving the 5% bonus will pay an effective price of approximately $0.95 per share, while investors receiving the 10% bonus will pay an effective price of approximately $0.91 per share, while investors receiving the 15% bonus will pay an effective price of approximately $0.87 per share and investors receiving the 20% bonus will pay an effective price of approximately $0.83 per share.

To encourage participation in the Offering, we are providing a specific discount for investors who purchase a minimum of 10,000 Shares in this Offering. Additional bonus shares are available for purchases of a greater number of Shares. However, it is recommended that investors consult a tax professional to fully understand any tax implications of receiving any bonus shares before investing. The table below presents the investment level to receive the stated bonus shares:

Investment Amount		Rewards

$10,000	Tier 1	5% Bonus Shares

$25,000	Tier 2	10% Bonus Shares

$100,000	Tier 3	15% Bonus Shares

$250,000	Tier 4	20% Bonus Shares

Technology Services

The Company has engaged Issuance, Inc. (the "Technology Agent") to provide certain technology services to the Company in connection with the Offering, including the online platform of the Technology Agent. After the qualification by the SEC of the Offering Statement of which this Offering Circular is a part, the Offering will be conducted on the online platform of Technology Agent through the Investor Relations page of our website which is currently under development, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price by ACH debit transfer, wire transfer or credit card to an account designated by the Company. Credit card subscription shall not exceed the lesser of $1,000 or the amount permitted by applicable law, per subscriber. There is no escrow established for this Offering. We will hold closings upon the receipt of investors' subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Offering, or (ii) the Termination Date. Funds will be promptly refunded without interest, for sales that are not consummated. We will pay certain itemized technology fees to Technology Agent for these services, including:

•  Monthly online platform fee of $2,495 per month;

• ACH processing fees of 2.0% of the amount of the transaction;

• Wire processing fee of 1.0% of the amount of the transaction;

• Credit card processing fee of 4.0% of the amount of the transaction.

Assuming that the Offering is open for 12 months and assuming that 50% of investments are made via ACH payment and 50% of investments are made via credit card, the Company estimates that fee due to pay the Technology Agent, would be $329,940 for a fully subscribed Offering (including the monthly online platform fee of $2,495 for 12 months (computed as $29,940), ACH transfer fee of 2.0% of 50% of fully subscribed Offering (computed as $100,000), and credit card fee of 4.0% of 50% of fully subscribed Offering (computed as $200,000). These assumptions were used in estimating the fees due in the "Use of Proceeds."

Stock Certificates

Ownership of the Shares will be "book-entry" only form, meaning that ownership interests shall be recorded by the Company, and kept only on the books and records of the Company. There will be no cost to the Subscriber to hold the shares, in book entry, on the books of the Company. No physical certificates shall be issued, nor received, by the Company or any other person. The Company records and maintains securities of Company in book-entry form only. Book-entry form means the Company maintains shares on an investor's behalf without issuing or receiving physical certificates. Securities that are held in un-certificated book-entry form have the same rights and privileges as those held in certificate form, but the added convenience of electronic transactions (e.g. transferring ownership positions between a broker-dealer and the Company), as well as reducing risks and costs required to store, manage, process and replace lost or stolen securities certificates. The Company shall send out email confirmations of positions and notifications of changes upon each and every event affecting any person's ownership interest, with a footer referencing the Company.

ERISA Considerations

Special considerations apply when contemplating the purchase of Shares on behalf of employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan"). A person considering the purchase of the Shares on behalf of a Plan is urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Code or a violation of some other provision of ERISA, the Code or other applicable law. We will rely on such determination made by such persons, although no Shares will be sold to any Plans if management believes that such sale will result in a prohibited transaction under ERISA or the Code.

Foreign Regulatory Restrictions on Purchase of the Shares

We have not taken any action to permit a public offering of our Shares outside the United States or to permit the possession or distribution of this Offering Circular outside the United States. Persons outside the United States who come into possession of this Offering Circular must inform themselves about and observe any restrictions relating to this offering of Shares and the distribution of the Offering Circular outside the United States.

Investment Amount Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the offering. The only investor in this offering exempt from this limitation is an accredited investor, an "Accredited Investor," as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an Accredited Investor:

(i)

You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse or spousal equivalent in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)

You are a natural person and your individual net worth, or joint net worth with your spouse or spousal equivalent, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

(iii)	You are a director, executive officer or general partner of the issuer or a director, executive officer, or general partner of the general partner of the issuer;

(iv)

You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, or limited liability company, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)

You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an investment advisor registered pursuant to the Investment Advisers Act of 1940 or registered pursuant to the laws of a state, an investment advisor relying on the exemption of registering with the SEC under the Investment Advisers Act of 1940, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958, or a Rural Business Investment Company as defined in the Consolidated Farm and Rural Development Act, or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)

You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares;

(viii)

You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(ix)

You are an entity, of a type not listed in the above paragraphs (iv), (v), (vi), (vii), or (viii), not formed for the specific purpose of acquiring the Offered Shares, owning investments in excess of $5,000,000;

(x)

You are a natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status;

(xi)

You are a "family office," as defined by the Investment Advisers Act of 1940, with assets under management in excess of $5,000,000, and is not formed for the specific purpose of acquiring the Offered Shares, and your prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

(xii)

You are a "family client," as defined under the Investment Advisers Act of 1940, of a family office meeting the requirements in the above paragraph (xi), and your prospective investment in the issuer is directed by such family office pursuant to the above paragraph (xi).

Offering Period and Expiration Date

We expect to commence the sale of the Shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the SEC. The Offering is expected to expire on the Termination Date. The initial one year offering period and any additional 90 day-incremental offering periods will, in the aggregate, not exceed 24 months from the date of this Offering Circular, pursuant to Rule 251(d)(3) of Regulation A.

Procedures for Subscribing

After the qualification by the SEC of the Offering Statement of which this Offering Circular is a part, if you decide to subscribe for any Shares in this Offering, you should:

Go to the Investor Relations page of our website at www.algernonneuroscience.com, which is currently under development, and click on the "Invest" button (our website will redirect you, as an investor, via the "Invest" button to our online platform landing page on the website) and follow the links and procedures as described on the website to invest.

1.	Electronically receive, review, execute and deliver to us a Subscription Agreement; and

2.

Deliver funds via ACH, wire transfer or credit card (or by such alternative payment method as may be indicated on our online platform) for the amount set forth in the Subscription Agreement directly to an account designated by the Company.

Credit card subscription shall not exceed the lesser of $5,000 or the amount permitted by applicable law, per subscriber.

The website will direct interested investors to receive (upon their acknowledgement that they have had the opportunity to review this Offering Circular), review, execute and deliver subscription agreements electronically.

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. We will not accept any money until the SEC declares the Offering Statement of which this Offering Circular forms a part as qualified.

We anticipate that we may hold one or more closings for purchases of the Shares until the offering is fully subscribed or we terminate the Offering. Participating broker-dealers will submit a subscriber's form(s) of payment generally by noon of the next business day following receipt of the subscriber's subscription agreement and form(s) of payment.

You will be required to represent and warrant in your subscription agreement that you are an accredited investor as defined under Rule 501 of Regulation D or that your investment in the Shares does not exceed 10% of your net worth or annual income, whichever is greater, if you are a natural person, or 10% of your revenues or net assets, whichever is greater, calculated as of your most recent fiscal year if you are a non-natural person. By completing and executing your subscription agreement you will also acknowledge and represent that you have received a copy of this Offering Circular, you are purchasing the Shares for your own account and that your rights and responsibilities regarding your Shares will be governed by our chart and bylaws, each filed as an exhibit to the Offering Circular of which this Offering Circular is a part.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to an account designated by the Company, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your Net Worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

In order to purchase Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company's satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

ADDITIONAL REQUIREMENTS AND RESTRICTIONS

Broker-Dealer Requirements

Each of the participating broker-dealers, authorized registered representatives or any other person selling Shares on our behalf is required to:

  make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment for each investor based on information provided by such investor to the broker-dealer, including such investor's age, investment objectives, income, net worth, financial situation and other investments held by such investor; and

  maintain, for at least six (6) years, records of the information used to determine that an investment in our Shares is suitable and appropriate for each investor.

In making this determination, your participating broker-dealer, authorized registered representative or other person selling Shares on our behalf will, based on a review of the information provided by you, consider whether you:

  meet the minimum suitability standards established by us and the investment limitations established under Regulation A;

  can reasonably benefit from an investment in our Shares based on your overall investment objectives and portfolio structure;

  are able to bear the economic risk of the investment based on your overall financial situation; and

  have an apparent understanding of:

    the fundamental risks of an investment in the Shares;

    the risk that you may lose your entire investment;

    the lack of liquidity of the Shares;

    the restrictions on transferability of the Shares;

    the background and qualifications of our management; and

    our business.

Restrictions Imposed by the USA PATRIOT Act and Related Acts

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, the securities offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any "unacceptable investor," which means anyone who is:

  a "designated national," "specially designated national," "specially designated terrorist," "specially designated global terrorist," "foreign terrorist organization," or "blocked person" within the definitions set forth in the Foreign Assets Control Regulations of the United States, or U.S., Treasury Department;

  acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;

  within the scope of Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;

  a person or entity subject to additional restrictions imposed by any of the following statutes or regulations and executive orders issued thereunder: the Trading with the Enemy Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriations Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or

  designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The carve-out financial statements of Algernon Pharma’s DMT Program as of August 31, 2022 and 2021 and for the years then ended and the Company’s financial statements as of December 19, 2022 and for the period from incorporation to December 19, 2022 included in this offering statement and offering circular, have been audited by Smythe LLP (“Smythe”), independent registered public accounting firm, as stated in their report appearing herein.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On December 9, 2022, we appointed Smythe as our independent registered public accounting firm. Smythe audited our carve-out financial statements for the years ended August 31, 2022 and 2021 which have been included in this offering circular and offering statement and Smythe will be engaged as our independent registered public accounting firm for our year ended August 31, 2023.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under Regulation A of the Securities Act with respect to the Shares offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our Shares, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

We will also maintain a website at www.algernonneuroscience.com, which is currently under development. After the completion of this offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this Offering Circular and the inclusion of our website address in this Offering Circular is an inactive textual reference only.

After the completion of this Tier II, Regulation A offering, we intend to file reports under Rule 257 of Regulation A. Such reports and other information will be available for inspection and copying at the public reference room and on the SEC's website referred to above. Until we become or never become subject to the reporting requirements of the Exchange Act, we will furnish the following reports, statements, and tax information to each holder of Common Shares:

1.

Reporting Requirements under Tier II of Regulation A. Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Such reports and other information will be available for inspection and copying at the public reference room and on the SEC's website referred to above. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

2.

Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending on the last Sunday of a calendar year, our board of directors will cause to be mailed or made available, by any reasonable means, to each Stockholder as of a date selected by the board of directors, an annual report containing financial statements of the Company for such fiscal year, presented in accordance with IFRS, including a balance sheet and statements of operations, company equity and cash flows, with such statements having been audited by an accountant selected by the board of directors. The board of directors shall be deemed to have made a report available to each stockholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system and such report is publicly available on such system or (ii) made such report available on any website maintained by the Company and available for viewing by the stockholders.

3.

Tax Information. On or before September 30th of the month immediately following our fiscal year, which is currently September 1st through August 31st, we will send to each stockholder such tax information as shall be reasonably required for federal and state income tax reporting purposes.

ALGERNON NEUROSCIENCE INC.

INDEX TO FINANCIAL STATEMENTS

It is impracticable to prepare full financial statements of the DMT program required by Regulation S-X as Algernon Neuro acquired less than substantially all of Algernon Pharma as Algernon Neuro only acquired the DMT program, one of three research and development programs that Algernon Pharma was actively advancing prior to the acquisition. The acquired program represented a discrete activity of the selling entity for which assets and liabilities were specifically identifiable and a reasonable basis existed to allocate items that were not specifically identifiable for the acquired program. As a result, carve-out financial statements are appropriate.

Annual Carve-out Financial Statements for the Years Ended August 31, 2022 and 2021

Report of the Company's Registered Independent Accounting Firm (Audited)	F-3
Carve-out Statements of Financial Position as at August 31, 2022 and 2021 (Audited)	F-5
Carve-out Statements of Loss and Comprehensive Loss for the Years Ended August 31, 2022 and 2021 (Audited)	F-6
Carve-out Statements of Cash Flows for the Years Ended August 31, 2022 and 2021 (Audited)	F-7
Carve-out Statements of Deficit for the Years Ended August 31, 2022 and 2021 (Audited)	F-8
Notes to the Audited Carve-out Financial Statements	F-9

Condensed Interim Carve-out Financial Statements for the Three Months Ended November 30, 2022 and 2021

Condensed Interim Carve-out Statements of Financial Position as at November 30, 2022 and 2021 (unaudited)	F-22
Condensed Interim Carve-out Statements of Loss and Comprehensive Loss for the Three Months Ended November 30, 2022 and 2021 (unaudited)	F-23
Condensed Interim Carve-out Statements of Cash Flows for the Three Months Ended November 30, 2022 and 2021 (unaudited)	F-24
Condensed Interim Carve-out Statements of Deficit for the Three Months Ended November 30, 2022 and 2021 (unaudited)	F-25
Notes to the Unaudited Condensed Interim Carve-out Financial Statements	F-26

Audited Financial Statements of Algernon NeuroScience Inc. for the Period from Incorporation on December 9, 2022 to December 19, 2022

DMT PROGRAM OF

ALGERNON PHARMACEUTICALS INC.

Carve-Out Financial Statements

For the years ended August 31, 2022 and 2021

(Expressed in Canadian dollars)

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Algernon Pharmaceuticals Inc.

Opinion on the Carve-Out Financial Statements

We have audited the accompanying carve-out statements of financial position of the DMT Program of Algernon Pharmaceuticals Inc. (the "DMT Program") as of August 31, 2022 and 2021, and the related statements of loss and comprehensive loss, deficit and cash flows, for the years then ended, and the related notes (collectively referred to as the "financial statements").

In our opinion, the financial statements present fairly, in all material respects, the financial position of the DMT Program as at August 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Going Concern Uncertainty

We draw attention to Note 1 in the financial statements, which indicates that the DMT Program incurred a net loss of $1,232,974 during the year ended August 31, 2022 and, as of that date, the DMT Program has a deficit of $1,902,261. As stated in Note 1, these events or conditions, along with other matters as set forth in Note 1, indicate that a material uncertainty exists that may cast substantial doubt on the DMT Program's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1.

Basis for Opinion

These financial statements are the responsibility of the DMT Program's management. Our responsibility is to express an opinion on the DMT Program's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the DMT Program in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The DMT Program is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the DMT Program's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

We draw attention to the basis of preparation of the carve-out financial statements in the notes to the financial statements.  As the DMT Program has not operated as a separate entity, these carve-out financial statement are therefore, not necessarily indicative of results that would have occurred if the DMT Program had been a separate standalone entity during the year presented or of future results of the DMT Program.  Our opinion is not qualified in respect of this matter.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of this critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of Intangible Assets

As discussed in Note 5 to the financial statements, the DMT Program's intangible asset balance was $34,755 as of August 31, 2022 (2021 - $16,880). At each reporting date, management conducts an intangible asset impairment assessment. Management assesses certain criteria, including observable decreases in value, significant changes with adverse effects on the entity, evidence of technological obsolescence and future plans. If required, impairment is then recognized by comparing the recoverable value of the reporting unit to which the intangible asset belongs to its carrying value. Recoverable value amounts are estimated by management using a net market capitalization approach, as the discounted cash flow model is not viable for intangible assets that are not yet generating cash flows. The estimated recoverable value exceeds the carrying amount as at August 31, 2022, therefore, the DMT Program did not record an impairment charge in the reporting unit.

We identified the valuation of intangible assets as a critical audit matter. There is a significant judgement required by management in developing the estimate of the recoverable value of the reporting unit and a high degree of auditor judgment was required to evaluate the recoverable value of these assets. Further, the sensitivity of reasonably possible changes to those assumptions could have a significant impact on the determination of the recoverable amount and the DMT Program's assessment of impairment.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the reasonableness of the DMT Program's estimate of future performance of these intangible assets by reviewing market data and through discussions with operational personnel, including discussions regarding the planning business initiatives and current plans for commercialization of these intangible assets.

/s/ Smythe LLP

Chartered Professional Accountants

We have served as Algernon Pharmaceuticals Inc's auditor since 2015.

Vancouver, Canada

February 22, 2023

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC.

Statements of Financial Position

(Expressed in Canadian dollars)

As at	Note	August 31, 2022	August 31, 2021

ASSETS
Non-current assets
Intangible assets	5	$34,755	$16,880

TOTAL ASSETS		$34,755	$16,880

LIABILITIES AND DEFICIT

Current liabilities
Accounts payable and accrued liabilities	4	$382,367	$167,598
Due to parent company	4,7	1,554,649	518,569
Total liabilities		1,937,016	686,167

Deficit
Deficit		(1,902,261)	(669,287)
TOTAL LIABILITIES AND DEFICIT		$34,755	$16,880

The accompanying notes are an integral part of these carve-out financial statements.

Approved on behalf of the Board:
"Christopher Moreau" (signed)	"Harry Bloomfield" (signed)
Christopher Moreau	Harry Bloomfield
Director and Chief Executive Officer	Chairman and Director

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC.

Statements of Loss and Comprehensive Loss

(Expressed in Canadian dollars)

Years ended August 31	Note	2022	2021

EXPENSES
Research and development		$1,002,339	$467,212
Amortization of intangible assets	5	1,885	-
Salaries and benefits	7	228,750	202,075
Net loss and comprehensive loss for the year		$1,232,974	$669,287

The accompanying notes are an integral part of these carve-out financial statements.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC.

Statements of Cash Flows

(Expressed in Canadian dollars)

Years ended August 31	2022	2021
OPERATING ACTIVITIES
Net loss for the year	$(1,232,974)	$(669,287)
Items not involving cash
Non-cash salaries	27,639	62,541
Amortization of intangible assets	1,885	-
	(1,203,450)	(606,746)
Changes in non-cash operating working capital
Accounts payable and accrued liabilities	214,769	167,598
Due to parent company	1,008,441	456,028
	19,760	16,880
INVESTING ACTIVITY
Additions of intangible assets	(19,760)	(16,880)
	(19,760)	(16,880)

Decrease in cash and cash equivalents	-	-
Cash and cash equivalents, beginning of year	-	-
Cash and cash equivalents, end of year	$-	$-

The accompanying notes are an integral part of these carve-out financial statements.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC.

Statements of Deficit

(Expressed in Canadian dollars)

Deficit
Balance, August 31, 2020	$-
Net loss for the year	(669,287)
Balance, August 31, 2021	(669,287)
Net loss for the year	(1,232,974)
Balance, August 31, 2022	$(1,902,261)

The accompanying notes are an integral part of these carve-out financial statements.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Carve-Out Financial Statements For the Years Ended August 31, 2022 and 2021 (Expressed in Canadian dollars)

1. NATURE AND GOING CONCERN

Algernon Pharmaceuticals Inc. ("Algernon") was incorporated on April 10, 2015 under the British Columbia Business Corporations Act. The registered office of Algernon is located at Suite 1500 - 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7.

These carve-out financial statements reflect all of the assets, liabilities, revenues and expenses of the DMT research and development program (the “DMT Program”) of Algernon as well as all expenses allocated to the program. On December 9, 2022, Algernon incorporated a wholly owned subsidiary, Algernon NeuroScience Inc. (“Algernon Neuro”) pursuant to the laws of the Province of British Columbia. On December 20, 2022, Algernon Neuro acquired all of the assets and liabilities of the DMT program of Algernon in exchange for 20,000,000 common shares of Algernon Neuro valued at a price of $1.3547 per share.

As at August 31, 2022, the DMT Program has an accumulated deficit of $1,902,261 (2021 - $669,287) and for the year then ended incurred a net loss of $1,232,974 (2021 - $669,287). The DMT Program will need to raise sufficient working capital to maintain operations. Without additional financing, the DMT Program may not be able to fund its ongoing operations and complete its development activities. Management anticipates that the DMT Program will continue to raise adequate funding through equity or debt financings, although there is no assurance that the DMT Program will be able to obtain adequate funding on favorable terms. These uncertainties may cast substantial doubt on the DMT Program's ability to continue as a going concern. These carve-out financial statements have been prepared on a going concern basis, which assumes that the DMT Program will be able to realize the assets and discharge the liabilities in the normal course of business. These carve-out financial statements do not reflect adjustments, which could be material, to the carrying value of assets and liabilities, which may be required should the DMT Program be unable to continue as a going concern.

Impact of COVID-19

Since December 31, 2019, the outbreak of the novel strain of coronavirus, specifically identified as "COVID-19", has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and physical distancing, have caused material disruption to business globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness.

The duration and impact of the COVID-19 outbreak is unknown as to how it would impact the DMT Program's operations.

It is currently not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of the DMT Program in future periods.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Carve-Out Financial Statements For the Years Ended August 31, 2022 and 2021 (Expressed in Canadian dollars)

2. BASIS OF PRESENTATION

(a) Statement of compliance

The principal accounting policies adopted in the preparation of the carve-out financial statement are set out below. The carve-out financial statement are presented in Canadian dollars, which is also DMT Program's functional currency.

These carve-out financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board ("IASB"). They have been prepared on a historical cost basis, except for certain financial instruments, which are stated at fair value. In addition, these carve-out financial statements have been prepared using the accrual basis of accounting, except for the cash flow information.

The preparation of carve-out financial statements in accordance with IFRS requires management to make estimates, judgments and assumptions that affect the application of accounting policies, the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the carve-out financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates, and as such, the estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and the revision affects both the current and future periods. The areas involving a higher degree of judgments or complexity, or areas where assumptions and estimates are significant to the carve-out financial statements, are disclosed in Note 3

(b) Approval of the divisional financial statements

The carve-out financial statements of the DMT Program for the year ended August 31, 2022 were approved and authorized for issuance by the Board of Directors on February 22, 2023.

3. SIGNIFICANT ACCOUNTING POLICIES

(a) Foreign currency transactions

Transactions in currencies other than the functional currency are recorded at the rate of exchange prevailing on the date of the transaction, except amortization, which is translated at the rates of exchange applicable to the related assets. Monetary assets and liabilities that are denominated in foreign currencies are translated at the rate prevailing at each reporting date. Non-monetary items that are measured at historical cost in a foreign currency are translated at the exchange rate on the date of the initial transaction. Non-monetary items that are measured at fair values are reported at the exchange rate on the date when fair values are determined. Foreign currency translation differences are recognized in profit or loss, except for differences on the translation of foreign entities to reporting currency on consolidation, which are recognized in other comprehensive income. The carve-out financial statements are presented in Canadian dollars, which is also the DMT Program functional currency.

(b) Income taxes

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except for items recognized directly in equity or in other comprehensive income.

Current Tax

Current tax is the expected tax payable or receivable on the taxable income or loss for the period, using tax rates substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Carve-Out Financial Statements For the Years Ended August 31, 2022 and 2021 (Expressed in Canadian dollars)

3.  SIGNIFICANT ACCOUNTING POLICIES (continued)

(b) Income taxes (continued)

Deferred Tax

Deferred income tax is recognized in respect of temporary differences, at the end of each reporting period, between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

  Where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and
  In respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, carry forward or unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized.

The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at the end of each reporting period and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in net loss in the period in which the change is enacted or substantively enacted.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the end of each reporting period.

Deferred income tax assets and deferred income tax liabilities are offset if, and only if, a legally enforceable right exists to set off current tax assets against current tax liabilities and deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend to either settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax assets or liabilities are expected to be settled or recovered.

(c) Financial instruments

The DMT Program's financial instruments are accounted for as follows:

Measurement Category	Classification

Financial Liability
Accounts payable and accrued liabilities	Amortized cost
Due to parent company	Amortized cost

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Carve-Out Financial Statements For the Years Ended August 31, 2022 and 2021 (Expressed in Canadian dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

(c) Financial instruments (continued)

Financial Liabilities

Financial liabilities are recognized when the DMT Program becomes a party to the contractual provisions of the financial instrument. A financial liability is derecognized when it is extinguished, discharged, cancelled or when it expires. Financial liabilities are classified as either financial liabilities at fair value through profit or loss or financial liabilities subsequently measured at amortized cost. All interest-related charges are reported in profit or loss within interest expense, if applicable.

Fair Value Hierarchy

The DMT Program classifies and discloses fair value measurements based on a three-level hierarchy:

  Level 1 - inputs are unadjusted quoted prices in active markets for identical assets or liabilities;
  Level 2 - inputs other than quoted prices in Level 1 that are observable for the asset or liability, either directly or indirectly; and
  Level 3 - inputs for the asset or liability are not based on observable market data.

Accounts payables and accrued liabilities and due to parent company are recorded at their carrying amounts and approximate their fair values due to their short- term nature.

(d) Research and development expenditures

Development activities involve a plan or design for the production of new or substantially improved products and processes.

Development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the DMT Program intends to and has sufficient resources to complete development and to use or sell the asset. Expenditures capitalized may include the cost of materials, direct labour and overhead costs that are directly attributable to preparing the asset for its intended use. Other development expenditures are recognized in profit or loss as incurred.

Expenditures on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, are recognized in profit or loss when incurred.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Carve-Out Financial Statements For the Years Ended August 31, 2022 and 2021 (Expressed in Canadian dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

(e) Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in an asset acquisition is its fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less accumulated amortization and accumulated impairment losses, if any. The useful lives of intangible assets are assessed as either finite or indefinite.

Intangible assets with finite lives are amortized over their useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. If any such indication exists, then the asset's recoverable amount is estimated. The recoverable amount of an asset is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate. For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generate cash inflows from continuing use that are largely independent of cash inflows of other assets or groups of assets (the "cash-generating unit" or "CGU").

The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. A change in the expected useful life of the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and treated as changes in accounting estimates. Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, either individually or at the CGU level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its estimated recoverable amount. The DMT Program derecognizes the carrying amount of assets on disposal or when no future economic benefits are expected from its use. Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, either individually or at the cash-generating unit level.

Impairment losses are recognized in net loss. Where an impairment loss subsequently reverses, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount. An impairment charge is reversed through net loss only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of any applicable depreciation, if no impairment loss had been recognized.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Carve-Out Financial Statements For the Years Ended August 31, 2022 and 2021 (Expressed in Canadian dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

(f) Significant accounting judgments and estimates

The following are the accounting policies subject to such judgments and the key sources of estimation uncertainty that the DMT Program believes could have the most significant impact on the reported results and financial position.

Deferred income taxes

The DMT Program estimates the expected manner and timing of the realization or settlement of the carrying value of its assets and liabilities and applies the tax rates that are enacted or substantively enacted on the estimated dates of realization or settlement. In assessing the probability of realizing income tax assets, management makes estimates related to expectations of future taxable income, applicable tax opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities.

The actual amount of income taxes only becomes final upon filing and acceptance of the tax return by the relevant tax authorities, which occurs subsequent to the issuance of the financial statements.

Non-cash Salaries

Non-cash salaries for the year ended August 31, 2022 were an allocation to the DMT Program of non-cash items that consisted of the fair value of the stock options of Algernon that were granted to scientific management personnel on January 1, 2022 and August 31, 2022. Non-cash salaries for the year ended August 31, 2021 were an allocation to the DMT Program of non-cash items that consisted of the fair value of RSUs that were granted to scientific management personnel but unvested during the year ended August 31, 2021.

When Algernon issues stock options, the carve-out financial statements for the DMT Program will record a non-cash salary expense in the year or period which the options are granted and/or vested based on the percentage of the total compensation expense allocated to the DMT Program.

The fair value of equity instruments is subject to the limitations of the Black-Scholes option pricing model, as well as other pricing models such as the Geske option pricing model for equity instruments involving compound options that incorporate market data and involve uncertainty in estimates used by management in the assumptions. Because option pricing models require inputs of highly subjective assumptions, including the volatility of share prices, changes in subjective input assumptions can materially affect the fair value estimate. The DMT Program estimates volatility based on the Algernon's historical share prices, excluding specific time frames in which volatility was affected by specific transactions that are not considered to be indicative of the entities' expected share price volatility.

For the year ended August 31, 2022, the DMT Program used the Black-Scholes option pricing model to determine the fair value of the options granted using the following assumptions: risk-free rate - 2.32%; expected dividend yield - nil; expected stock price volatility - 128.94%; expected option life in years - 5 years; and forfeiture rate - nil.

When Algernon issues RSUs, the carve-out financial statements for the DMT Program will record a non-cash salary expense in the year or period which the RSU units are granted and/or vested. The expense is measured using a deemed price that is based on the volume weighted average trading price of Algernon's common shares for the five trading days immediately preceding the grant date as prescribed in Algernon's restricted share units rolling plan.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Carve-Out Financial Statements For the Years Ended August 31, 2022 and 2021 (Expressed in Canadian dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

(f) Significant accounting judgments and estimates (continued)

Non-cash Salaries (continued)

Overall, during the year ended August 31, 2022, the DMT Program recorded a total of $27,639 (2021 - $62,541) of non-cash salary expense.

Allocation of Expenses

Certain expenses of the DMT Program reflected in these carve-out financial statements, including salaries and benefits and consulting costs included within research and development expenses, are expenses of Algernon that are allocated to each of Algernon's research and development programs, including the DMT Program.  This allocation of expenses is based on an estimate of the proportion of the expense that pertains to each program.

Intangible assets - Treatment and Recoverability

Following initial recognition, the DMT Program carries the value of the intangible assets at cost less accumulated amortization and any accumulated impairment losses. Amortization is recorded on the straight-line basis based upon management's estimate of the useful life and residual value.

Recoverable value of the carrying value of intangible assets are estimated by management using a net market capitalization approach, as the discounted cash flow model is not viable for intangible assets that are not yet generating cash flows.

At each reporting date, the DMT Program assesses if the intangible assets have indicators of impairment. In determining whether the intangible assets are impaired, the DMT Program assesses certain criteria, including observable decreases in value, significant changes with adverse effect on the entity, evidence of technological obsolescence and future plans.

Intangible assets - Assessment of Useful Life

During the year ended August 31, 2022, the DMT Program changed its estimate in relation to the useful life of patent application costs and began to amortize these costs over their remaining estimated useful life representing the remaining months to the expiration of the associated patent.

Determination of the functional currency

In concluding that the Canadian dollar is the functional currency of Algernon, management considered the currency that mainly influences the cost of providing goods and services in the primary economic environment in which each entity operates, or if there has been a change in events or conditions that determined the primary economic environment.

Going concern

The assessment of the DMT Program's ability to continue as a going concern and to raise sufficient funds to pay its ongoing operating expenditures and to meet its liabilities for the ensuing year, involves significant judgment based on historical experience and other factors, including expectation of future events that are believed to be reasonable under the circumstances.

Asset Acquisitions Versus Business Combinations

Management had to apply judgment with respect to whether the acquisition of assets of the DMT Program of Algernon (as defined in Note 9), was an asset acquisition or business combination. The assessment required management to assess the inputs, processes, and outputs of the program acquired at the time of acquisition. Acquisitions that do not meet the definition of a business combination are accounted for as asset acquisitions. Pursuant to the assessment, the acquisition of the assets of the DMT Program of Algernon was considered to be asset acquisition.

Determination of Purchase Price Allocations

Estimates are made in determining the fair value of assets and liabilities, including the valuation of separately identifiable intangibles acquired as part of an acquisition. Management exercises judgment in estimating the probability and timing of when cash flows are expected to be achieved, which is used as the basis for estimating fair value. Future performance results that differ from management’s estimates could result in changes to liabilities recorded, which are recorded as they arise through profit or loss. The fair value of identified intangible assets is determined using appropriate valuation techniques. Valuations are highly dependent on the inputs used and assumptions made by management regarding the future performance of these assets and any changes in the discount rate applied. Consideration paid for an asset acquisition is allocated to the individual identifiable assets acquired and liabilities assumed based on their relative fair values. Asset acquisitions do not give rise to goodwill.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Carve-Out Financial Statements For the Years Ended August 31, 2022 and 2021 (Expressed in Canadian dollars)

4. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The DMT Program's risk exposure pertaining to the DMT Program and the impact on the DMT Program's financial instruments are summarized below:

Liquidity risk

Liquidity risk for the DMT Program is the risk that the DMT Program will encounter difficulty in satisfying financial obligations as they become due. The DMT Program manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities. The DMT Program's objective in managing liquidity risk is to maintain sufficient readily available reserves in order to meet its liquidity requirements. All of the DMT Program's financial obligations are due within one year.

At August 31, 2022, the DMT Program had a working capital deficit of $1,937,016 (2021 - $686,167). The operations of the DMT Program have historically been and will continue to be funded by Algernon or a financing completed by the DMT Program.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market prices. Market risk comprises three types of risk: interest rate risk, foreign currency risk, and other price risks. The DMT Program is not exposed to significant interest rate risk and other price risk.

a) Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The DMT Program is not exposed to significant interest rate risk.

b) Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market prices, other than those arising from interest rate risk or foreign currency risk. The DMT Program is not exposed to significant other price risk.

c) Foreign currency risk

Foreign currency risk is related to fluctuations in foreign exchange rates. The DMT Program has certain expenditures that are denominated in US dollars ("US$"), Euros, and British Pound Sterling ("GBP") and other operating expenses that are mainly in Canadian dollars ("CAD$").

As at August 31, 2022, the DMT Program had monetary liabilities of US$1,500 or $1,967 (2021 - US$nil or $nil) at the CAD$ equivalent. The DMT Program's sensitivity analysis suggests that a change in the absolute rate of exchange in US$ by 10% will increase or decrease other comprehensive loss by approximately $197 (2021 - $nil).

As at August 31, 2022, the DMT Program had monetary liabilities of $136,986 Euros or $180,287 (August 31, 2021 - $nil Euros or $nil) at the CAD$ equivalent. The DMT Program's sensitivity analysis suggests that a change in the absolute rate of exchange in the Euro by 10% will increase or decrease other comprehensive loss by approximately $18,029 (August 31, 2021 - $nil).

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Carve-Out Financial Statements For the Years Ended August 31, 2022 and 2021 (Expressed in Canadian dollars)

4. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

Market risk (continued)

c) Foreign currency risk (continued)

As at August 31, 2022, the DMT Program had monetary liabilities of GBP$120,000 or $182,892 (August 31, 2021 - $nil) at the CAD$ equivalent. The DMT Program's sensitivity analysis suggests that a change in the absolute rate of exchange in the GBP by 10% will increase or decrease other comprehensive loss by approximately $18,289 (August 31, 2021 - $nil).

The DMT Program has not entered into any foreign currency contracts to mitigate this risk. Foreign currency risk is considered low relative to the overall financial operating plan.

Fair value

The DMT Program classified the financial instruments at Level 1 and as follows:

Financial Liabilities
Measured at Amortized Cost
August 31, 2022
Accounts payable and accrued liabilities	$(382,367)
Due to parent company	$(1,554,649)

August 31, 2021
Accounts payable and accrued liabilities	$(167,598)
Due to parent company	$(518,569)

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Carve-Out Financial Statements For the Years Ended August 31, 2022 and 2021 (Expressed in Canadian dollars)

5. INTANGIBLE ASSETS

Patent Application Costs
Cost
Balance, August 31, 2020	$-
Additions	16,880
Balance, August 31, 2021	$16,880
Additions	19,760
Balance, August 31, 2022	$36,640

Patent Application Costs
Accumulated Amortization
Balance, August 31, 2021 and 2020	$-
Amortization	(1,885)
Balance, August 31, 2022	$(1,885)

Patent Application Costs
Net Book Value
Balance, August 31, 2021	$16,880
Balance, August 31, 2022	$34,755

The DMT Program has filed new method of use patents for DMT for treatment of stroke. In addition to method of use, the applications for the stroke lead compounds also includes claims for composition of matter as well as formulations, dosages and devices. The likelihood of the application success is not known. During the year ended August 31, 2022, the DMT Program changed its estimate in relation to the useful life of patent application costs and began to amortize these costs over their remaining estimated useful life representing the remaining months to expiration of the associated patent. The DMT Program recorded $1,885 of amortization expense on the statement of loss and comprehensive loss for the year ended August 31, 2022 (2021 - $nil) pertaining to the DMT Program's patent applications.

6. INCOME TAXES

Income tax expense differs from the amount that would be computed by applying the Canadian statutory income tax rate of 27.00% (2021 - 27%) to income before income taxes. The reasons for the differences are as follows:

	2022	2021

Loss before income taxes	$1,232,974	$669,287
Statutory income tax rate	27%	27%

Income tax benefit computed at statutory tax rate	(332,903)	(180,707)
Permanent Difference - Share-based payments	7,463	16,886
Unrecognized benefit of deferred income tax assets	325,440	163,821

Income tax expense	$-	$-

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Carve-Out Financial Statements For the Years Ended August 31, 2022 and 2021 (Expressed in Canadian dollars)

6. INCOME TAXES (continued)

Significant unrecognized tax benefits and unused tax losses for which no deferred tax asset is recognized as of August 31, 2022 and 2021 are as follows:

	2022	2021
Non-capital losses carried forward	$325,000	$164,000
	$325,500	$164,000

The unrecognized tax benefits will not be utilized by the DMT Program.

7. RELATED PARTY TRANSACTIONS AND KEY MANAGEMENT COMPENSATION

Key management personnel are considered to be those persons having authority and responsibility for planning, directing and controlling the activities of the DMT Program for Algernon, directly or indirectly. Key management for the DMT Program includes senior officers of Algernon.

Related party transactions to key management personnel are as follows:

Years ended August 31	2022	2021
Short-term benefits (1)	$156,008	$121,599
Non-cash salaries (2)	20,639	49,912
	$176,647	$171,511

(1) The portion of salaries paid to officers allocated to the DMT Program are as follows:

- $68,970 (2021 - $42,253) to Algernon's Chief Executive Officer;

- $4,950 (2021 - $24,563) to Algernon's Chief Financial Officer who resigned as Chief Financial Officer effective December 1, 2021;

- $17,738 (2021 - $nil) to Algernon's Chief Financial Officer, who was appointed effective December 1, 2021;

- $nil (2021 - $33,333) to Algernon's Chief Science Officer who resigned on February 28, 2021; and

- $64,350 (2021 - $21,450) to Algernon's Vice President Research and Operations, who was appointed effective March 1, 2021.

(2) Non-cash salaries for the year ended August 31, 2022 were an allocation to the DMT Program of non-cash items that consisted of the fair value of the stock options of Algernon that were granted to scientific management personnel included within key management personnel on January 1, 2022 and August 31, 2022. Non-cash salaries for the year ended August 31, 2021 were an allocation to the DMT Program of non-cash items that consisted of the fair value of RSUs that were granted to scientific management personnel included within key management personnel but unvested during the year ended August 31, 2021.

The amounts recorded in due to parent company represent expenses of the DMT Program paid or accrued by Algernon. These amounts are unsecured, payable on demand and non-interest bearing.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Carve-Out Financial Statements For the Years Ended August 31, 2022 and 2021 (Expressed in Canadian dollars)

8. RISK AND CAPITAL MANAGEMENT

The DMT Program manages its capital structure and makes adjustments to it based on the funds available to it in order to support its future business opportunities. The DMT Program defines its capital as debt, including the $1,554,649 due to Algernon at August 31, 2022 (2021 - $518,569) and  equity. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the DMT Program's management to manage its capital to be able to sustain the future development of the DMT Program's business. The DMT Program currently has no source of revenues, and therefore, is dependent upon external financings to fund activities. In order to carry future projects and pay administrative costs, the DMT Program will spend its existing working capital and raise additional funds as needed. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the DMT Program, is reasonable. There were no changes in the DMT Program's approach to capital management during the year ended August 31, 2022. The DMT Program is not subject to externally imposed capital requirements.

9. SUBSEQUENT EVENTS

Subsequent to August 31, 2022, on December 9, 2022, Algernon incorporated a wholly owned subsidiary, Algernon Neuro pursuant to the laws of the Province of British Columbia. On December 20, 2022, Algernon Neuro acquired all of the assets of the DMT Program of Algernon in exchange for 20,000,000 common shares of Algernon Neuro valued at a price of $1.3547 per share (the “transaction”).

The transaction does not constitute a business combination since the DMT Program of Algernon does not meet the definition of a business under IFRS 3. As a result, the transaction is accounted for as an asset acquisition. On the acquisition date, the DMT Program assets consisted solely of intangible assets. When determining the initial measurement of an asset acquisition, the acquirer must assess both the fair value of the consideration paid as well as the fair value of each individual asset acquired. As a non-monetary related party transaction, the transaction lacks commercial substance and thus, the intangible assets were measured at their carrying value of $34,283 at the acquisition date.

Additionally, on December 20, 2022, Algernon Neuro signed a management agreement with Algernon for a two-year period, with renewal periods available, ending on December 19, 2024, where Algernon will provide management of Algernon Neuro under the agreement for an annual fee of $500,000.

Additionally, on December 20, 2022, Algernon Neuro adopted a Stock Option Plan (the "Plan"). The number of shares available for options to be granted under the Plan is a maximum of 10% of the number of shares outstanding. Stock options granted under the Plan vest immediately or over a period of time at the discretion of the Board of Directors.

DMT PROGRAM OF

ALGERNON PHARMACEUTICALS INC.

Condensed Interim Carve-Out Financial Statements

For the three months ended November 30, 2022 and 2021

(Expressed in Canadian dollars)

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC.

Condensed Interim Statements of Financial Position

(Expressed in Canadian dollars)

As at	Note	November 30, 2022	August 31, 2022

ASSETS
Non-current assets
Intangible assets	4	$34,283	$34,755

TOTAL ASSETS		$34,283	$34,755

LIABILITIES AND DEFICIT

Current liabilities
Accounts payable and accrued liabilities	3	$213,276	$382,367
Due to parent company	3,5	2,007,290	1,554,649
Total liabilities		2,220,566	1,937,016

Deficit
Deficit		(2,186,283)	(1,902,261)
TOTAL LIABILITIES AND DEFICIT		$34,283	$34,755

The accompanying notes are an integral part of these condensed interim carve-out financial statements.

Approved on behalf of the Board:

"Christopher Moreau" (signed)	"Harry Bloomfield" (signed)
Christopher Moreau	Harry Bloomfield
Director and Chief Executive Officer	Chairman and Director

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC.

Condensed Interim Statements of Loss and Comprehensive Loss

(Expressed in Canadian dollars)

Three months ended November 30	Note	2022	2021

EXPENSES
Research and development		$214,293	$255,758
Amortization of intangible assets	4	472	-
Salaries and benefits	5	69,257	34,832
Net loss and comprehensive loss for the period		$284,022	$290,590

The accompanying notes are an integral part of these condensed interim carve-out financial statements.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC.

Condensed Interim Statements of Cash Flows

(Expressed in Canadian dollars)

Three months ended November 30	2022	2021
OPERATING ACTIVITIES
Net loss for the period	$ (284,022)	$ (290,590)
Items not involving cash
Non-cash salaries	37,426	-
Amortization of intangible assets	472	-
	(246,124)	(290,590)
Changes in non-cash operating working capital
Accounts payable and accrued liabilities	(169,091)	(154,677)
Due to parent company	415,215	451,049
	-	5,782
INVESTING ACTIVITY
Additions of intangible assets	-	(5,782)
	-	(5,782)

Increase (decrease) in cash and cash equivalents	-	-
Cash and cash equivalents, beginning of period	-	-
Cash and cash equivalents, end of period	$-	$-

The accompanying notes are an integral part of these condensed interim carve-out financial statements.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC.

Condensed Interim Statements of Deficit

(Expressed in Canadian dollars)

Deficit
Balance, August 31, 2021	$(669,287)
Net loss for the period	(290,590)
Balance, November 30, 2021	$(959,877)

Deficit
Balance, August 31, 2021	$(1,902,261)
Net loss for the period	(284,022)
Balance, November 30, 2022	$(2,186,283)

The accompanying notes are an integral part of these condensed interim carve-out financial statements.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Condensed Interim Carve-Out Financial Statements For the Three Months Ended November 30, 2022 and 2021 (Expressed in Canadian dollars)

1. NATURE AND GOING CONCERN

Algernon Pharmaceuticals Inc. ("Algernon") was incorporated on April 10, 2015 under the British Columbia Business Corporations Act. The registered office of Algernon is located at Suite 1500 - 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7.

These carve-out financial statements reflect all of the assets, liabilities, revenues and expenses of the DMT research and development program (the “DMT Program”) of Algernon as well as all expenses allocated to the program. On December 9, 2022, Algernon incorporated a wholly owned subsidiary, Algernon NeuroScience Inc. (“Algernon Neuro”) pursuant to the laws of the Province of British Columbia. On December 20, 2022, Algernon Neuro acquired all of the assets and liabilities of the DMT program of Algernon in exchange for 20,000,000 common shares of Algernon Neuro valued at a price of $1.3547 per share.

As at November 30, 2022, the DMT Program has an accumulated deficit of $2,186,283 (August 31, 2022 - $1,902,261) and for the three months then ended incurred a net loss of $284,022 (2022 - $290,590). The DMT Program will need to raise sufficient working capital to maintain operations. Without additional financing, the DMT Program may not be able to fund its ongoing operations and complete its development activities. Management anticipates that the DMT Program will continue to raise adequate funding through equity or debt financings, although there is no assurance that the DMT Program will be able to obtain adequate funding on favorable terms. These uncertainties may cast substantial doubt on the DMT Program's ability to continue as a going concern. These carve-out financial statements have been prepared on a going concern basis, which assumes that the DMT Program will be able to realize the assets and discharge the liabilities in the normal course of business. These carve-out financial statements do not reflect adjustments, which could be material, to the carrying value of assets and liabilities, which may be required should the DMT Program be unable to continue as a going concern.

Impact of COVID-19

Since December 31, 2019, the outbreak of the novel strain of coronavirus, specifically identified as "COVID-19", has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and physical distancing, have caused material disruption to business globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness.

The duration and impact of the COVID-19 outbreak is unknown as to how it would impact the DMT Program's operations.

It is currently not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of the DMT Program in future periods.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Condensed Interim Carve-Out Financial Statements For the Three Months Ended November 30, 2022 and 2021 (Expressed in Canadian dollars)

2. BASIS OF PRESENTATION

(a)  Statement of compliance

These condensed interim carve-out financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting ("IAS 34") using policies consistent with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board ("IASB"). They have been prepared on a historical cost basis, except for certain financial instruments, which are stated at fair value. In addition, these carve-out financial statements have been prepared using the accrual basis of accounting, except for the cash flow information.

These condensed interim carve-out financial statements have been prepared in accordance with the same accounting policies and methods of application as the most recent audited carve-out financial statements for the year ended August 31, 2022, except that they do not include all the disclosures required for the annual audited financial statements. These condensed interim carve-out financial statements should be read in conjunction with the audited carve-out financial statements for the DMT Program for year ended August 31, 2022.

(b)  Approval of the DMT Program financial statements

The condensed interim carve-out financial statements of the DMT Program for the three months ended November 30, 2022 were approved and authorized for issuance by the Board of Directors on February 22, 2023.

(c)  Foreign currency transactions

Transactions in currencies other than the functional currency are recorded at the rate of exchange prevailing on the date of the transaction, except amortization, which is translated at the rates of exchange applicable to the related assets. Monetary assets and liabilities that are denominated in foreign currencies are translated at the rate prevailing at each reporting date. Non-monetary items that are measured at historical cost in a foreign currency are translated at the exchange rate on the date of the initial transaction. Non-monetary items that are measured at fair values are reported at the exchange rate on the date when fair values are determined. Foreign currency translation differences are recognized in profit or loss, except for differences on the translation of foreign entities to reporting currency on consolidation, which are recognized in other comprehensive income. The condensed interim carve-out financial statements are presented in Canadian dollars, which is also the DMT Program's functional currency.

(d)  Significant accounting judgments and estimates

The following are the accounting policies subject to such judgments and the key sources of estimation uncertainty that the DMT Program believes could have the most significant impact on the reported results and financial position.

Deferred income taxes

The DMT Program estimates the expected manner and timing of the realization or settlement of the carrying value of its assets and liabilities and applies the tax rates that are enacted or substantively enacted on the estimated dates of realization or settlement. In assessing the probability of realizing income tax assets, management makes estimates related to expectations of future taxable income, applicable tax opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities.

The actual amount of income taxes only becomes final upon filing and acceptance of the tax return by the relevant tax authorities, which occurs subsequent to the issuance of the financial statements.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Condensed Interim Carve-Out Financial Statements For the Three Months Ended November 30, 2022 and 2021 (Expressed in Canadian dollars)

2. BASIS OF PRESENTATION (continued)

(d)  Significant accounting judgments and estimates (continued)

Non-cash Salaries

Non-cash salaries for the three months ended November 30, 2022 were an allocation to the DMT Program of non-cash items that consisted of the fair value of unvested stock options of Algernon that were granted to scientific management personnel on January 1, 2022 and August 31, 2022 and the fair value of unvested RSUs of Algernon that were granted to scientific management personnel on August 31, 2022.

When Algernon issues stock options, the condensed interim carve-out financial statements for the DMT Program will record a non-cash salary expense in the year or period which the options are granted and/or vested based on the percentage of the total compensation expense allocated to the DMT Program.

The fair value of equity instruments is subject to the limitations of the Black-Scholes option pricing model, as well as other pricing models such as the Geske option pricing model for equity instruments involving compound options that incorporate market data and involve uncertainty in estimates used by management in the assumptions. Because option pricing models require inputs of highly subjective assumptions, including the volatility of share prices, changes in subjective input assumptions can materially affect the fair value estimate. The DMT Program estimates volatility based on the Algernon's historical share prices, excluding specific time frames in which volatility was affected by specific transactions that are not considered to be indicative of the entities' expected share price volatility.

For the three months ended November 30, 2022, the DMT Program used the Black-Scholes option pricing model to determine the fair value of the options granted using the following assumptions: risk-free rate - 2.32%; expected dividend yield - nil; expected stock price volatility - 128.94%; expected option life in years - 5 years; and forfeiture rate - nil.

When Algernon issues RSUs, the condensed interim carve-out financial statements for the DMT Program will record a non-cash salary expense in the year or period which the RSU units are granted and/or vested. The expense is measured using a deemed price that is based on the volume weighted average trading price of Algernon's common shares for the five trading days immediately preceding the grant date as prescribed in Algernon's restricted share units rolling plan.

Overall, during the three months ended November 30, 2022, the DMT Program recorded a total of $37,426 (2021 - $nil) of non-cash salary expense.

Allocation of Expenses

Certain expenses of the DMT Program reflected in these carve-out financial statements, including salaries and benefits and consulting costs included within research and development expenses, are expenses of Algernon that are allocated to each of Algernon's research and development programs, including the DMT Program.  This allocation of expenses is based on an estimate of the proportion of the expense that pertains to each program.

Intangible assets - Treatment and Recoverability

Following initial recognition, the DMT Program carries the value of the intangible assets at cost less accumulated amortization and any accumulated impairment losses. Amortization is recorded on the straight-line basis based upon management's estimate of the useful life and residual value.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Condensed Interim Carve-Out Financial Statements For the Three Months Ended November 30, 2022 and 2021 (Expressed in Canadian dollars)

2. BASIS OF PRESENTATION (continued)

(d)  Significant accounting judgments and estimates (continued)

Intangible assets - Treatment and Recoverability (continued)

Recoverable value of the carrying value of intangible assets are estimated by management using a net market capitalization approach, as the discounted cash flow model is not viable for intangible assets that are not yet generating cash flows.

At each reporting date, the DMT Program assesses if the intangible assets have indicators of impairment. In determining whether the intangible assets are impaired, the DMT Program assesses certain criteria, including observable decreases in value, significant changes with adverse effect on the entity, evidence of technological obsolescence and future plans.

Intangible assets - Assessment of Useful Life

During the year ended August 31, 2022, the DMT Program changed its estimate in relation to the useful life of patent application costs and began to amortize these costs over their remaining estimated useful life representing the remaining months to the expiration of the associated patent.

Determination of the functional currency

In concluding that the Canadian dollar is the functional currency of Algernon, management considered the currency that mainly influences the cost of providing goods and services in the primary economic environment in which each entity operates, or if there has been a change in events or conditions that determined the primary economic environment.

Going concern

The assessment of the DMT Program's ability to continue as a going concern and to raise sufficient funds to pay its ongoing operating expenditures and to meet its liabilities for the ensuing year, involves significant judgment based on historical experience and other factors, including expectation of future events that are believed to be reasonable under the circumstances.

Asset Acquisitions Versus Business Combinations

Management had to apply judgment with respect to whether the acquisition of assets of the DMT Program of Algernon (as defined in Note 7), was an asset acquisition or business combination. The assessment required management to assess the inputs, processes, and outputs of the program acquired at the time of acquisition. Acquisitions that do not meet the definition of a business combination are accounted for as asset acquisitions. Pursuant to the assessment, the acquisition of the assets of the DMT Program of Algernon was considered to be asset acquisition.

Determination of Purchase Price Allocations

Estimates are made in determining the fair value of assets and liabilities, including the valuation of separately identifiable intangibles acquired as part of an acquisition. Management exercises judgment in estimating the probability and timing of when cash flows are expected to be achieved, which is used as the basis for estimating fair value. Future performance results that differ from management’s estimates could result in changes to liabilities recorded, which are recorded as they arise through profit or loss. The fair value of identified intangible assets is determined using appropriate valuation techniques. Valuations are highly dependent on the inputs used and assumptions made by management regarding the future performance of these assets and any changes in the discount rate applied. Consideration paid for an asset acquisition is allocated to the individual identifiable assets acquired and liabilities assumed based on their relative fair values. Asset acquisitions do not give rise to goodwill.

3. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The DMT Program's risk exposure pertaining to the DMT Program and the impact on the DMT Program's financial instruments are summarized below:

Liquidity risk

Liquidity risk for the DMT Program is the risk that the DMT Program will encounter difficulty in satisfying financial obligations as they become due. The DMT Program manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities. The DMT Program's objective in managing liquidity risk is to maintain sufficient readily available reserves in order to meet its liquidity requirements. All of the DMT Program's financial obligations are due within one year.

At November 30, 2022, the DMT Program had a working capital deficit of $2,220,566 (August 31, 2022 - $1,937,016). The operations of the DMT Program have historically been and will continue to be funded by Algernon or a financing completed by the DMT Program.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Condensed Interim Carve-Out Financial Statements For the Three Months Ended November 30, 2022 and 2021 (Expressed in Canadian dollars)

3. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market prices. Market risk comprises three types of risk: interest rate risk, foreign currency risk, and other price risks. The DMT Program is not exposed to significant interest rate risk and other price risk.

a) Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The DMT Program is not exposed to significant interest rate risk.

b) Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market prices, other than those arising from interest rate risk or foreign currency risk. The DMT Program is not exposed to significant other price risk.

c) Foreign currency risk

Foreign currency risk is related to fluctuations in foreign exchange rates. The DMT Program has certain expenditures that are denominated in US dollars ("US$"), Euros, and British Pound Sterling ("GBP") and other operating expenses that are mainly in Canadian dollars ("CAD$").

As at November 30, 2022, the DMT Program had monetary liabilities of US$5,995 or $8,098 (August 31, 2022 - US$1,500 or $1,967) at the CAD$ equivalent. The DMT Program's sensitivity analysis suggests that a change in the absolute rate of exchange in US$ by 10% will increase or decrease other comprehensive loss by approximately $810 (2021 - $nil).

As at November 30, 2022, the DMT Program had monetary liabilities of GBP$120,000 or $194,316 (August 31, 2022 - GBP$120,000 or $182,892) at the CAD$ equivalent. The DMT Program's sensitivity analysis suggests that a change in the absolute rate of exchange in the GBP by 10% will increase or decrease other comprehensive loss by approximately $19,432 (August 31, 2021 - $nil).

The DMT Program has not entered into any foreign currency contracts to mitigate this risk. Foreign currency risk is considered low relative to the overall financial operating plan.

Fair value

The DMT Program classified the financial instruments at Level 1 and as follows:

Financial Liabilities
Measured at Amortized Cost
November 30, 2022
Accounts payable and accrued liabilities	$(213,276)
Due to parent company	$(2,007,290)

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Condensed Interim Carve-Out Financial Statements For the Three Months Ended November 30, 2022 and 2021 (Expressed in Canadian dollars)

3. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

Fair value (continued)

August 31, 2022
Accounts payable and accrued liabilities	$(382,367)
Due to parent company	$(1,554,649)

4. INTANGIBLE ASSETS

Patent Application Costs
Cost
Balance, August 31, 2021	$16,880
Additions	19,760
Balance, August 31, 2022	$36,640
Balance, November 30, 2022	$36,640

Patent Application Costs
Accumulated Amortization
Balance, August 31, 2021	$-
Amortization	(1,885)
Balance, August 31, 2022	$(1,885)
Amortization	(472)
Balance, November 30, 2022	$(2,357)

Patent Application Costs
Net Book Value
Balance, August 31, 2022	$34,755
Balance, November 30, 2022	$34,283

The DMT Program has filed new method of use patents for DMT for treatment of stroke. In addition to method of use, the applications for the stroke lead compounds also includes claims for composition of matter as well as formulations, dosages and devices. The likelihood of the application success is not known. During the year ended August 31, 2022, the DMT Program changed its estimate in relation to the useful life of patent application costs and began to amortize these costs over their remaining estimated useful life representing the remaining months to expiration of the associated patent. The DMT Program recorded $472 of amortization expense on the carve-out statement of loss and comprehensive loss for the three months ended November 30, 2022 (November 30, 2021 - $nil) pertaining to the DMT Program's patent applications.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Condensed Interim Carve-Out Financial Statements For the Three Months Ended November 30, 2022 and 2021 (Expressed in Canadian dollars)

5. RELATED PARTY TRANSACTIONS AND KEY MANAGEMENT COMPENSATION

Key management personnel are considered to be those persons having authority and responsibility for planning, directing and controlling the activities of the DMT Program for Algernon, directly or indirectly. Key management for the DMT Program includes senior officers of Algernon.

Related party transactions to key management personnel are as follows:

Three months ended November 30	2022	2021
Short-term benefits (1)	$24,750	$24,750
Non-cash salaries (2)	25,070	-
	$49,820	$24,750

(1) The portion of salaries paid to officers allocated to the DMT Program are as follows:

- $9,075 (2021 - $9,075) to Algernon’s Chief Executive Officer;

- $4,950 (2021 - $nil) to Algernon’s Chief Financial Officer, who was appointed effective December 1, 2021;

- $nil (2021 - $4,950) to Algernon’s Chief Financial Officer who resigned as Chief Financial Officer effective December 1, 2021;

- $10,725 (2021 - $10,725) to Algernon's Vice President Research and Operations.

(2) Non-cash salaries for the three months ended November 30, 2022 were an allocation to the DMT Program of non-cash items that consisted of the fair value of unvested stock options of Algernon that were granted to scientific management personnel included within key management personnel on January 1, 2022 and August 31, 2022 and the fair value of unvested RSUs of Algernon that were granted to scientific management personnel included within key management personnel on August 31, 2022.

The amounts recorded in due to parent company represent expenses of the DMT Program paid or accrued by Algernon. These amounts are unsecured, payable on demand and non-interest bearing.

6.  RISK AND CAPITAL MANAGEMENT

The DMT Program manages its capital structure and makes adjustments to it based on the funds available to it in order to support its future business opportunities. The DMT Program defines its capital as debt, including the $2,007,290 due to Algernon at November 30, 2022 (August 31, 2022 - $1,554,649) and equity. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the DMT Program’s management to manage its capital to be able to sustain the future development of the DMT Program’s business. The DMT Program currently has no source of revenues, and therefore, is dependent upon external financings to fund activities. In order to carry future projects and pay administrative costs, the DMT Program will spend its existing working capital and raise additional funds as needed. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the DMT Program, is reasonable. There were no changes in the DMT Program’s approach to capital management during the three months ended November 30, 2022. The DMT Program is not subject to externally imposed capital requirements.

7.  SUBSEQUENT EVENTS

Subsequent to November 30, 2022, on December 9, 2022, Algernon incorporated a wholly owned subsidiary, Algernon Neuro pursuant to the laws of the Province of British Columbia. On December 20, 2022, Algernon Neuro acquired all of the assets of the DMT Program of Algernon in exchange for 20,000,000 common shares of Algernon Neuro valued at a price of $1.3547 per share.

DMT PROGRAM OF ALGERNON PHARMACEUTICALS INC. Notes to Condensed Interim Carve-Out Financial Statements For the Three Months Ended November 30, 2022 and 2021 (Expressed in Canadian dollars)

7.  SUBSEQUENT EVENTS (continued)

The transaction does not constitute a business combination since the DMT Program of Algernon does not meet the definition of a business under IFRS 3. As a result, the transaction is accounted for as an asset acquisition. On the acquisition date, the DMT Program assets consisted solely of intangible assets. When determining the initial measurement of an asset acquisition, the acquirer must assess both the fair value of the consideration paid as well as the fair value of each individual asset acquired. As a non-monetary related party transaction, the transaction lacks commercial substance and thus, the intangible assets were measured at their carrying value of $34,283 at the acquisition date.

Additionally, on December 20, 2022, Algernon Neuro signed a management agreement with Algernon for a two-year period, with renewal periods available, ending on December 19, 2024 where Algernon will provide management of Algernon Neuro under the agreement for an annual fee of $500,000.

Additionally, on December 20, 2022, Algernon Neuro adopted a Stock Option Plan (the "Plan"). The number of shares available for options to be granted under the Plan is a maximum of 10% of the number of shares outstanding. Stock options granted under the Plan vest immediately or over a period of time at the discretion of the Board of Directors.

ALGERNON NEUROSCIENCE INC.

Financial Statements

For the period from incorporation on December 9, 2022 to December 19, 2022

(Expressed in Canadian dollars)

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Algernon NeuroScience Inc.

Opinion on the Financial Statements

We have audited the accompanying statement of financial position of Algernon NeuroScience Inc. (the “Company") as at December 19, 2022, and the related statement cash flows, and equity for the period from incorporation on December 9, 2022 to December 19, 2022, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as at December 19, 2022, and the results of its operations and its cash flows for the period from incorporation on December 9, 2022 to December 19, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Going Concern Uncertainty

We draw attention to Note 1 in the financial statements, which indicates that the Company has not commenced operations during the period from incorporation on December 9, 2022 to December 19, 2022.  As stated in Note 1, these events or conditions, along with other matters as set forth in Note 1, indicate that a material uncertainty exists that may cast substantial doubt on the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Smythe LLP

Chartered Professional Accountants

We have served as Algernon Pharmaceuticals Inc’s auditor since 2022.

Vancouver, Canada
February 22, 2023

ALGERNON NEUROSCIENCE INC.

Statement of Financial Position

(Expressed in Canadian dollars)

As at	Note	December 19, 2022

ASSET
Current asset
Cash		$1

TOTAL ASSETS		$1

EQUITY

Equity
Share capital	4	$1
TOTAL EQUITY		$1

The accompanying notes are an integral part of these financial statements.

Approved on behalf of the Board:

"Christopher Moreau" (signed)	"Harry Bloomfield" (signed)
Christopher Moreau	Harry Bloomfield
Director and Chief Executive Officer	Chairman and Director

ALGERNON NEUROSCIENCE INC.

Statement of Cash Flows

(Expressed in Canadian dollars)

For the eleven-day period from incorporation on December 9, 2022 to December 19, 2022
FINANCING ACTIVITY
Proceeds from share issued for cash	1
1

Increase in cash	1
Cash beginning of period	-
Cash, end of period	$1

The accompanying notes are an integral part of these financial statements.

ALGERNON NEUROSCIENCE INC.

Statement of Equity

(Expressed in Canadian dollars)

Share Capital
Balance, December 9, 2022 (incorporation)	-
Share issued for cash	1
Balance, December 19, 2022	$1

The accompanying notes are an integral part of these financial statements.

ALGERNON NEUROSCIENCE INC. Notes to Financial Statements For the Eleven-Day Period from Incorporation on December 9, 2022 to December 19, 2022 (Expressed in Canadian dollars)

1. NATURE AND GOING CONCERN

Algernon NeuroScience Inc. (the “Company”) was incorporated on December 9, 2022 under the British Columbia Business Corporations Act. The registered office of the Company is located at Suite 1500 – 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7.

The Company has not commenced operations during the period from incorporation on December 9, 2022 to December 19, 2022.  A statement of income and comprehensive income has not been presented as there were no transactions for the eleven-day period ended December 19, 2022. On December 20, 2022, the Company acquired all of the assets of the N,N-Dimethyltryptamine (“DMT”) program of Algernon Pharmaceuticals Inc. (the “DMT Program”) in exchange for 20,000,000 common shares of the Company at a price of $1.3547 per share. The DMT Program was a research and development program using DMT and focused on the treatment of stroke and subsequent to acquisition began focusing on traumatic brain injury in addition to stroke.

The transaction does not constitute a business combination since the DMT Program of Algernon does not meet the definition of a business under IFRS 3. As a result, the transaction is accounted for as an asset acquisition. On the acquisition date, the DMT Program assets consistent solely of intangibles assets. When determining the initial measurement of an asset acquisition, the acquirer must assess both the fair value of the consideration paid as well as the fair value of each individual asset acquired. As a non-monetary related party transaction, the transaction lacks commercial substance as thus, the intangible assets were measured at their carrying value of $34,283 at the acquisition date.

The Company will need to raise sufficient working capital to commence and maintain operations following the acquisition of the DMT Program. Without additional financing, the Company may not be able to fund its ongoing operations and complete its development activities. Management anticipates that the Company will continue to raise adequate funding through equity or debt financings, although there is no assurance that the Company will be able to obtain adequate funding on favorable terms. These uncertainties may cast substantial doubt on the Company’s ability to continue as a going concern. These financial statements have been prepared on a going concern basis, which assumes that the Company will be able to realize the assets and discharge the liabilities in the normal course of business. These financial statements do not reflect adjustments, which could be material, to the carrying value of assets and liabilities, which may be required should the Company be unable to continue as a going concern.

Impact of COVID-19

Since December 31, 2019, the outbreak of the novel strain of coronavirus, specifically identified as "COVID-19", has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and physical distancing, have caused material disruption to business globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness.

The duration and impact of the COVID-19 outbreak is unknown as to how it would impact the Company's operations.

It is currently not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of the Company in future periods.

ALGERNON NEUROSCIENCE INC. Notes to Financial Statements For the Eleven-Day Period from Incorporation on December 9, 2022 to December 19, 2022 (Expressed in Canadian dollars)

2. BASIS OF PRESENTATION

(a)  Statement of compliance

The principal accounting policies adopted in the preparation of the financial statement are set out below. The financial statement are presented in Canadian dollars, which is also the Company's functional currency.

These financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board ("IASB"). They have been prepared on a historical cost basis, except for certain financial instruments, which are stated at fair value. In addition, these financial statements have been prepared using the accrual basis of accounting, except for the cash flow information.

The preparation of financial statements in accordance with IFRS requires management to make estimates, judgments and assumptions that affect the application of accounting policies, the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates, and as such, the estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and the revision affects both the current and future periods. The areas involving a higher degree of judgments or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed in Note 3

(b)  Approval of the financial statements

The financial statements of the Company for the period from incorporation on December 9, 2022 to December 19, 2022 were approved and authorized for issuance by the Board of Directors on February 22, 2023.

3.  SIGNIFICANT ACCOUNTING POLICIES

(a) Foreign currency transactions

Transactions in currencies other than the functional currency are recorded at the rate of exchange prevailing on the date of the transaction, except amortization, which is translated at the rates of exchange applicable to the related assets. Monetary assets and liabilities that are denominated in foreign currencies are translated at the rate prevailing at each reporting date. Non-monetary items that are measured at historical cost in a foreign currency are translated at the exchange rate on the date of the initial transaction. Non-monetary items that are measured at fair values are reported at the exchange rate on the date when fair values are determined. Foreign currency translation differences are recognized in profit or loss, except for differences on the translation of foreign entities to reporting currency on consolidation, which are recognized in other comprehensive income. The financial statements are presented in Canadian dollars, which is also the Company's functional currency.

(b) Income taxes

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except for items recognized directly in equity or in other comprehensive income.

Current Tax

Current tax is the expected tax payable or receivable on the taxable income or loss for the period, using tax rates substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

ALGERNON NEUROSCIENCE INC. Notes to Financial Statements For the Eleven-Day Period from Incorporation on December 9, 2022 to December 19, 2022 (Expressed in Canadian dollars)

3.  SIGNIFICANT ACCOUNTING POLICIES (continued)

(b) Income taxes (continued)

Deferred Tax

Deferred income tax is recognized in respect of temporary differences, at the end of each reporting period, between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

  Where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and
  In respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, carry forward or unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized.

The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at the end of each reporting period and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in net loss in the period in which the change is enacted or substantively enacted.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the end of each reporting period.

Deferred income tax assets and deferred income tax liabilities are offset if, and only if, a legally enforceable right exists to set off current tax assets against current tax liabilities and deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend to either settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax assets or liabilities are expected to be settled or recovered.

(c)  Financial instruments

The Company's financial instruments are accounted for as follows:

Measurement Category	Classification

Financial Assets
Cash	FVTPL

ALGERNON NEUROSCIENCE INC. Notes to Financial Statements For the Eleven-Day Period from Incorporation on December 9, 2022 to December 19, 2022 (Expressed in Canadian dollars)

3.  SIGNIFICANT ACCOUNTING POLICIES (continued)

(c)  Financial instruments (continued)

Financial Liabilities

Financial liabilities are recognized when the Company becomes a party to the contractual provisions of the financial instrument. A financial liability is derecognized when it is extinguished, discharged, cancelled or when it expires. Financial liabilities are classified as either financial liabilities at fair value through profit or loss or financial liabilities subsequently measured at amortized cost. All interest-related charges are reported in profit or loss within interest expense, if applicable.

Fair Value Hierarchy

The Company classifies and discloses fair value measurements based on a three-level hierarchy:

  Level 1 - inputs are unadjusted quoted prices in active markets for identical assets or liabilities;
  Level 2 - inputs other than quoted prices in Level 1 that are observable for the asset or liability, either directly or indirectly; and
  Level 3 - inputs for the asset or liability are not based on observable market data.

Accounts payables and accrued liabilities are recorded at their carrying amounts and approximate their fair values due to their short- term nature.

(d)  Equity

Instruments issued by the Company are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. The Company's common shares are classified as equity instruments.

ALGERNON NEUROSCIENCE INC. Notes to Financial Statements For the Eleven-Day Period from Incorporation on December 9, 2022 to December 19, 2022 (Expressed in Canadian dollars)

3.  SIGNIFICANT ACCOUNTING POLICIES (continued)

(e)  Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in an asset acquisition is its fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less accumulated amortization and accumulated impairment losses, if any. The useful lives of intangible assets are assessed as either finite or indefinite.

Intangible assets with finite lives are amortized over their useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. If any such indication exists, then the asset's recoverable amount is estimated. The recoverable amount of an asset is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate. For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generate cash inflows from continuing use that are largely independent of cash inflows of other assets or groups of assets (the "cash-generating unit" or "CGU").

The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. A change in the expected useful life of the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and treated as changes in accounting estimates. Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, either individually or at the CGU level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its estimated recoverable amount. The Company derecognizes the carrying amount of assets on disposal or when no future economic benefits are expected from its use. Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, either individually or at the cash-generating unit level.

Impairment losses are recognized in net loss. Where an impairment loss subsequently reverses, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount. An impairment charge is reversed through net loss only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of any applicable depreciation, if no impairment loss had been recognized.

ALGERNON NEUROSCIENCE INC. Notes to Financial Statements For the Eleven-Day Period from Incorporation on December 9, 2022 to December 19, 2022 (Expressed in Canadian dollars)

3.  SIGNIFICANT ACCOUNTING POLICIES (continued)

(f)  Significant accounting judgments and estimates

The following are the accounting policies subject to such judgments and the key sources of estimation uncertainty that the Company believes could have the most significant impact on the reported results and financial position.

Determination of the functional currency

In concluding that the Canadian dollar is the functional currency of the Company, management considered the currency that mainly influences the cost of providing goods and services in the primary economic environment in which each entity operates, or if there has been a change in events or conditions that determined the primary economic environment.

Going concern

The assessment of the Company's ability to continue as a going concern and to raise sufficient funds to pay its ongoing operating expenditures and to meet its liabilities for the ensuing year, involves significant judgment based on historical experience and other factors, including expectation of future events that are believed to be reasonable under the circumstances.

Asset Acquisitions Versus Business Combinations

Management had to apply judgment with respect to whether the acquisition of assets of the DMT Program (as defined in Note 6), was an asset acquisition or business combination. The assessment required management to assess the inputs, processes, and outputs of the program acquired at the time of acquisition. Acquisitions that do not meet the definition of a business combination are accounted for as asset acquisitions. Pursuant to the assessment, the acquisition of the assets of the DMT Program was considered to be asset acquisition.

Determination of Purchase Price Allocations

Estimates are made in determining the fair value of assets and liabilities, including the valuation of separately identifiable intangibles acquired as part of an acquisition. Management exercises judgment in estimating the probability and timing of when cash flows are expected to be achieved, which is used as the basis for estimating fair value. Future performance results that differ from management’s estimates could result in changes to liabilities recorded, which are recorded as they arise through profit or loss. The fair value of identified intangible assets is determined using appropriate valuation techniques. Valuations are highly dependent on the inputs used and assumptions made by management regarding the future performance of these assets and any changes in the discount rate applied. Consideration paid for an asset acquisition is allocated to the individual identifiable assets acquired and liabilities assumed based on their relative fair values. Asset acquisitions do not give rise to goodwill.

ALGERNON NEUROSCIENCE INC. Notes to Financial Statements For the Eleven-Day Period from Incorporation on December 9, 2022 to December 19, 2022 (Expressed in Canadian dollars)

4.  SHARE CAPITAL

Authorized

Unlimited number of common shares without par value.

Issued and outstanding

As at December 19, 2022, there was 1 common share issued and outstanding.

During the eleven-day period from incorporation on December 9, 2022 to December 19, 2022, the Company issued one common share to Algernon Pharmaceuticals Inc., for $1.  The Company is a wholly owned subsidiary of Algernon Pharmaceuticals Inc.

5.  RISK AND CAPITAL MANAGEMENT

The Company manages its capital structure and makes adjustments to it based on the funds available to it in order to support its future business opportunities. The Company defines its capital as equity. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to manage its capital to be able to sustain the future development of the Company’s business. The Company currently has no source of revenues, and therefore, is dependent upon external financings to fund activities. In order to carry future projects and pay administrative costs, the Company will raise funding as needed. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company’s approach to capital management during the eleven-day period ended December 19, 2022. The Company is not subject to externally imposed capital requirements.

6.  SUBSEQUENT EVENTS

Subsequent to December 19, 2022, on December 20, 2022, the Company acquired all of the assets of the DMT Program in exchange for 20,000,000 common shares of the Company at a price of $1.3547 per share (the “transaction”).

The transaction does not constitute a business combination since the DMT Program of Algernon does not meet the definition of a business under IFRS 3. As a result, the transaction is accounted for as an asset acquisition. On the acquisition date, the DMT Program assets consisted solely of intangibles assets. When determining the initial measurement of an asset acquisition, the acquirer must assess both the fair value of the consideration paid as well as the fair value of each individual asset acquired.

As a non-monetary related party transaction, the transaction lacks commercial substance and thus, the intangible assets were measured at their carrying value of $34,283 at the acquisition date.

Additionally, on December 20, 2022, the Company signed a management agreement with Algernon Pharmaceuticals Inc. for a two-year period, with renewal periods available, ending on December 19, 2024 where Algernon Pharmaceuticals Inc. will provide management of the Company under the agreement for an annual fee of $500,000.

Additionally, on December 20, 2022, the Company adopted a Stock Option Plan (the "Plan"). The number of shares available for options to be granted under the Plan is a maximum of 10% of the number of shares outstanding. Stock options granted under the Plan vest immediately or over a period of time at the discretion of the Board of Directors.

ALGERNON NEUROSCIENCE INC.

Best Efforts Offering of

$10,000,000 Maximum Offering Amount (10,000,000 Shares of Common Shares)

OFFERING CIRCULAR

February 23, 2023

PART III

Index to Exhibits
Number	Exhibit

2.1	Articles of Incorporation (incorporated by reference to Exhibit 2.1 to the Company’s Form 1-A filed on December 28, 2022)

4.1	Form of Subscription Agreement

6.1	Asset Transfer and Trademark License Agreement, dated December 20, 2022, between Algernon Pharmaceuticals Inc. and Algernon Neuroscience Inc. (incorporated by reference to Exhibit 6.1 to the Company’s Form 1-A filed on December 28, 2022)

6.2	Management Services Agreement, effective December 20, 2022, between Algernon Neuroscience Inc. and Algernon Pharmaceuticals Inc. (incorporated by reference to Exhibit 6.2 to the Company’s Form 1-A filed on December 28, 2022)

6.3	Broker-Dealer Agreement, effective as of December 9, 2022, between Algernon NeuroScience, Inc. and Dalmore Group, LLC (incorporated by reference to Exhibit 6.3 to the Company’s Form 1-A filed on January 19, 2023)

6.4	Master Services Agreement, effective as of September 22, 2022, between Dalton chemical Laboratories, Inc. o/a Dalton Pharma Services and Algernon Pharmaceuticals Inc. (incorporated by reference to Exhibit 6.4 to the Company’s Form 1-A filed on December 28, 2022)

6.5	Algernon Neuroscience Inc. Stock Option Plan, effective as of December 20, 2022 (incorporated by reference to Exhibit 6.5 to the Company’s Form 1-A filed on December 28, 2022)

6.6	Agreement, effective July 29, 2022 between Algernon Pharmaceuticals Inc. and the Centre for Human Drug Research. (incorporated by reference to Exhibit 6.6 to the Company’s Form 1-A filed on December 28, 2022)

10.1	Power of Attorney (included on the signature page to the initial filing of this Offering Circular)

11.1	Consent of Smythe LLP

12.1	Opinion of McMillan LLP

14.1	Form F-X (incorporated by reference to Exhibit 14.1 to the Company’s Form 1-A filed on December 28, 2022)

99.1	Code of Business Conduct and Ethics (incorporated by reference to Exhibit 99.1 to the Company’s Form 1-A filed on December 28, 2022)

Notes
†  Portions of this exhibit have been omitted.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on February 23, 2023.

ALGERNON NEUROSCIENCE INC.

By:	/s/ Christopher J. Moreau

Christopher J. Moreau Chief Executive Officer (Principal Executive Officer)

This offering statement has been signed by the following persons in the capacities indicated on February 23, 2023.

Name	Title

/s/ Christopher J. Moreau	Chief Executive Officer and Director
Christopher J. Moreau	(Principal Executive Officer)

/s/ James Kinley	Chief Financial Officer and Secretary
James Kinley	(Principal Financial and Accounting Officer)

/s/ Harry J.F. Bloomfield KC	Director
Harry J.F. Bloomfield KC

/s/ Mark Williams	Director
Mark Williams

/s/ Raj Attariwala	Director
Raj Attariwala

/s/ Howard Gutman	Director
Howard Gutman